UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022
PROXY STATEMENT
& Notice of Annual Meeting

devon

UNITED WAY'S
SCHOOL SUPPLY

Commitment Runs Deep

LETTER TO STOCKHOLDERS

FROM THE EXECUTIVE CHAIR OF THE BOARD AND PRESIDENT AND CEO

Dear Fellow Stockholder:

The past year has been an extraordinary time for Devon. Early in 2021, Devon and WPX Energy completed a strategic merger and embarked on uniting the company’s workforce and propelling the company’s business to higher levels. The merger enhanced the scale of our operations, built a leading position in the most prolific energy asset in the United States (the Delaware Basin) and accelerated our cash-return business model that prioritizes free cash flow generation and the return of capital to shareholders. The merger also gave us the opportunity to further advance our vision for the future of the company.

Devon is first and foremost an energy company. Oil and gas enable us all to house and feed our families, heat and cool our indoor spaces, travel, manufacture necessities and carry out other essential activities. We are proud to produce the energy that makes this possible, and to do it safely, responsibly, and with care for the environment and our stakeholders.

Devon also realizes that the company’s success is highly dependent on the company’s environmental, safety, social and governance-focused efforts and has embraced the challenge in this area. Following the merger, we expanded the scope of our Board’s Governance Committee, re-naming it the Governance, Environmental, and Public Policy (GEPP) Committee, to overtly acknowledge our heightened focus on these areas. Devon also set ambitious targets to reduce the carbon intensity of our operations over the short- and medium-term and to ultimately reach net zero greenhouse gas (GHG) emissions for Scopes 1 and 2 by 2050. Devon’s recent performance history reflects our momentum in driving down our emissions. From 2018 to 2020, the GHG and methane emissions intensities of our operations fell by 27% and 58%, respectively. Further reductions in 2021 were driven by marked improvements in the company’s flaring intensity, which decreased to less than 1%.

The company is also focused on the wellbeing of our workforce and communities, and on being a valued community partner. As a result of the COVID-19 pandemic, we accelerated some social investments and modified our programs to help our partners meet immediate needs. With the help of Devon’s Diversity, Equity and Inclusion (DEI) Team, we launched new grants for community organizations in Oklahoma City. In Tulsa, to honor the community’s support of legacy WPX Energy, we made a series of grants to advance economic development, education, social services and community enrichment. We have high expectations for the DEI efforts of the company.

Financial markets have recognized Devon’s success over the past year: Devon posted the highest total shareholder return of any stock in the S&P 500 Index during 2021. We believe our strategic vision for the company will lead to continued success.

We respectfully ask for your voting support for the items described in more detail in the materials that follow.

Sincerely,

Dave Hager	Rick Muncrief
Executive Chair	President and CEO

Commitment Runs Deep

DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date 8:00 a.m. (Central Time) on June 8, 2022	Place Online at: www.virtualshareholdermeeting.com/DVN2022	Record Date April 11, 2022

Meeting Agenda

Stockholders will be asked to vote on the following proposals at the 2022 Annual Meeting of Stockholders (Annual Meeting):

Item	Board Recommendation
1 Election of Directors	FOR each director nominee nominated herein
2 Ratify the selection of the independent auditors for 2022	FOR
3 Approve, in an advisory vote, executive compensation	FOR
4 Approve the Devon Energy Corporation 2022 Long-Term Incentive Plan	FOR

Your Vote Is Important Regardless of whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares of Devon Energy Corporation common stock in any of the following ways:

ONLINE

Before the meeting you may vote your shares through the Internet by following the directions on your proxy card. Internet voting is available 24 hours a day. To vote online, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

PHONE

Call 1-800-690-6903 from a touch-tone phone and follow the voice instructions. To vote by phone, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

MAIL If you received a proxy card by mail, you can complete, sign, and date the form and return it by mail using the postage-paid envelope included in your package.

AT THE MEETING

Stockholders as of April 11, 2022 can vote at the meeting by visiting www.virtualshareholdermeeting.com/DVN2022. To vote at the meeting, you will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials. Online check-in will begin at 7:45 a.m. Central Time.

If you are a non-registered stockholder, please refer to the information forwarded by your bank, broker, or other holder of record to see which voting methods are available to you to vote in advance of the meeting.

Commitment Runs Deep

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 8, 2022:
Our 2022 Proxy Materials, including the 2022 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021, are available at www.proxydocs.com/dvn.

Each stockholder of record as of the close of business on April 11, 2022 (the record date) is entitled to receive notice of, attend, submit questions, and vote at the meeting. A Notice of Internet Availability or proxy card is being mailed beginning on April 22, 2022 to each stockholder of record as of the record date. A complete list of stockholders entitled to vote during the Annual Meeting will be available to our stockholders on the meeting website to view during the Annual Meeting. Stockholders may also examine this list at our principal executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting.

For specific information, please refer to the section “Frequently Asked Questions About the Annual Meeting” beginning on page 93.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Kirt Vice President Corporate Governance and Secretary Oklahoma City, Oklahoma April 22, 2022

Commitment Runs Deep

PROXY STATEMENT TABLE OF CONTENTS

Commitment Runs Deep

DEVON AT A GLANCE

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 8, 2022, at 8:00 a.m. (Central Time). All references in this Proxy Statement to we, our, us, Devon, or the Company refer to Devon Energy Corporation.

Our Company

Based in Oklahoma City, Devon employs approximately 1,600 people across our onshore oil, natural gas liquids, and natural gas assets located in New Mexico, North Dakota, Oklahoma, Texas, and Wyoming. On January 7, 2021, our Company completed a merger of equals transaction with WPX Energy, Inc. (the Merger). The combined company continues to operate under the name Devon. The strategic combination of the companies created a leading unconventional oil producer in the U.S., with an asset base underpinned by a premium acreage position in the economic core of the Delaware Basin, which is located in the most prolific geologic basin for oil in the United States.

1	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

Guided By Values

Because we’re guided by strong values, one of the first steps our newly merged company took was to define the values we all share — integrity, relationships, courage, and results.

Devon’s values
The newly blended values naturally build on one another to achieve results.

Integrity	Relationships	Courage	Results

Openness and honesty unite us and are at the core of everything we do.	We are caring, connected, and supportive of our employees and stakeholders and succeed as one team.	We take intelligent risks and share our successes and failures to continuously improve.	We always seek to achieve better results and make a positive and sustainable impact.

OUR PERFORMANCE

Devon achieved breakout performance in 2021. The combination of Devon and WPX Energy, Inc. (WPX) in early 2021 allowed the go-forward company to benefit from enhanced scale, improved margins, higher free cash flow, and financial strength. This in turn accelerated the return of cash to stockholders through the Company’s leading “fixed plus variable” dividend strategy. Financial and operational highlights for 2021 include the following:

•	Production in Devon’s prolific Delaware Basin asset averaged 416,000 barrels of oil equivalent (Boe) per day, a 34% increase from the first quarter of 2021 when the Merger closed.

•

Devon’s estimated proved reserves on a pro-forma basis for the combined company increased 15% to 1.6 billion Boe at year-end 2021 compared to year-end 2020, with proved undeveloped reserves accounting for 21% of the total.

•

The Company (i) achieved operating cash flow of $4.9 billion for 2021, which was more than triple the amount for the prior year, and (ii) realized free cash flow of $2.9 billion for the year, which was the highest level in Devon’s 50-year history.

•

Devon paid dividends of approximately $1.3 billion during 2021 and declared $663 million of dividends that were paid in the first quarter of 2022 based on the Company’s fourth-quarter 2021 performance.

2	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

OUR PEOPLE AND COMMUNITIES

Our Workforce and Communities

Our corporate culture supports individual, team, and company progress with family-friendly workplace practices, wellness programs, and opportunities to make and be accountable for decisions. Our recent efforts include the following:

•

During the COVID-19 pandemic, we have supported employees with flexible working arrangements and responsive wellness programs and incentives for proactive healthcare activities such as annual physicals.

•	We focus on communicating with our employees through regular virtual town hall meetings, online resources, one-on-one leader feedback, surveys, and other internal communication channels.

•

We have facilitated COVID-19 vaccinations for field employees, hosted a vaccination clinic at our headquarters for employees and their families, and provided financial incentives for employees to obtain COVID-19 vaccinations.

•

We have distributed over 10,000 at-home STEM resources for children and teachers in our operating areas who have been forced to utilize virtual learning during the pandemic. Overall, Devon has made more than $1 million in grants to educators in our U.S. operating areas in the past eight years and, in the Oklahoma City area, provided more than 88,000 K-12 students better access to educational opportunities through access to STEM educational opportunities.

•	We have made over $26.8 million in social investments in our communities over the past three years.

Diversity, Equity and Inclusion

We strive to cultivate inclusive, diverse, equitable, and respectful communities inside and outside our Company, which is reflected in our DEI programs. Our DEI vision is: Every person contributing to their fullest and making a positive impact every day. To make this a reality, we have active participation from our senior leaders, committed volunteer inclusion and diversity (I&D) leaders and allies, and insightful I&D programming.

What DEI means at Devon

Diversity	Equity	Inclusion

We believe it is foundational to Devon’s success that our team includes people with a variety of backgrounds, perspectives, experiences, and abilities.	We believe fairness is at the core of our culture, policies, and practices, and strive for all employees to have equal access to opportunities.	We believe in relationships and will ensure all employees feel seen, valued, heard, and connected.

3	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

OUR ENVIRONMENTAL FOCUS

To continuously improve our environmental performance, Devon is proactive and results oriented. We consider the potential impacts of our operations when planning activities and making decisions. We strive to comply with all applicable environmental laws and regulations, often going above and beyond what’s required. In the process, Devon incorporates technology, tools, and techniques that enable us to minimize or avoid effects on air, water, land, and wildlife.

Internally and externally, we are being called upon to do more to address the challenges of climate change. We have set aggressive targets to reduce the carbon intensity and other impacts of our operations, which are summarized below:

NET ZERO	50% REDUCTION IN GHG EMISSIONS INTENSITY FOR SCOPE 1 & 2 BY 2030	0.5% OR LOWER FLARING INTENSITY BY 2025	90%	ANNUAL ASSESSMENT
GHG EMISSIONS FOR SCOPE 1 & 2 BY 2050		ELIMINATE ROUTINE FLARING BY 2030	NON-FRESHWATER USAGE, FOR COMPLETIONS IN MOST ACTIVE DELAWARE BASIN OPERATING AREAS	OF DEVON CONTRACTORS IN KEY ESG PERFORMANCE AREAS BY 2023
	65% REDUCTION IN METHANE EMISSIONS INTENSITY BY 2030

Devon has a strong record of environmental performance and expects the improvements described below to continue as we sharpen our focus on our newly announced targets.

•	We reduced our Scopes 1 and 2 GHG and methane emissions intensities by 13% and 47%, respectively, from 2019 to 2020.

•	Our flared volume intensity in 2021 decreased to less than 1% from levels in excess of 2% as recently as two years ago.

•	We increased the volume of recycled water consumed by 10% in 2020 compared to 2019.

•	Since 2015, we have reused over 150 million barrels of water from our water treatment facilities.

•	At year-end 2021, we issued our updated 2021 Climate Change Assessment Report, which continues our alignment with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD).

4	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

OUR WORKPLACE SAFETY

Everyone at Devon – our leaders, employees, and contractors – is expected to actively participate in making Devon a safe place to work. We empower our team by providing comprehensive safety resources, measuring leading and lagging indicators, setting corporate safety goals, and incorporating our safety metrics into our compensation. Key features of our workplace safety program include the following:

•	We have integrated our safety governance structure and teams following the Merger and elevated the importance of safety by creating the new position of Vice President of ESG and EHS.

•

Legacy company best practices for vehicle driving safety, serious incidents and fatalities (SIF) review processes, and contractor management practices have been enhanced in order to spur improved performance.

•	During 2021, Devon recorded SIF events at a rate of 0.07 per 200,000 employee hours worked, which was significantly lower than the Company’s goal for the year.

•	We support anyone who exercises their “Stop Work Responsibility” to stop a job and call for a safety meeting if they see an unsafe situation.

OUR ESG, FINANCIAL, AND OTHER REPORTING

We invite you to review our 2021 Sustainability Report, 2021 Climate Change Assessment Report, our Annual Report on Form 10-K for the 2021 fiscal year filed with the SEC on February 16, 2022, and other reports and documents available on our website (www.devonenergy.com).

5	Commitment Runs Deep

OUR BOARD

WHO WE ARE

Our Nominees for Election

BARBARA M. BAUMANN	Age: 66 Director Since: 2014 Committees • Chair, Governance, Environmental, and Public Policy • Audit

Principal occupation or employment

•  President and Owner, Cross Creek Energy Corporation

Certain other directorships

•  National Fuel Gas Company. Serves on the audit and financing committees

•  Putnam Mutual Funds (vice chair, independent board of trustees)

•  First Reserve Corporation (senior advisor). Serves on the boards of three private portfolio companies: Ascent Resources, IOG Resources, and Texas American Resources II

•  Previously served on the board of Buckeye Partners, L.P.

Barbara M. Baumann joined the Board in January 2014. She is president and owner of Cross Creek Energy Corp., an energy advisory firm with investments in domestic oil and natural gas. She is currently on the board of National Fuel Gas Company and serves on the audit and financing committees. Baumann is a senior advisor for First Reserve Corp., a private equity firm focused on energy, and serves on the boards of three of First Reserve Corp.’s portfolio companies, Ascent Resources, IOG Resources, and Texas American Resources II. In addition, she is vice chair of the independent board of trustees of Putnam Mutual Funds. Previously, Baumann served in various areas of finance and operations during an 18-year career with Amoco (later BP Amoco). Those roles included chief financial officer of Ecova Corp., Amoco’s wholly owned environmental- remediation unit, and vice president of Amoco’s San Juan Basin business unit. She earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Ms. Baumann brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional. Her insights on investor dynamics deepen our Board’s understanding on ESG-related initiatives.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

JOHN E. BETHANCOURT	Age: 70 Director Since: 2014 Committees • Chair, Reserves • Compensation • Governance (2014-2018)

Principal occupation or employment

•  Former Executive Vice President for Technology and Services, Chevron

Certain other directorships

•  Previously served on the board of trustees of the Texas A&M Foundation

•  Past director of the Society of Petroleum Engineers

•  Former director of the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt joined the Board in January 2014. He is a retired Chevron executive, serving most recently as executive vice president for technology and services, where he oversaw Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Bethancourt began his career with Getty Oil Co. in 1974 and joined Texaco Inc. through a 1984 merger. He earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Mr. Bethancourt is an experienced and accomplished leader. His broad competencies in matters impacting the energy industry strengthen the collective capabilities of the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

6	Commitment Runs Deep

WHO WE ARE (cont’d)

ANN G. FOX	Age: 45 Director Since: 2019

Principal occupation or employment

•  President and Chief Executive Officer, Nine Energy Service, Inc.

Certain other directorships

•  Nine Energy Service, Inc.

•  American Petroleum Institute

•  Baker Institute (board of advisors)

•  Groton School

Ann G. Fox joined the Board in June 2019. She is president, chief executive officer, and a board member of Nine Energy Service, Inc. (Nine), a Houston-based oilfield services company. Fox joined Nine in 2013 and previously served as chief financial officer and vice president of strategic development. Prior to joining Nine, she worked for SCF Partners, a private-equity firm supporting the oilfield services and equipment industries. Fox also has experience as an investment banking analyst and as a Marine, where she served several tours of duty in Iraq on a team that reported directly to Gen. David Petraeus. She received a bachelor’s degree in diplomacy and security in world affairs from Georgetown University and a master’s in business administration from Harvard University. Fox currently serves on the Board of the American Petroleum Institute, the Board of advisors of Rice University’s Baker Institute, and Board of Trustees of Groton School.

Ms. Fox brings to the Board her significant and unique career experiences, knowledge of the energy industry and capital markets, and perspective as a leader. Her recognition of upstream business and operational developments contributes to the Board’s overall performance.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

DAVID A. HAGER	Executive Chair of the Board Age: 65 Director Since: 2016 Committees • Chair, Dividend

Principal occupation or employment

•  Executive Chair, Devon Energy Corporation

Certain other directorships

•  Independent Petroleum Association of America

•  Previously served on the boards of the managing member and general partner of EnLink Midstream, LLC and EnLink Midstream Partners, LP, respectively

David A. Hager was appointed Executive Chairman of the Board in January 2021 following the Merger. Hager most recently served as Devon’s President and Chief Executive Officer from 2015 until the closing of the Merger and as a director since 2016. He previously served on the Board from 2007 until 2009, when he joined the Company as executive vice president of exploration and production and subsequently as chief operating officer. From 1999 to 2006, he was employed by Kerr-McGee Corp., serving in various capacities, most recently as chief operating officer. Hager has a bachelor of science degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Mr. Hager brings to the Board his broad knowledge of the energy industry and his experience as an accomplished leader and business professional. His understanding of Devon’s strategic progression, assets, and operations provides critical perspectives for the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

7	Commitment Runs Deep

WHO WE ARE (cont’d)

KELT KINDICK	Lead Director Age: 67 Director Since: 2021 Committees • Audit • Dividend • Reserves

Principal occupation or employment

•  Former Chief Financial Officer and Partner at Bain & Company

Certain other directorships

•  Bain & Company, Inc. (advisory partner)

•  Previously served on WPX’s board of directors as lead director and chairman of its nominating, governance, environmental and public policy committee

•  Previously a member of The Advisory Board Company

Kelt Kindick joined the Board in January 2021 following the Merger and was named Devon’s lead independent director. Kindick became a member of WPX’s board of directors in 2013. He currently serves as an advisory partner for Bain & Company, Inc., a management consulting firm. Kindick retired from Bain & Company in December 2012, serving most recently as chief financial officer and partner. He joined Bain & Company in 1980, was elected partner in 1986, served as managing director of the firm’s Boston office from 1991 to 1996, and as chairman of the firm’s executive committee from 1998 to 1999. Kindick also served as chief financial officer of the Commonwealth of Massachusetts from 2003 to 2004. He received a bachelor’s degree from Franklin & Marshall College and a master’s in business administration from Harvard Business School.

Mr. Kindick brings to the Board his experience in strategic roles across a broad range of industries. His insights on governance and other matters enhances Board discussions.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

JOHN KRENICKI JR.	Age: 59 Director Since: 2018 Committees • Audit • Reserves • Compensation (2018-2021) • Governance (2018-2021)

Principal occupation or employment

•  Vice Chairman at Clayton, Dubilier & Rice, LLC

Certain other directorships

•  Non-executive chairman of Brand Industrial Holdings, Inc., Artera Services, and Wilsonart International Holdings LLC., which are privately held entities controlled by Clayton, Dubilier & Rice, LLC

•  Lead director on the board of Cornerstone Building Brands, Inc. and serves as chairman of the nominating and corporate governance committee and executive committee and as a member of the compensation committee

John Krenicki Jr. joined the Board in June 2018. He is vice chairman at the private-equity investment firm Clayton, Dubilier & Rice LLC (CD&R) and is chairman of three privately held entities controlled or jointly controlled by CD&R. With respect to public company boards, Krenicki is currently lead director of Cornerstone Building Brands, Inc. and serves as chairman of the nominating and corporate governance committee and executive committee and as a member of the compensation committee. Previously, Krenicki built a 29-year career at General Electric Co., where he served as vice chairman as well as president and CEO of GE Energy, among other executive positions. He has a master’s degree in management from Purdue University and a bachelor’s degree in mechanical engineering from the University of Connecticut. He also is a member of the National Petroleum Council.

Mr. Krenicki brings to the Board his extensive knowledge of the overall energy industry and his experience as executive, leader, and owner of a range of enterprises. His recognition of market dynamics and entrepreneurial change deepens the overall capabilities of the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

8	Commitment Runs Deep

WHO WE ARE (cont’d)

KARL F. KURZ	Age: 60 Director Since: 2021 Committees • Compensation • Governance, Environmental, and Public Policy • Reserves

Principal occupation or employment

•  Former managing director of CCMP Capital Advisors LLC and Chief Operating Officer of Anadarko Petroleum Corporation

Certain other directorships

•  Non-executive chairman of American Water Works Company, Inc.

•  Previously served on WPX’s board of directors and its audit committee

•  Previously served on the board of SemGroup Corporation

Karl F. Kurz joined the Board in January 2021 following the Merger. Kurz became a member of WPX Energy’s board of directors in 2014. He currently serves as non-executive chairman of American Water Works Company, Inc. Previously, from 2009 until his retirement in 2012, Kurz served as managing director, co-head of the energy group, and member of the investment committee at CCMP Capital Advisors LLC, a leading global private equity firm focused on energy investments. Prior to joining CCMP, he spent nine years with Anadarko Petroleum Corporation, most recently serving as chief operating officer responsible for overseeing the company’s global exploration and production, marketing, midstream, land, technology, and service businesses. Kurz holds a bachelor’s of science, magna cum laude, in petroleum engineering from Texas A&M University and he is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Kurz brings to the Board his significant experience in the energy industry. He has served in leadership positions and provides candid perspectives on the Company and the industry.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

ROBERT A. MOSBACHER, JR.	Age: 70 Director Since: 2009 Committees • Chair, Compensation • Governance, Environmental, and Public Policy • Reserves (2019-2021) • Lead Director (2015-2019)

Principal occupation or employment

•  Chairman of Mosbacher Energy Company

Certain other directorships

•  Center for Global Development

•  Previously served as a director of Calpine Corporation from 2009 until the company was acquired in 2018

•  Previously served as a member of Devon’s Board from 1999 until 2005

Robert A. Mosbacher, Jr. was appointed to the Board in April 2009. Mosbacher previously served as a member of the Board from 1999 until 2005, at which time he resigned to accept an appointment by the Bush administration to serve as president and chief executive officer of the Overseas Private Investment Corp., an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He is chairman of Mosbacher Energy Co., an independent oil and gas exploration and production company. He is chair of the Development Advisory Council for the U.S. International Development Finance Corporation, which supports investment in the developing world. Mosbacher also currently serves on the board of the Center for Global Development and the National Archives Foundation. He has a bachelor’s degree in political science from Georgetown University and a law degree from Southern Methodist University.

Mr. Mosbacher brings to the Board his leadership experience in the energy industry, as well as in state and federal government. His strategic mindset and broad understanding of the Company provides important perspectives for the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

9	Commitment Runs Deep

WHO WE ARE (cont’d)

RICHARD E. MUNCRIEF	Age: 63 Director Since: 2021 Committees • Dividend

Principal occupation or employment

•  President and Chief Executive Officer, Devon Energy Corporation

Certain other directorships

•  Williams Companies, Inc. Serves on Compensation & Management Development and Environmental, Health & Safety Committees

•  American Petroleum Institute (board of directors and the executive committee)

•  American Exploration & Production Council (board of directors and the executive committee)

•  Previously served as chairman of WPX’s board of directors

Richard E. Muncrief was appointed to the Board and elected president and chief executive officer of the Company in January 2021 following the Merger. Muncrief served as chief executive officer and chairman of the board of WPX Energy until the Merger. He became a member of WPX Energy’s board of directors in 2014. Muncrief also currently serves on the board of directors of Williams Companies, Inc.

Prior to joining WPX, he served as senior vice president, operations and resource development of Continental Resources, Inc. Muncrief was earlier employed from August 2008 through May 2009 by Resource Production Company where he served as corporate business manager. From September 2007 to August 2008 he served as president, chief operating officer, and as a director of Quest Midstream Partners, LP. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil, and El Paso Exploration. Muncrief holds a bachelor’s of science in petroleum engineering technology from Oklahoma State University, where he has also been recognized as a distinguished alumnus and is a member of the College of Engineering, Architecture & Technology Hall of Fame. He serves on the board of directors and the executive committee of the American Petroleum Institute. He is a past chairman and currently serves on the board of directors and the executive committee of the American Exploration & Production Council. Muncrief also serves on the national advisory board of the Gilcrease Museum.

Mr. Muncrief is a proven leader in the energy industry. His understanding of WPX’s and the post-Merger combined Company’s operations and assets provide valuable Board-level perspective.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

DUANE C. RADTKE	Age: 73 Director Since: 2010 Committees • Compensation • Reserves • Chair of the Board (2019-2021) • Vice Chair of the Board (2018-2019)

Principal occupation or employment

•  President and Chief Executive Officer, Valiant Exploration LLC

Certain other directorships

•  Previously served as a director of Kris Energy Ltd.

•  Previously chairman of the American Exploration & Production Council

Duane C. Radtke joined the Board in August 2010 and served as chairman from June 2019 until January 2021. Since 2008, Radtke has served as president and CEO of Valiant Exploration LLC, a privately-held, family-owned investment company. Previously, he served as president and CEO of Dominion Exploration and Production, a subsidiary of Dominion Resources Inc. Prior to working at Dominion, Radtke was a senior executive with Santa Fe Snyder. Radtke earned a bachelor’s degree in mining engineering from the University of Wisconsin.

Mr. Radtke brings to the Board his extensive strategic leadership in and knowledge of the energy industry. His experiences in the industry through multiple economic cycles yields insightful observations in Board discussions.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

10	Commitment Runs Deep

WHO WE ARE (cont’d)

VALERIE M. WILLIAMS	Age: 65 Director Since: 2021 Committees • Chair, Audit • Reserves

Principal occupation or employment

•  Former Southwest Region Assurance Managing Partner at Ernst & Young LLP

Certain other directorships

•  Omnicom Group, Inc. Serves on the Audit and Finance Committees

•  DTE Energy. Serves on the Governance Committee and Audit Committee (Chair)

•  Franklin Templeton Funds (independent board of trustees)

•  Previously served on WPX’s board of directors and its audit committee

Valerie M. Williams joined the Board in January 2021 following the Merger. Williams became a member of WPX Energy’s board of directors in 2018. Williams is a member of the board of directors of Omnicom Group, Inc., a global advertising and public relations firm, where she serves on the audit and finance committees. She is also a member of the board of directors of DTE Energy, an electric and natural gas utility, where she serves as chair of the audit committee and as a member of the corporate governance committee. Williams is also a member of the independent board of trustees overseeing several Franklin Templeton funds. Williams began her career with Ernst & Young LLP in 1981 and has over 35 years of audit and public accounting experience serving numerous global companies. Prior to her retirement in 2016, Williams most recently served as the firm’s southwest region assurance managing partner, a position she assumed in 2006. She held several senior leadership positions at Ernst & Young and also served on several strategic committees, including the firm’s partner advisory council, inclusiveness council, audit innovation task force, and the diversity task force. She received a bachelor’s degree from the University of North Texas and a master’s in business administration from the University of Houston.

Mrs. Williams brings to the Board her extensive experience as a certified public accountant, including 35 years at a premier accounting firm serving clients in the energy and technology sectors. She has strong leadership skills and background with accounting and financial reporting matters at complex organizations.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

11	Commitment Runs Deep

WHO WE ARE (cont’d)

Director Skills and Experience

The Board is committed to maintaining a diverse and inclusive membership with varying experience, characteristics, and expertise that align with our business strategy. Our Director nominees, individually and as a group, have skills and experiences that are highly relevant for an upstream energy company like Devon. Fundamental skills and experiences of our Board nominees include strengths in the areas of:

•	prior service in senior leadership at a substantial business enterprise;

•	experience with operations, development, or other principal functions of an energy company;

•	effective communication skills, especially concerning strategy and analytical decision-making;

•	acumen in the area of financial statements, cash flows, and other financial and accounting matters; and

•	prior service on the board of a public company.

The matrix below provides a summary of the background and certain other key skills and experiences of our Director nominees.

Director Nominees	BAUMANN	BETHANCOURT	FOX	HAGER	KINDICK	KRENICKI	KURZ	MOSBACHER	MUNCRIEF	RADTKE	WILLIAMS
Age	66	70	45	65	67	59	60	70	63	73	65
Diversity	▲		▲								▲
Key Skills and Experience

Human Capital Mgt./Comp.	●	●	●	●	●	●	●	●	●	●	●

Engineering Education/Experience		●		●		●	●		●	●

Finance/Capital Allocation	●	●	●	●	●	●	●	●	●	●	●

Regulatory/Policy Matters			●	●	●	●	●	●	●	●

Technology or Cybersecurity		●		●		●

Environmental Matters	●	●					●	●	●

Corp. Governance/Risk Mgt.	●	●	●	●	●	●	●	●	●	●	●

Investment Management/Stewardship	●		●		●	●	●				●

▲ = All three are women. Ms. Williams is Black/African American.

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WHO WE ARE (cont’d)

TENURE* The tenure of our Director nominees reflects a balance of experience and fresh perspectives. *Tenure calculated as of the date of this Proxy Statement.	DIVERSITY Our Director nominees voluntarily self-disclose their race, ethnicity, and gender. The aggregate of these disclosures is reflected in the diversity representation shown below.

INDEPENDENCE* Eight of Devon’s 11 Director nominees qualify as independent under NYSE standards and SEC regulations. *Independence reflected as of the date of this Proxy Statement.

Practices for Considering Diversity

The Charter of the GEPP Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board in the context of the then-current composition of the Board. This assessment considers a range of factors that are outlined in the Charter and our Corporate Governance Guidelines. The Board considers diversity of skills, background, and experience, as well as gender, race and ethnicity, to be critical features of a high-functioning Board. Our Corporate Governance Guidelines reflect that the GEPP Committee seeks to include, and requires any search firm that it engages to endeavor to include, women and minority candidates in the pool from which the Committee selects director candidates.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board has nominated eleven directors for election at the Annual Meeting. Each Director will serve for a term ending at the next Annual Meeting and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, disqualification, resignation, or removal. All of the nominees are currently Devon Directors.

Within each nominee’s biography and the matrix above, we have highlighted the notable skills and qualifications that contributed to his or her selection as a nominee to our Board.

We have no reason to believe that any of the nominees for Director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote

“FOR” the election of the director nominees listed above.

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HOW WE ARE SELECTED, COMPRISED, AND EVALUATED

GOVERNANCE, ENVIRONMENTAL, AND PUBLIC POLICY COMMITTEE REPORT

The Governance, Environmental, and Public Policy Committee is currently comprised of four independent Directors and operates under a written charter approved by the Board. In March 2021, the GEPP Committee modified the scope of its responsibilities to memorialize oversight in the areas of environmental, health and safety, public policy, stockholder engagement, and sustainability. This prompted a change in the name of the GEPP Committee from “Governance Committee” to “Governance, Environmental, and Public Policy Committee.” The GEPP Committee Charter and the other documents referenced in this report may be viewed at www.devonenergy.com. Below is a summary of key features of our corporate governance framework, including our approach to Board nominations.

Corporate Governance

The GEPP Committee plays a leadership role in shaping the Company’s corporate governance. It periodically reviews the Company’s corporate governance practices along with best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that addresses the interests of the Company’s stakeholders.

Highlights of Our Corporate Governance Framework	Principal Documents for Our Corporate Governance Standards

•  Annual election of all Directors

•  Majority voting in uncontested elections

•  Independent Lead Director in the event the Chair of the Board is not independent

•  Executive sessions of Independent Directors

•  Stockholder right to call a special meeting

•  Proxy access right

•  Board participation in succession planning

•  Corporate Governance Guidelines

•  Charters for each of the Board’s Committees

•  Code of Business Conduct and Ethics for all Directors, officers, and employees

•  Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer

Board of Director Nominations

The GEPP Committee is responsible for nominating qualified candidates to serve on the Board and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate.

In alignment with the Board’s philosophy, the GEPP Committee assures that a diverse group of qualified candidates is in the pool from which the nominees for the Board are chosen. The GEPP Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes, and skills of each of the nominees for Director at the 2022 Annual Meeting. Our Corporate Governance Guidelines outline certain foundational qualifications for our nominees, as well as certain expectations of our Directors upon their election to the Board.

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HOW WE ARE SELECTED, COMPRISED, AND EVALUATED (cont’d)

Qualifications of Our Directors	Expectations of Our Directors
• Integrity and accountability • Informed judgment • Peer respect • High performance standards

•  Mandatory retirement at the Annual Meeting immediately following the 74th birthday of a Director

•  Ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five-year period after election along with a holding requirement for those who have yet to meet the ownership requirement

•  Recommendation that a Director not serve on more than three public company boards in addition to serving on the Company’s Board

•  Approval of the GEPP Committee to serve as a director, officer, or employee of a competitor of the Company

•  Requirement that a Director advise the Chair of the Board and the Chair of the GEPP Committee in advance of accepting any invitation to serve on other public company boards or any assignment to the audit or compensation committees of the board of any public company of which such Director is a member

•  Requirement that a Director promptly advise the Chair of the Board and the Chair of the GEPP Committee upon accepting service on private or non-profit boards

The GEPP Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2023 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance, Environmental, and Public Policy Committee of the Board of Directors, Attention: Chair of the Board of Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a recommendation must be received between February 8, 2023 and March 10, 2023, in order to be considered a timely notice. The stockholder’s notice must contain, among other things:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other similar transaction has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2023 Annual Meeting to bring such business before the meeting; and

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HOW WE ARE SELECTED, COMPRISED, AND EVALUATED (cont’d)

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the GEPP Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The GEPP Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain corporate governance best practices.

Governance, Environmental, and Public Policy Committee

Barbara M. Baumann, Chair

Kelt Kindick

Karl F. Kurz

Robert A. Mosbacher, Jr.

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HOW WE ARE GOVERNED AND GOVERN

Committees

During 2021, the Board had four standing Committees: Audit, Compensation, Governance, Environmental, and Public Policy (GEPP), and Reserves. The Charters for our Committees are available on the Company’s website, www.devonenergy.com. Below we reflect each Committee’s current membership, core duties and responsibilities, recent activities and key focus areas.

	BAUMANN [2]	BETHANCOURT	FOX	HAGER [1]	KINDICK [1,2]	KRENICKI	KURZ	MOSBACHER	MUNCRIEF [1]	RADTKE	WILLIAMS [2]

Audit	✓				✓	✓

Compensation		✓					✓			✓

GEPP					✓		✓	✓

Reserves						✓	✓			✓	✓

  Committee Chair

[1]

Dividend Committee member. The Board maintains a dividend committee to assist with the declaration and payment of dividends on Devon’s common stock in accordance with the dividend policy of the Company.

[2]	Audit Committee financial expert

Audit Committee

•	Monitors the integrity of the Company’s financial statements and reporting system;

•	Oversees the Company’s compliance with legal and regulatory requirements;

•	Appoints the independent auditors and monitors their performance, qualifications, and independence;

•	Oversees the Company’s internal audit function and reviews significant internal audit findings and management’s actions to address those findings;

•	Reviews the Company’s financial risk exposure and the steps management has taken to monitor and control such exposure; and

•	Monitors the business practices and ethical standards of the Company.

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HOW WE ARE GOVERNED AND GOVERN (cont’d)

RECENT ACTIVITIES AND KEY FOCUS AREAS

¡  Met shortly following the closing of the Merger to:

➢  review with management and the independent auditors significant accounting and reporting matters of the legacy companies,

➢  review and discuss the audits performed by the Company’s internal auditors in 2020, as well as the findings and recommendations arising from such audits,

➢  review the Company’s system of internal controls over financial reporting,

➢  evaluate the status of risk management for the Company, and

➢  align the governance framework of the go-forward Audit Committee;

¡  Reviewed and discussed the audit results of the legacy companies for 2020 prior to the filing of Devon’s 10-K for fiscal year-end 2020 and met with the respective independent auditors concerning such results;

¡  Reviewed and discussed the earnings materials and periodic reports for each quarter of the year;

¡  Received reports and interacted with management about legal, regulatory and tax matters, cybersecurity, environmental, social and governance (ESG) matters, and other topical issues; and

¡  Met in executive session on a regular basis with the independent auditors and Devon personnel responsible for the Company’s internal audit function, financial reporting, and legal and regularly compliance.

Number of Meetings held in 2021: 9

Compensation Committee

•	Reviews and approves the Company’s compensation philosophy and strategy;

•	Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies;

•	Reviews and approves the Company’s employee benefit and incentive programs;

•	Annually reviews and determines total compensation for each management Director;

•	Reviews and approves total compensation for the Company’s executive officers;

•	Reviews with the President and CEO and advises the Board with regard to executive officer succession planning;

•	Evaluates and recommends compensation or revisions to compensation for members of the Board; and

•	Assesses and considers the independence of any advisor that provides advice to the Compensation Committee.

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HOW WE ARE GOVERNED AND GOVERN (cont’d)

RECENT ACTIVITIES AND KEY FOCUS AREAS

¡  Met shortly following the closing of the Merger to:

➢  review the compensation programs and practices at the legacy companies,

➢  discuss the compensation budget and outstanding compensation decisions for the go-forward company, and

➢  establish the anticipated calendar of items for consideration at the Compensation Committee’s 2021 meetings;

¡  Reviewed and approved the peer group and corporate goals scorecard for the Company’s bonus opportunity for 2021;

¡  Analyzed financial, ESG, and other metrics used in the incentive programs of energy companies; and

¡  Met with the GEPP Committee, reviewed and discussed with management Devon’s DEI metrics, as well as actions and strategy for improving Devon’s workforce DEI.

Number of Meetings held in 2021: 10

Governance, Environmental, and Public Policy (GEPP) Committee

•	Identifies and recommends qualified individuals to become Board members;

•	Evaluates and recommends nominees for election as directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings;

•	Develops, recommends, and reviews corporate governance guidelines for the Company;

•	Reviews the Company’s policies and performance relating to the Company’s environmental, health, and safety efforts, and the Company’s approach to social responsibility;

•	Reviews the Company’s performance and stakeholder engagement on key ESG matters;

•	Advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders; and

•	Oversees management in setting strategy, establishing goals, and integrating sustainability into strategic and tactical business activities across the Company to create long-term shareholder value.

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HOW WE ARE GOVERNED AND GOVERN (cont’d)

RECENT ACTIVITIES AND KEY FOCUS AREAS

¡  Met shortly following the closing of the Merger to:

➢  review the governance and ESG approaches at the legacy companies,

➢  consider and approve the role of the lead director at the go-forward company, and

➢  evaluate the ESG profile of the go-forward company and the commentary of Devon’s stakeholders on ESG matters;

¡  Adopted a new Charter for the GEPP Committee that expanded the GEPP Committee’s responsibilities to, among other things, underscore environmental performance and integration of sustainability into our business activities;

¡  Reviewed and discussed management’s reports on interactions with Devon’s stakeholders, including those with the stewardship groups of Devon’s investors;

¡  Received updates on policy matters impacting (or potentially impacting) Devon and discussed Devon’s and its trade associations’ engagement on such matters;

¡  Reviewed Devon’s performance on key environmental metrics, including Scopes 1 and 2 GHG emissions;

¡  Discussed and endorsed Devon’s environmental targets announced in June 2021 and the tactics for meeting such targets;

¡  Received Devon’s ESG reporting prior to publication, including Devon’s 2021 Sustainability Report and Climate Change Assessment Report, and engaged with management on the content of such reporting; and

¡ With the Compensation Committee, reviewed and discussed with management Devon’s DEI metrics, as well as actions and strategy for improving Devon’s workforce DEI.

Number of Meetings held in 2021: 6

Reserves Committee

•	Oversees an annual review and evaluation of the Company’s consolidated oil, natural gas, and natural gas liquids reserves;

•	Oversees the integrity of the Company’s reserves evaluation and reporting system;

•	Assesses the reserves disclosure for the Company’s compliance with legal and regulatory requirements related to its oil, natural gas, and natural gas liquids reserves;

•	Reviews the qualifications and independence of the Company’s independent engineering consultants;

•	Monitors the performance of the Company’s independent engineering consultants; and

•	Monitors and evaluates the Company’s business practices and standards in relation to the preparation and disclosure of its oil, natural gas, and natural gas liquids reserves.

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HOW WE ARE GOVERNED AND GOVERN (cont’d)

RECENT ACTIVITIES AND KEY FOCUS AREAS

¡ Met shortly following the closing of the Merger to review and discuss the reserves evaluation results of the legacy companies for 2020 prior to the filing of Devon’s 10-K for fiscal year-end 2020;

¡ Reviewed the pro forma reserves data of the go-forward company; and

¡ Discussed the approach of the legacy companies for reserves valuations and reviewed and approved the go-forward company’s policies for booking proved reserves.

Number of Meetings held in 2021: 2

Our Board met seventeen times in 2021. All Directors attended at least 88% of the total meetings of the Board and the respective Committees on which they served.

All Directors are expected to attend the Annual Meeting of Stockholders unless there are extenuating circumstances. All of our Directors attended our 2021 Annual Meeting of Stockholders.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics; and

•	Code of Ethics for CEO, CFO, and CAO.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who, as determined by the Board, meets the NYSE definition of independence. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries, and our affiliates. The Board has affirmatively determined that each of the current Directors, with the exception of Ann G. Fox, David A. Hager, and Richard E. Muncrief, (i) is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, and (ii) has no material relationship with us that would interfere with the exercise of independent judgment.1

[1]	In addition, the Board affirmatively determined that D. Martin Phillips, who served on the Board until March 2021, was independent during the time he served as a Director.

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HOW WE ARE GOVERNED AND GOVERN (cont’d)

In evaluating whether Ms. Fox is independent, the Board considered that Ms. Fox serves as Chief Executive Officer, President, and Secretary, and as a Director of Nine Energy Service, Inc. (Nine), which provides services to Devon. Devon purchases services from Nine in the ordinary course of business, and Ms. Fox is not personally involved in such transactions. For 2021 and 2020, Devon’s payments to Nine amounted to less than 2% of Nine’s consolidated gross revenues. However, based on a categorical test under applicable NYSE standards, the Board did not determine that Ms. Fox is independent since Devon’s payments to Nine represented 2.18% of Nine’s consolidated gross revenue in 2019.

Related Person Transactions

The Company maintains a written policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock. All directors and officers are required to identify business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Based on this information, Devon staff review Devon’s records and make follow-up inquiries as necessary to identify potentially reportable related person transactions. A report summarizing such transactions is provided to the Board’s Audit Committee.

The Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a Committee member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related person would be disclosed in accordance with SEC rules. However, based on the Committee’s review, the Committee has not identified any transactions that qualify as related person transactions.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chair of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chair of the Board and CEO. Upon the closing of the Merger, the Board appointed David A. Hager as Executive Chair and named Richard E. Muncrief (WPX’s President, CEO, and Board Chair) to succeed Mr. Hager as President and CEO of the Company. This structure promoted the objective of ensuring continuity in leadership of the go-forward Company. In accordance with Devon’s Corporate Governance Guidelines, the Board appointed a Lead Director upon selecting a non-independent Chair of the Board.

Devon’s Board and Board leadership consistently emphasize open, substantive communication among members of the Board and between the Board and management, with a view toward consensus-building and alignment. The Board regularly engages in practices that allow for fulsome discussions about the effectiveness of the Chair and Lead Director, as well as the Board and Board Committees.

Lead Director

The Board appointed Kelt Kindick as Lead Director effective with the closing of the Merger. Pursuant to Devon’s Corporate Governance Guidelines, the Lead Director must be an independent Director and meet certain other

23	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

qualifications, which include familiarity with corporate governance best practices and related procedures. The Lead Director is responsible for presiding over, and is authorized to convene, executive sessions of the Board in which members of management are not present, as well as executive sessions in which only independent Directors are present. Among other duties and responsibilities, the Lead Director provides input to the Executive Chair and President and CEO on Board agendas, items of discussion, and meeting materials, and serves as a resource for fostering communication among the Board and management.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, which includes, among other things, determining whether the Company’s risk-management programs are appropriately designed and implemented in light of the Company’s material risks. To assist it in this role, the Board has delegated to four standing Board Committees certain matters relating to the risks inherent in the Committees’ respective areas of oversight, with each Committee regularly reporting to the full Board. Our management team is, in turn, responsible for executing the directives of the Board and those Committees with respect to the Company’s risk management programs, including by overseeing and reporting on Devon’s day-to-day efforts to manage risk.

Devon employs a variety of governance and analytical measures to identify and evaluate the risks to our business. We use an enterprise-wide risk management framework that includes an annual analysis of the top risks to the Company. This analysis asks the Board, management, and certain internal subject matter experts to consider the likelihood that certain risks could result in an impact to the Company and to identify, among other things, the Company’s level of preparedness for those risks. The Board and management then use the results from this analysis and other exercises to determine and prioritize the material risks to our business. In addition to this annual review process, the Board also considers developments as they arise to assess the risk they pose to the Company. For example, as we considered strategic actions in the area of ESG following the closing of the Merger, we enhanced our oversight of ESG and public policy matters by expanding the scope of our Board’s Governance Committee, re-naming it the Governance, Environmental, and Public Policy Committee. For a more detailed discussion of the material risks of the Company, please see our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC.

Cybersecurity risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, Devon has adopted an information security program, which uses sophisticated technology and processes and is aligned with the National Institute of Standards and Technology Cybersecurity Framework for risk management. Our management team provides the Audit Committee and the full Board with regular updates regarding this program, as well as on trends in cyberattack activities and other developments impacting our digital security.

High-Level Oversight and Coordination of ESG Efforts

The Company recognizes that ESG matters are important for Devon and Devon’s stakeholders. Following the closing of the Merger, Devon created a new executive position of vice president of EHS/ESG and immediately proceeded with aggregating ESG programs and data of Devon and WPX. The Board and the GEPP Committee were apprised of Devon’s progress, with a view toward reviewing in advance the environmental targets that were announced in June 2021. The Board and management continue to provide support for the Company’s ongoing efforts in this area. Devon’s Executive Committee, Board GEPP Committee, and the full Board receive regular updates on our ESG efforts and expect high performance in this area.

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HOW TO COMMUNICATE WITH US

The Board believes it is important to cast a wide net for input to inform its decision making and considers input from stockholders to be critical. Accordingly, the Board maintains a number of ways to receive feedback from stockholders and other stakeholders.

•	Our Directors attend our Annual Meeting of Stockholders.

•	Our Directors participate in director education programs that include investors and investor commentary.

•	Our Directors listen to Devon’s quarterly conference calls with investors and receive reports with analyst commentary on the Company’s performance.

•	Our Board receives updates on the communication received from the Company’s reporting helplines.

•	Our Board values direct stockholder engagement with the Company, which is detailed below.

Devon has a long-standing practice of engagement with our stockholders throughout the year with respect to corporate governance topics and our executive compensation program. Over the past year, Devon has continued to emphasize engagement with our stockholders, especially with respect to ESG matters. The Company has participated in numerous one-on-one meetings with investors who have a wide range of perspectives. Our Board receives frequent updates on these engagements and has been keen to hear specific input. We value the dialogue and feedback received from this engagement and, as a result, have been responsive by making meaningful changes to our programs and practices.

Contact Information for Communicating with Board Members

Any stockholder or other interested party may contact any of our Non-Management Directors or Non-Management Directors as a group, by:

•	U.S. mail to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

If requested, calls or correspondence remain anonymous and will be kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

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HOW WE ARE PAID

Director Compensation for the Year Ended December 31, 2021

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board acting upon the recommendation of the Compensation Committee. Devon employees receive no additional compensation for serving as Directors. The standard arrangement for compensating our Directors consists of cash and equity awards.

Annual Retainers

The annual cash retainers in effect for 2021 are set forth in the table below:

Type of Fee	Amount

Annual Board Retainer	$100,000

Additional Annual Lead Director Retainer	$25,000

Additional Annual Retainer to the Chair of Audit Committee	$25,000

Additional Annual Retainer to the Chairs of Compensation, GEPP, and Reserves Committees	$15,000

Additional Annual Retainer to Audit Committee Members	$2,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director, which includes hotel accommodations, meals, and airfare arising from such services.

Equity Awards to Directors

The Board compensates Directors in part through restricted stock awards (RSAs) in order to align the Directors’ and stockholders’ interests in the long-term performance of the Company. During 2021, Directors were granted RSAs under our 2017 Long-Term Incentive Plan, as amended (the 2017 LTIP), having a value of $230,000. Stock awards to Non-Management Directors are granted immediately following each Annual Meeting. These RSA shares fully vest on the first anniversary of the date of grant subject to the conditions set forth in the 2017 LTIP and applicable grant agreements. Cash dividends will accrue on these shares of restricted stock until the shares vest, at which time the dividends will be paid.

Changes in Director Compensation Structure for 2022

Our Compensation Committee periodically reviews Non-Management Director compensation and makes recommendations regarding changes to the Board. In November 2021, the Committee reviewed the overall Non-Management Director compensation program with reference to data on the director compensation for Devon’s principal competitors and other comparable companies and input from Devon’s independent compensation consultant. At that time, the Committee approved no changes in Non-Management Director compensation for 2022. Following the Company’s reinstitution of a matching gift program for Company employees in early 2022, the Committee approved participation in the program by Non-Management Directors. Under the program, the Company matches qualifying charitable contributions made by employees and Non-Management Directors. The annual limit for such matching contributions is $10,000.

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HOW WE ARE PAID (cont’d)

Total Compensation for Non-Management Directors for 2021

The following table reflects the fees earned or paid to our Directors for Board service in 2021 and the stock awards granted to our Directors in 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Total ($)

Barbara M. Baumann	117,000	230,012	347,012

John E. Bethancourt	114,750	230,012	344,762

Ann G. Fox	100,000	230,012	330,012

Robert H. Henry [2]	1,983	—	1,983

Michael M. Kanovsky [2]	2,275	—	2,275

Kelt Kindick	124,884	230,012	354,896

John Krenicki Jr.	101,967	230,012	331,979

Karl Kurz	98,334	230,012	328,346

Robert A. Mosbacher, Jr.	115,000	230,012	345,012

D. Martin Phillips [3]	16,111	—	16,111

Duane C. Radtke	100,000	230,012	330,012

Keith O. Rattie [2]	1,983	—	1,983

Mary P. Ricciardello [2]	2,431	—	2,431

Valerie M. Williams	122,916	230,012	352,928

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 9, 2021, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, each of the Non-Management Directors as of such date held an unvested stock award for 7,685 shares of Devon common stock. As noted in “Equity Awards to Directors” above, dividends on the awards are not paid until shares vest.

[2]	Upon the closing of the Merger, Messrs. Henry, Kanovsky, and Rattie and Ms. Ricciardello resigned from the Board.

[3]	Mr. Phillips resigned from the Board on March 5, 2021.

Compensation Committee Interlocks and Insider Participation

Throughout 2021, the Compensation Committee was solely comprised of independent Directors with no interlocking relationships as defined by the SEC.

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OUR CONTROLS AND COMPLIANCE

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE and the SEC that govern audit committee composition, including the requirement that all audit committee members be independent, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. The Audit Committee operates under a written charter approved by the Board of Directors, which is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations, and compliance with applicable laws and regulations.

For 2021, the Audit Committee performed the following key duties:

•

reviewed and discussed with management and the independent auditors the Company’s internal controls over financial reporting in accordance with the standards of the PCAOB and the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that has been filed with the SEC;

•	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence; and

•	considered whether the provision of non-audit services by the independent auditors is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that has been filed with the SEC.

Audit Committee

Valerie M. Williams, Chair

Barbara M. Baumann

Kelt Kindick

John Krenicki Jr.

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AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2020, and December 31, 2021, the following fees were paid to KPMG LLP:

	2021	2020

Audit fees [1]	$3,951,500	$2,952,500

Audit-related Fees [2]	135,000	245,000

Tax fees [3]	19,762	—

All other fees	—	—

Total	$4,106,262	$3,197,500

[1]	Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting.

[2]	Audit-related fees consisted principally of fees for audits of financial statements of certain of the Company’s affiliates and subsidiaries.

[3]	Tax fees consisted of tax consulting fees related to an unclaimed property examination for certain of the Company’s subsidiaries.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2021 and 2020 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

Audit Committee Financial Expertise

The Board has determined that the Company has three audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Ms. Baumann, Mr. Kindick and Ms. Williams. The Board has also determined, in accordance with NYSE listing standards, that all members of the Audit Committee are financially literate.

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AGENDA ITEM 2.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2022

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance, and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has selected KPMG LLP (KPMG) to serve as our independent auditing firm for 2022.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2022. In the event that our stockholders fail to ratify the selection of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2023.

Representatives of KPMG will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote

“FOR” the ratification of KPMG LLP as our independent auditors for 2022

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of five independent Directors and operates under a written charter approved by the Board of Directors, which is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, natural gas, and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In connection with its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, having regard to industry practices and all applicable laws and regulations.

For 2021, the Reserves Committee:

•	approved LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultant for the year ended December 31, 2021;

•	reviewed with the independent engineering consultant the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultant, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultant prior to their appointment and throughout their engagement.

Based on the reviews and discussions referred to above, the Reserves Committee recommended to the Board that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that has been filed with the SEC.

Reserves Committee

John E. Bethancourt, Chair

John Krenicki Jr.

Karl F. Kurz

Duane C. Radtke

Valerie M. Williams

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OUR COMPANY

WHO WE ARE

Our Officers

Information concerning our executive officers is set forth below. Information concerning Richard E. Muncrief, our President and Chief Executive Officer, is set forth under the caption “Our Nominees for Election.”

Dennis C. Cameron, Executive Vice President and General Counsel

Mr. Cameron, 59, was appointed executive vice president and general counsel in January 2021 following the Merger. He is responsible for Devon’s legal and public and government affairs functions. Cameron most recently served as executive vice president and general counsel of WPX. He joined WPX in 2012, previously serving as senior vice president and general counsel, vice president and deputy general counsel, and assistant general counsel. Cameron has over 25 years of legal experience. He began his career in 1987 at GableGotwals, a private, full-service firm he was with until joining WPX. Cameron is a member of the Oklahoma, Texas, Tulsa County and American Bar associations, as well as the Foundation for Natural Resources and Energy Law (f/k/a Rocky Mountain Mineral Law Foundation). He holds a bachelor’s degree in mechanical engineering and a law degree, both from the University of Oklahoma.

Tana K. Cashion, Executive Vice President Human Resources and Administration

Ms. Cashion, 50, was appointed to the position of executive vice president of human resources and administration in 2022. She is responsible for human resources and multiple administrative functions. Cashion joined Devon in 2005 and has held roles of increasing responsibility, including senior vice president of human resources and administration. Before joining Devon, Cashion worked in the retail, wholesale, and tourism industries. She has a bachelor’s degree in political science from Pepperdine University and a master’s degree in business administration from the University of Oklahoma.

Clay M. Gaspar, Executive Vice President and Chief Operating Officer

Mr. Gaspar, 50, was appointed executive vice president and chief operating officer in January 2021 following the Merger. He is responsible for Devon’s geosciences, reservoir, production, drilling, completions, facilities, field operations, environmental, health and safety, and ESG functions. Gaspar most recently served as president and chief operating officer of WPX and served on the company’s board of directors. He joined WPX in 2014, previously serving as senior vice president and chief operating officer and senior vice president of operations and resource development. Prior to joining WPX, he worked for Newfield Exploration, Anadarko Petroleum, and Mewbourne Oil serving in a number of technical and leadership roles. Gaspar is a registered professional engineer and a member of the Society of Petroleum Engineers. He holds a bachelor’s degree in petroleum engineering from Texas A&M University and a master’s degree in petroleum and geosciences engineering from the University of Texas.

David G. Harris, Executive Vice President and Chief Corporate Development Officer

Mr. Harris, 48, was appointed to the position of executive vice president and chief corporate development officer in January 2021. Harris is responsible for Devon’s business development, land, and technology functions. Prior to the Merger, he served as executive vice president of exploration and production responsible for all of Devon’s business units, as well as land, technology, subsurface, and environment, health and safety groups. He

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WHO WE ARE (cont’d)

has previously served as senior vice president of exploration and production, senior vice president of business development, vice president of corporate finance and treasurer, and as associate general counsel. Harris has been with Devon since 2007. Prior to joining Devon, he was a partner in the Dallas office of Thompson & Knight LLP, specializing in corporate and securities matters. Harris holds a bachelor’s degree from the University of Tulsa and a law degree from the University of Oklahoma.

Jeffrey L. Ritenour, Executive Vice President and Chief Financial Officer

Mr. Ritenour, 48, was appointed to the position of executive vice president and chief financial officer in April 2017. Ritenour is responsible for Devon’s corporate finance, treasury, planning, reserves, accounting, tax, internal audit, investor relations, marketing, and supply chain functions. He has been with Devon since 2001, serving in various leadership roles, most recently as senior vice president of corporate finance, investor relations, and treasury. Before joining Devon, Ritenour was with Ernst & Young in Dallas. He is a certified public accountant and holds a bachelor’s degree in accounting and a master’s degree in business administration, both from the University of Oklahoma.

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AGENDA ITEM 3.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2017 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) outlines Devon’s compensation philosophy and describes the material components of the Company’s executive compensation program for its named executive officers (NEOs). This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (the Committee) made under the program for 2021. Additional information about the compensation of the NEOs is provided in the 2021 Summary Compensation Table and other tables that follow this CD&A.

Named Executive Officers

The NEOs for 2021 are the following individuals:

Executive	Position
Richard E. Muncrief	President and Chief Executive Officer
David A. Hager	Executive Chair, Board of Directors; Former President and Chief Executive Officer
Jeffrey L. Ritenour	Executive Vice President and Chief Financial Officer
Clay M. Gaspar	Executive Vice President and Chief Operating Officer
David G. Harris	Executive Vice President and Chief Corporate Development Officer
Tana K. Cashion	Senior Vice President Human Resources and Administration
Lyndon C. Taylor	Former Executive Vice President and Chief Legal and Administrative Officer

Messrs. Muncrief and Gaspar became executive officers in conjunction with the Merger. In connection with the Merger, the Company entered into employment letter agreements with each of David A. Hager, Richard A. Muncrief, and Clay M. Gaspar to address their roles and terms of employment with the combined company subject to and effective upon the closing of the Merger. Pursuant to such employment letter agreements, Messrs. Muncrief and Gaspar acknowledged and agreed that the matters addressed in the respective employment letter agreements did not constitute grounds for “Good Reason” protections pursuant to their respective Amended and Restated Change-in-Control Severance Agreements and any other compensation arrangement with WPX. Further highlights of executive transitions in 2021 are included in the sections that follow.

CEO Transition

Mr. Muncrief was appointed President and Chief Executive Officer of the Company at the date of the Merger. Per the terms set forth in his employment agreement, Mr. Muncrief’s 2021 target compensation was comprised of an annual base salary of $1,100,000, a target annual bonus opportunity of 120% of base salary, and an annual long-term incentive target of $8,750,000, the same for his role as Chairman and CEO of WPX in 2020. At its January 2021 meetings, the Committee reviewed Mr. Muncrief’s target compensation and made no changes.

Mr. Hager served as President and Chief Executive Officer for the portion of 2021 prior to the Merger and transitioned to Executive Chair of the Board of Directors upon the Merger. As a result of his change in role from President and CEO to Executive Chair of the Board, his target compensation was reduced by 78% to $2,500,000. The components of Mr. Hager’s compensation as Executive Chair of the Board are an annual base salary rate of $1,000,000, a target annual bonus opportunity of 75% of base salary, and a long-term incentive target of $750,000.

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EXECUTIVE COMPENSATION (cont’d)

Departure of the Company’s Executive Vice President and Chief Legal & Administrative Officer

Upon the closing of the Merger, Mr. Taylor no longer served as the Company’s Executive Vice President and Chief Legal & Administrative Officer. Mr. Taylor continued with the Company in a special advisory capacity for a transition period through the second quarter of 2021. As further detailed in his Employment Agreement with the Company, Mr. Taylor was entitled to severance benefits associated with his termination. Although Mr. Taylor served as an executive officer for only six days of 2021, SEC rules require Devon to include him as a NEO in this CD&A. The Summary Compensation Table and other tables that follow this CD&A reflect Mr. Taylor’s compensation for 2021 prior to his departure and the severance package he received upon his departure. Mr. Taylor was not part of the Committee’s year-end performance and pay decision-making processes. Therefore, minimal references are made to Mr. Taylor in this CD&A.

Executive Summary

Compensation Philosophy and Objectives

Devon was formed in 1971 and has been publicly held since 1988. Since 2010, the Company has successfully transitioned to a liquids- rich (oil and natural gas liquids), higher-margin, onshore North American production base and continues to transform its organizational structures and processes to allocate capital investments to the Company’s most promising assets. On January 7, 2021, Devon and WPX completed an all-stock merger of equals. WPX was an oil and gas exploration and production company with assets in the Delaware Basin in Texas and New Mexico and the Williston Basin in North Dakota. The Merger enhanced the scale of the Company’s operations and built a leading position in the Delaware Basin. Devon is committed to delivering strong returns on its investments through a dynamic culture focused on innovation, safety, operational excellence, environmental stewardship, and social responsibility. The Company focuses its business on generating positive operating returns by managing a premier asset portfolio, delivering superior execution, and exercising discipline in Devon’s capital allocation. Devon also maintains a strong commitment to financial strength and flexibility through all commodity price cycles, as reflected in the Company’s investment grade credit ratings.

The success of Devon’s strategy is founded on a pay-for-performance compensation philosophy intended to motivate near-term operational and financial success as well as long-term stockholder value creation. The Committee utilizes a range of quantitative and strategic measures to evaluate performance, increasing the rigor of the associated goals and evolving the measures as appropriate. Overall, an executive officer’s total compensation is weighted in favor of long-term incentives to emphasize value creation and stockholder alignment.

The objectives of Devon’s compensation program are to:

•	motivate and reward executives to drive and achieve the Company’s goal of increasing stockholder value;

•	allocate incentives for the achievement of near-term and long-term objectives, in a manner that motivates executives to take measured and appropriate risk; and

•

attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to create value in a large and diversified oil and gas business.

The primary components of Devon’s executive compensation program are base salary, a performance bonus, and long-term incentives (LTI). The Committee generally targets each component, as well as the aggregate of the components, at approximately the 50th percentile of the Company’s peer group.

Individual compensation levels may vary from these targets based on performance, expertise, experience, responsibilities, or other factors unique to the individual’s role within the Company. The Committee also provides retirement and other benefits typical for Devon’s peer group.

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EXECUTIVE COMPENSATION (cont’d)

2021 Company Performance Highlights and the Impact on Compensation

In 2021, Devon marked its 50th anniversary in the oil and gas business and its 33rd year as a public company. On January 7, 2021, the Company completed its transformational Merger with WPX, which nearly doubled the size and scale of Devon’s oil production while further strengthening its leadership team, the quality of its portfolio of assets, and its balance sheet. The Merger created a leading unconventional oil producer in the U.S., with an asset base underpinned by premium acreage in the economic core of the Delaware Basin. This successful strategic shift was matched by excellent performance on most of the Company’s financial and operational goals. In addition, commodity prices strengthened throughout 2021 which significantly improved the Company’s earnings and cash flow generation. The actions taken and leadership provided by the executives during 2021 led to strong operational and financial results for Devon.

The Company’s accomplishments in 2021 are illustrated by the following highlights:

Operational and financial achievements

•	Devon’s 2021 production totaled 572 MBoe/d, exceeding the Company’s plan by 2%;

•	the Company exited 2021 with $5.3 billion of liquidity, including $2.3 billion of cash, with minimal near-term debt maturities;

•	during 2021, the Company (i) redeemed approximately $1.2 billion of senior notes and (ii) generated $4.9 billion of operating cash flow;

•	the Company established robust environmental performance targets focused on reducing the carbon intensity of its operations;

•	Devon achieved approximately $600 million in annual cost savings during 2021; and

•

the Company authorized a $1.0 billion share repurchase program in 2021, representing 4% of outstanding shares at the time of announcement, and repurchased approximately 14 million shares in the fourth quarter of 2021 for approximately $589 million or $42.15 per share.

Total stockholder return

•	Devon’s share price achieved the highest total shareholder return (TSR) of any stock (196%) in the S&P 500 Index during 2021;

•	including variable dividends, the Company paid dividends of approximately $1.3 billion during 2021 and declared $663 million of dividends to be paid in the first quarter of 2022; and

•	Devon finished the year with the highest TSR in its performance peer group for the one-year period during 2021 (196%) and the three-year period 2019-2021 (122%).

Response to Stockholder Feedback

Devon has a strong record of conducting investor outreach throughout each year to ensure that management and the Board understand the compensation issues that matter to Devon’s stockholders. During 2021, the Company contacted the majority of its top 100 largest stockholders and interacted with many other stockholders outside of that group. The Company also met with representatives of approximately 50 investors. The Committee reviews the feedback resulting from these outreach efforts. Devon also considers the results of the most recent advisory vote on executive compensation by Devon’s stockholders, which for 2021 reflected that approximately 94% of voting stockholders voted “for” Devon’s executive compensation in 2020.

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EXECUTIVE COMPENSATION (cont’d)

Five recent changes made by the Company based upon stockholder feedback are discussed in more detail throughout this CD&A and are listed below. For a more detailed description of Devon’s history of stockholder outreach, see prior Proxy Statements.

•	The percent of LTI granted with performance requirements was increased in 2021 to 60% compared to 50% in 2020 (page 47);

•

To bring wider industry context to the Devon executive compensation package, the S&P Midcap 400 Index was added as a peer for the purposes of determining relative TSR performance of the Performance Share Units (PSUs) granted in 2021 (page 46);

•

A payout cap was added to the PSUs granted in 2021 so that the maximum payout in the case of a performance period with negative TSR will be 100% of target without respect to how Devon’s TSR finishes the performance period compared to that of peer companies (page 46);

•

The scorecard used to evaluate 2021 Company performance has fewer measures than that of prior years, is more focused on financial and operational performance, and features measures of a more quantitative nature (page 43); and

•	At the request of stockholders, Devon is disclosing its prospective 2022 scorecard (page 45), 15% of which is attributable to emissions reduction.

39	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

✓ Award Performance-Based LTI—The Company awards 60% of NEO LTI in the form of PSUs tied to TSR. A 100% of target payout on PSUs requires TSR that exceeds the peer group median.

✓Utilize a Quantitative Process for Performance Bonuses—The goals, their weightings, thresholds, and maximums are determined at the beginning of the year. At the end of the year, the Committee evaluates performance on the goals, assigning each a score between 0% and 200%. The total performance score is determined by multiplying each goal’s score by its weighting and aggregating.

✓Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that aligns with Company performance.

✓ Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for the executive officers.

✓ Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may claw back performance bonuses and LTI if the Company restates its financial statements.

✓ Dialog to Promote Continuous Improvement—On an annual basis, the Committee conducts in-depth, confidential, one-on- one interviews with each executive officer, which is a highly effective tool in the Committee’s oversight of the executive compensation program.

Controversial Compensation Governance Not Practiced by Devon

☒  Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees of salary increases or non-performance-based bonuses or equity compensation.

☒  Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not provide cash payments that exceed three times base salary plus target/average/last paid bonus; do not contain liberal change-in- control definitions; and, do not provide severance payments without job loss (i.e., no “single trigger” cash severance or equity vesting solely with a change-in-control).

☒  Allow Risky Transactions in the Company’s Stock—Company policy prohibits the executives from engaging in short-term or speculative transactions or hedging or pledging Devon’s common stock.

☒  Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒  Permit Abusive Perquisites Practices—Perquisites made available to the executives are limited.

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EXECUTIVE COMPENSATION (cont’d)

Elements of 2021 Compensation

Overview of 2021 Pay Decisions

A strong majority of the Company’s overall executive compensation is delivered through performance bonuses and LTI awards, each of which correlate with Company performance. The Committee considered incentive compensation for 2021 at two different times. At the January 2021 meetings, the Committee considered 2021 LTI grants and salary increases. At the Committee’s January 2022 meeting, the Committee considered the award of 2021 performance bonuses.

As illustrated below, compensation decisions made by the Committee resulted in awards heavily weighted toward TSR and achievement of other 2021 Company performance measures. Approximately 91% of the value of total direct compensation awarded to the President and CEO, and an average of approximately 83% of the value of total direct compensation awarded to the other NEOs, was delivered through performance bonuses and LTI.

Each year, the Committee refers to the following factors in considering any compensation decisions for the NEOs:

•	Company performance in relation to goals pre-approved by the Committee and the Board, including the Company’s TSR performance as compared to peers;

•	each NEO’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	Devon’s pay-for-performance compensation philosophy and objectives (see section Compensation Philosophy & Objectives on page 37);

•	input from the Compensation Consultant (see section titled “Role of Compensation Consultant” on page 50 for additional information);

•	the Committee’s review of competitive market data provided by the Compensation Consultant; and

•	the President and CEO’s recommendations with respect to the compensation of the other NEOs.

The Committee regularly reviews the above-listed factors when considering compensation decisions and from time-to-time changes or supplements its analysis with other factors.

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EXECUTIVE COMPENSATION (cont’d)

Base Salary

Base salary typically represents a smaller portion of total executive compensation than the combination of long-term incentives and performance bonus, which vary year-to-year based on performance. Competitive salaries, however, are vital to ensuring that the Company attracts and retains executives who have a combination of business acumen, significant industry experience, and length of service with the Company. In evaluating salary levels each year, the Committee generally considers the following factors:

•	the competitive position of the executive’s base salary compared to similarly situated executives at peer companies;

•	the scope of responsibility, experience, and tenure of the executive and the executive’s potential to take on greater or different responsibilities; and

•	the Company’s cost structure.

Based on the foregoing considerations, the Committee did not consider any NEO salary increases at its January 2021 meetings. With respect to Mr. Hager, his salary reduction following the Merger reflected his change in roles and responsibilities as the Executive Chair of the Board. The Summary Compensation Table’s entries for “Salary” reflect the base salary received by the NEOs during 2021 from Devon. Those entries may be different than the rates listed below due to salary changes taking effect after the start of 2021 or the exclusion of pre-Merger compensation from the Summary Compensation Table, in alignment with applicable regulations.

Executive[2]	Annual Salary in Effect on Prior to the Merger[1]	2021 Annual Salary Rate Set Upon/After the Merger[1]	% Change

Richard E. Muncrief	$1,100	$1,100	0.0%

David A. Hager	$1,275	$1,000	-21.6%

Jeffrey L. Ritenour	$620	$620	0.0%

Clay M. Gaspar	$620	$620	0.0%

David G. Harris	$610	$610	0.0%

Tana K. Cashion	$375	$375	0.0%

1 Dollar amounts shown in thousands.

2 Mr. Taylor was not eligible for a salary increase in 2021.

Annual Performance Cash Bonus

In awarding performance bonuses, the Committee uses a formula that establishes a performance-bonus target for each NEO based on a percentage of his or her base salary. In establishing performance-bonus targets, the Committee considers industry benchmarks for the relevant officer position as well as the scope of responsibility associated with the position. For 2021, performance-bonus targets for NEOs ranged from 60% to 120% of base salary rate.

Performance-bonus payouts depend on the Company’s performance in relation to the structured and measurable goals approved by the Board at the beginning of the year and the individual executive’s contributions to the achievement of those goals. The goals were selected because they are critical to the

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EXECUTIVE COMPENSATION (cont’d)

Company’s near-term performance, its prospects for sustainable growth in returns, and the creation of long-term value for the Company and its stockholders.

The table below provides detail on the Company’s performance on the goals set for 2021. As reflected in the table, the Committee assigns a separate weighting to each performance measure in order to reflect the relative importance of those areas for the year. The Committee aggregates the weighted performance score for each measure to arrive at an overall Company performance score.

The process for determining performance bonuses relies on Company performance measures and the application of set formulas to arrive at the bonus amounts. However, the Committee maintains the authority to adjust the amount of an executive’s performance bonus within the range of the bonus pool (0% to 200% of target) based upon individual contributions, market conditions, or other factors. The Committee made no such adjustments for 2021.

Measure	Threshold	Goal	Maximum	Outcome	Weight	Score[4]	Weighted Score
Free Cash Flow[1] ($, Millions)	$500	$1,000	$1,500	$3,024	20%	200%	40.0%
Cash Return on Capital Employed (CROCE)1, [2]	15%	20%	25%	39%	20%	200%	40.0%
Total Capital Expenditures[1] ($, Millions)	$2,000	$1,900	$1,800	$1,991	10%	55%	5.5%
Total Oil and Gas Production (MBOE/day)	500	530	560	572	10%	200%	20.0%
ESG/EHS – Flaring Intensity Reduction[3]	N/A	1.9%	N/A	0.94%	20%	158%	31.6%
	Explanation: volume of gas flared divided by volume of gas produced
ESG/EHS – Increase in Voluntary LDAR Surveys[3]	N/A	49%	N/A	67%
	Explanation: percent of facilities voluntarily inspected/ surveyed. When including facilities that require surveying by applicable governmental regulation, the outcome is 78%.
ESG/EHS – Reduction of Spill Rate[3]	N/A	55	N/A	63.7
	Explanation: barrels of liquid spilled per 1,000,000 barrels of liquid transported
ESG/EHS: SIF Event Reduction[3]	N/A	0.12	N/A	0.07
	Explanation: number of SIF events experienced per 200,000 employee hours worked
ESG/EHS — Utilization of SIF Learnings[3]	N/A	100%	N/A	100%
	Explanation: percent of events that are investigated in a timely manner and for which lessons are shared throughout the organization to prevent future occurrences
ESG/EHS – Community Giving	Goal: Enhance STEM education for 20,000 Students | Outcome:
80,200 students impacted Goal: Positively Impact 450 teachers
through STEM efforts | Outcome: 1,350 teachers impacted
Goal: Serve 150 non-profits through Give-for-Good charitable
	Campaign | Outcome: 1,000+ organizations served
Merger Integration & Strategic Initiatives	Achieve Significant Momentum for Devon by: 1) delivery of the Merger’s announced synergies; 2) establishment and communication of new corporate strategy, Company values, cultural aspirations; 3) creation of “best-of” critical Merger touchpoints and technology; 4) survey of employees and implementing of feedback received; and 5) evaluation of potential commercial opportunities related to energy transition.				20%	200%	40.0%
Total[5]							177%

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EXECUTIVE COMPENSATION (cont’d)

The Committee awarded performance bonuses commensurate with the superior overall performance of the Company reflected by results on the performance scorecard. The Company substantially outperformed the targets on all 2021 goals for the performance scorecard, with the exception of results on Total Capital Expenditures, which fell between the Company’s established threshold and target goal. In assessing 2021 performance, the Committee scored the Company highest on its financial goals, Free Cash Flow and Cash Returned on Capital Employed. During their discussions, the Committee noted the Company’s outstanding performance against challenging ESG and EHS goals. They further noted that disciplined execution by the Company’s leadership team was rewarded by the market with Devon’s share price achieving the highest return of any stock in the S&P 500 Index during 2021.

[1]

The financial results considered by the Committee when determining the performance cash bonuses were based on the Company’s best reasonable estimates available at that time. Although the actual results varied from such estimates in certain instances, none of the variances were material in amount or significance. These financial measures are not calculated in accordance with GAAP. Please refer to Appendix A for additional information regarding these financial measures, including reconciliations to their most directly comparable GAAP measure.

[2]

CROCE is a measure of the Company’s capital efficiency. The target of the goal, 20%, has been maintained on Devon’s scorecard for several years because it is an aggressive target for capital intensive industrial companies such as Devon. Additionally, the Board has determined it is an appropriate target for the full pricing cycle to which Devon is subject as a producer of commodity products. Each year the measure and goal is evaluated to determine whether these assumptions are still appropriate.

[3]

Further explanation on ESG/EHS Goals: LDAR is an acronym for Leak Detection & Repair; the liquids referred to in Spill Rate measure are oil, produced water and recycled water; SIF is an acronym for Serious Incidents or Fatalities; and the goals were set without thresholds and maximums and are evaluated through a combination of extrapolation and qualitative methods.

[4]

Outcomes that fall below the Threshold are scored at 0%; Outcomes between Threshold and Goal are scored between 50% and 100%; Outcomes between Goal and Maximum are scored between 100% and 200%; Outcomes that exceed the Maximum are scored at 200%.

[5]	The Committee elected to round down the sum of the Weighted Scores from 177.1% to 177%.

The following table outlines the calculations made for the bonuses awarded to NEOs for 20211:

Executive[3]	2021 Salary[2]		Performance Bonus Target		Company Performance Score After Application of Discretion		Process Determined Performance Bonus Amount

Richard E. Muncrief	$1,100		120%				$2,336.4
David A. Hager	$1,000		75%				$1,327.5

Jeffrey L. Ritenour	$620	X	90%	X	177%	=	$987.7

Clay M. Gaspar	$620		100%				$1,097.4

David G. Harris	$610		90%				$971.7

Tana K. Cashion	$375		60%				$398.3

[1]	All dollar amounts in thousands.

[2]	Mr. Hager’s annual base salary rate was effective January 7, 2021. All other annual base salary rates were in effect as of December 31, 2020 and continued throughout 2021.

[3]	Mr. Taylor was not eligible for a 2021 performance bonus.

Please note that the Summary Compensation Table’s entries for Non-Equity Incentive Plan Compensation in 2021 reflect the annual performance bonuses listed under the column above titled “Process Determined Performance Bonus Amount.”

The Committee did not make any individual adjustments for the 2021 NEO performance bonus amounts.

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EXECUTIVE COMPENSATION (cont’d)

2022 Company Performance Scorecard

For further transparency, Devon’s Board decided to proactively disclose a summary of the Company’s anticipated 2022 performance scorecard. The scorecard, summarized below, will be used to analyze Company performance for 2022 and to award executive performance bonuses.

Measure	Weight

Free Cash Flow (FCF)	25%

Cash Return on Capital Employed (CROCE)	25%

Emissions Reduction	15%

ESG & Community Engagement	15%

Total Capital Expenditures	10%

Total Oil & Gas Production	10%

Relative to the 2021 Scorecard, the 2022 scorecard features:

•	an increased weighting of financial measures (FCF and CROCE) from 2021’s combined 40% total to 50% in 2022;

•	a standalone Emissions Reduction goal in 2022 with 15% weighting, compared to a 2021 emissions goal that made up a portion of the 2021 ESG/EHS goal weighted 20%; and

•	the same weighting for Total Capital and Total Production in 2022 as 2021.

Long-Term Incentives

A key element of Devon’s compensation program is to align pay and performance by rewarding executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. LTI compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of Devon’s stockholders.

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EXECUTIVE COMPENSATION (cont’d)

The following table describes the purpose and structure of the LTI granted to the NEOs at the Committee’s meetings to set 2021 executive compensation:

Restricted Stock Awards (RSAs)
Purpose: Awards of RSAs foster long-term stock ownership, strengthen alignment with stockholders, and promote executive retention during the vesting period.
Additional Details: Devon grants RSAs that vest ratably over four years, 25% on each anniversary of the grant date.

Performance Share Units (PSUs)
Purpose: Awards of PSUs encourage executives to make decisions and take actions that promote Company performance and long-term stockholder return.

Additional Details:

•  Executives may earn between 0% and 200% of the shares underlying the grant based on the Company’s TSR relative to peer companies[1] over a three-year performance period (January 1, 2021 through December 31, 2023).

•  Payout will be determined as of the end of the performance period. The grid below further details the relationship between relative performance and payout levels.

•  Executives may earn the targeted number of shares (100%) only if the Company’s TSR outperforms that of at least half of peers (6th relative position or higher).

•  Without respect to Devon’s relative TSR position, executives may earn no more than the targeted number of shares (100%) if the Company’s TSR is negative during the performance period.

PSU Payout Schedule
Devon’s Relative TSR Position	1st, 2nd	3rd	4th	5th	6th	7th	8th	9th	10th	11th,12th
% of Shares Earned	200%	175%	150%	125%	100%	88%	75%	63%	50%	0%

[1]

The peer companies used for comparison for the PSU grants selected in January 2021 at the time the grant was approved. The peers are APA Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Co., ConocoPhillips, Continental Resources, Inc., Diamondback Energy, Inc., EOG Resources, Inc., Marathon Oil Corporation, Ovintiv Inc., Pioneer Natural Resources Company, and the S&P Midcap 400 Index.

At its January 2021 meetings, the Committee determined that the 2021 awards of LTI should continue the past practice of establishing a target approximating the 50th percentile compared to peers. The Committee further determined that the pursuit of strategic Company goals and creation of stockholder value would best be promoted by linking 60% of the LTI awarded for the 2021 year to Company performance (PSUs) and 40% to long-term stock ownership (RSAs), thereby strengthening the alignment between interests of executives and stockholders. Accordingly, the two types of LTI granted to NEOs were PSUs and time-based restricted stock awards (RSA), respectively. In 2021, the value of the grants made to NEOs other than Mr. Hager was the same

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EXECUTIVE COMPENSATION (cont’d)

as each received in 2020. The grant to Mr. Hager was decreased from that of the prior year in recognition of his change in responsibility from President and CEO to Executive Chair of the Board.

LTI Granted in 20211

Executive[4]	Item[2]	Target Performance Share Units[3]	Restricted Stock	Total
Richard E. Muncrief	Shares	266,093	177,395	443,488
	Value	$5,250	$3,500	$8,750
David A. Hager	Shares	22,808	15,206	38,014
	Value	$450	$300	$750
Jeffrey L. Ritenour	Shares	76,027	50,685	126,712
	Value	$1,500	$1,000	$2,500
Clay M. Gaspar	Shares	115,561	77,041	192,602
	Value	$2,280	$1,520	$3,800
David G. Harris	Shares	76,027	50,685	126,712
	Value	$1,500	$1,000	$2,500
Tana K. Cashion	Shares	33,452	22,302	55,754
	Value	$660	$ 440	$1,100

[1]	Dollar amounts shown in thousands.

[2]

For each NEO, the Committee first determines the total value of LTI to be awarded then divides the total value between 60% PSUs and 40% RSAs and (based on the closing price of the Company stock as of the grant effective date), rounding up to the next whole share if needed.

[3]

In accordance with applicable accounting requirements, Devon uses a different valuation method in the Summary Compensation Table (in this case, a Monte Carlo simulation) for PSUs than in this table. The Monte Carlo simulation for PSUs, when valued for purposes of inclusion in next year’s Summary Compensation Table as compensation for 2021, requires Devon to assign a higher value per unit than the closing price of the Company’s stock as of the grant approval date.

[4]	Mr. Taylor was not eligible for an LTI grant in 2021.

Additionally, at its January 2022 meetings, the Committee certified that the Company achieved the highest TSR out of a 12-company peer group for the three-year period associated with the PSUs granted in February of 2019 with a performance period that ended December 31, 2021. Pursuant to the grant’s applicable terms and conditions, 200% of the grants’ target number of shares vested for Messrs. Hager, Ritenour, Harris, and Ms. Cashion. Messrs. Muncrief and Gaspar were not recipients of this grant. Further information about this grant is provided in the “Outstanding Equity Awards at Fiscal Year End” table below and corresponding footnotes.

The following table shows the full history of completed PSU grants for Devon’s CEO. The value earned by the CEO is tightly aligned with the long-term shareholder experience. This relationship is illustrated by the following table, including in the “Total” row of the table highlighting the 10-year TSR of -10.8% and the CEO PSU “Gain or loss” of -16.7% relative to target.

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EXECUTIVE COMPENSATION (cont’d)

CEO PSUs: Tight Alignment with the Long-Term Shareholder Experience
PSU Performance Period[1]	Target Value[2,3]	Performance Period TSR[4]	Relative TSR Performance Position[5]	% of Target Shares Earned[6]	Gain or Loss from Target Value Due to Performance[2,7]		Gain or Loss as a Percent of Target Value[8]
2019-21	$4,250	122.1%	1 of 12	200%		$10,469	246.3%
2018-20	$4,250	-58.6%	8 of 15	90%	-$	2,560	-60.2%
2017-19	$4,250	-41.4%	11 of 15	60%	-$	2,792	-65.7%
2016-18	$4,250	-27.5%	13 of 15	0%	-$	4,250	-100.0%
2015-17	$4,499	-29.5%	9 of 15	80%	-$	1,936	-43.0%
2014-16	$4,663	-22.5%	6 of 15	100%	-$	1,160	-24.9%
2013-15	$4,499	-35.4%	7 of 15	120%	-$	1,215	-27.0%
2012-14[9]	$3,333	2.9%	10 of 15	35%	-$	2,236	-67.1%
Total[10]	$33,995	-10.7%	~8 of 15	85.6%	-$	5,681	-16.7%

[1]	The CEOs receiving these grants were David A. Hager (PSUs beginning in 2016-2019) and John Richels (PSUs beginning in 2012-2015).

[2]	All dollar amounts in thousands.

[3]	The grant’s target number of shares multiplied by the closing price on the grant date. For the 2016-2018 grant, the Committee diminished the grant’s shares by approximately 1/3 to limit dilution.

[4]	This column reflects the percent change in Devon stock price during the performance period inclusive of reinvested dividends.

[5]	This column reflects the position of Devon’s TSR for the performance period relative to the peer group when sorted highest to lowest.

[6]

The “% of Target Shares Earned” is the percent of target shares paid out as determined by relative TSR and, if applicable, other provisions of the grant such as limitation on payout in the case of a performance period with negative TSR.

[7]	The “Gain or Loss from Target Value Due to Performance” is the number of shares earned multiplied by the closing price on the last day of the performance period less the “Target Value”.

[8]	This column reflects the “Gain or Loss From Target Value Due to Performance” divided by the “Target Value”.

[9]

Pursuant to this grant’s terms, half of the target shares underlying this grant were determined to be earned at 0% based on TSR for the two-year period 2012- 2013, half were determined to be earned at 70% based on the TSR for the three-year performance period 2012-2014.

[10]

The Total for “Performance Period TSR” is for the period from December 31, 2011 to December 31, 2021. “Relative TSR Performance Position” is the average Devon-ending position for the nine PSU grants and the average number of companies whose TSR is being compared for each grant.

Impact of the Merger on Executive Compensation

On January 7, 2021, Devon and WPX completed an all-stock merger of equals, which created a leading unconventional oil producer in the U.S. The Merger enhanced the scale of the Company’s operations, built a leading position in the Delaware Basin, and accelerated Devon’s cash-return business model that prioritizes free cash flow generation and the return of capital to stockholders. Regarding executive compensation in association with the Merger:

•	no executive sought or was awarded additional compensation in conjunction with the Merger;

•

although the “good reason” protections under executive employment or change-in-control arrangements were triggered by the Merger for most of the executives, all the continuing executives waived their right to those benefits, saving the Company approximately $75,000,000 in additional expense;

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EXECUTIVE COMPENSATION (cont’d)

•	Mr. Hager became the Executive Chair of the Board and his target compensation decreased by 78% to a new annual base salary of $1,000,000, bonus target of 75%, and LTI target of $750,000;

•

the Merger constituted a change-in-control under Devon’s non-qualified retirement arrangements because the plans defined change-in-control by reference to its definition under Internal Revenue Code 409A. As a result, benefits under the plans were required to be distributed to participants, including the Company’s NEOs, within ninety days of the Merger; and

•	Mr. Taylor became eligible for severance under the terms of his Employment Agreement with the Company.

In connection with the closing of the Merger, certain outstanding WPX RSUs previously granted to directors and employees of WPX were converted into corresponding time-based RSUs with respect to shares of common stock of the Company (Converted RSUs). On December 1, 2021, the Board approved amending the terms of all outstanding Converted RSUs to entitle their holders, which include former directors and employees of WPX who joined the Company following the Merger, to dividend equivalent rights, including with respect to any dividends previously declared by the Company since the Merger. This amendment better aligned the interest of the holders of the Converted RSUs, including Messrs. Muncrief and Gaspar, with the Company’s stockholders more generally through their shared participation in the Company’s “fixed plus variable” dividend strategy. Additionally, the amendment aligned the treatment of this compensation practice between holders of the Converted RSUs and holders of the Company’s other equity incentive awards. Dividends will only be paid to participants after the RSU vests. The accounting treatment of the awards at the time of the Merger included dividend equivalent rights and therefore no additional expense was required to be recognized when the dividend rights were awarded.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for the NEOs. The Committee retains an external compensation consultant to provide assistance with the process. The role of the Committee and the compensation consultant, which includes the development of a peer group the Committee uses for benchmarking and comparing the executive officers’ compensation, is further described in the following sections.

Role of the Committee

The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board, a copy of which is available at the Company’s website, www.devonenergy.com.

Every year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns the officer may have regarding the Company’s operations and results. The Committee believes this is a highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for all executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed

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EXECUTIVE COMPENSATION (cont’d)

session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

Role of the Compensation Consultant

For 2021, the Committee retained Meridian Compensation Partners, LLC (Compensation Consultant) as its independent compensation consultant. The Compensation Consultant evaluated the competitiveness of the Company’s program and reviewed the executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee, and the other factors set forth in the Committee’s charter. When reviewing the Compensation Consultant’s independence, the Company also considered the fact that Devon’s business represents only a very small portion of the Compensation Consultant’s overall revenue. Based on this review, the Committee determined that the Compensation Consultant had no conflicts of interest.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of the executive officers to the compensation of similarly situated executives at peer companies with business operations focused on the exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as common equity value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. The peer companies used in setting 2021 pay are listed below, as are the peer companies selected at the end of 2021 for use in 2022.

Peer Company	2021	2022
APA Corporation	✓	✓
Cimarex Energy Corporation	✓	✓
Concho Resources Inc.	✓
ConocoPhillips		✓
Continental Resources, Inc	✓	✓
Diamondback Energy, Inc.	✓	✓
EOG Resources, Inc.	✓	✓
Hess Corporation	✓	✓
Marathon Oil Corporation	✓	✓
Occidental Petroleum Corporation		✓
Ovintiv, Inc	✓	✓
Parsley Energy, Inc	✓
Pioneer Natural Resources Co.	✓	✓

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EXECUTIVE COMPENSATION (cont’d)

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual performance bonus, and long-term equity incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases. Additionally, the Compensation Consultant introduced reference points from similarly sized companies in the broader oil and gas (non-E&P) industry as well as non-energy industries to bring further context to the Committee’s decision making.

Tally Sheet Review

Prior to making compensation decisions, the Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Additional Benefits and Compensation Information

Retirement Benefits

Defined Benefit Plans

Based on their hire date with the Company, Messrs. Ritenour and Taylor and Ms. Cashion were the only NEOs eligible to participate in the defined benefit plans maintained by the Company. Devon’s qualified Defined Benefit Plan provides annual retirement income based on a formula that considers the executive’s final average compensation, Social Security benefits, and years of credited service with the Company. Additionally, the Company maintains the Supplemental Retirement Income Plan (SRIP), which is not subject to certain limitations imposed by the Internal Revenue Service. Effective December 31, 2020, all the Defined Benefit Plans were amended so that participants will accrue no further benefits. Instead, participants will be eligible for a defined contribution equivalent to 8% of earnings.

Defined Contribution Plans

All NEOs participate in a qualified 401(k) Plan that provides for a Company match of up to 6% of their earnings and a 401(k) Company contribution of 8% of their compensation. Under the Supplemental Contribution Restoration Plans (SCRPs) and the Supplemental Executive Retirement Plan (DC SERP), the Company may make supplemental contributions that would otherwise be subject to limitations in the Internal Revenue Code based on the compensation of the executives. The DC SERP was amended to discontinue further benefit accruals on earnings paid after December 31, 2020 and the plan will terminate following the payment of all account balances.

Nonqualified Deferred Compensation Plans

Devon maintains a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited.

For additional information on the plans and the value of accumulated benefits for the NEOs under the various plans described in this “Retirement Benefits” section, please refer to the “Pension Benefits” section beginning on page 59 and the “Nonqualified Deferred Compensation Plan” section beginning on page 64.

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EXECUTIVE COMPENSATION (cont’d)

Other Benefits

Details regarding the perquisites made available to Devon’s executives may be found in the “All Other Compensation” table on page 56. The perquisites for 2021 were:

•	limited personal use of aircraft, as approved by the President and CEO;

•	an executive physical; and

•	a reimbursement program for financial planning services.

Post-Termination or Change-in-Control Benefits

Devon maintains either an employment agreement or a severance agreement with each of the NEOs. These agreements do not guarantee continued employment, but they do place certain restrictions on the executives during and after their employment with the Company. Through these agreements, each NEO is provided certain additional compensation if employment is involuntarily terminated other than for “cause” or if the NEO voluntarily terminates employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable NEO fully vests in any unvested LTI awards subject to certain covenants and agreements and proration as described below. The agreements also provide certain benefits in the event of a termination within a two-year period following a change-in-control.

The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the NEO if benefits under the agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code. The severance agreement between the Company and Ms. Cashion granted in 2010 does include such a “gross-up” provision. This agreement was not triggered by the Merger. After the end of the 2021, Ms. Cashion was promoted to Executive Vice President, and in conjunction with the promotion, Ms. Cashion entered into an employment agreement that replaced and superseded the severance agreement. Consistent with the employment agreements of the other NEOs, Ms. Cashion’s agreement does not include a “gross-up” provision.

The Company’s award agreements for LTI granted to the NEOs provide that officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to certain covenants and agreements. See page 69 for additional details.

The unvested shares underlying LTI awards are eligible for continued or accelerated vesting post termination in the case of a severance- related employment termination or a retirement. Such terminations occurring prior to the first anniversary of the grant date result in a pro-rata reduction in the number of shares eligible for continued or accelerated vesting post termination.

Arrangements with post-termination and change-in-control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the “Potential Payments Upon Termination or Change-in-Control” section beginning on page 67 for detail on amounts that could be payable under certain scenarios and additional information on the Company’s employment agreements.

Upon the closing of the Merger, Mr. Taylor no longer served as an executive officer of the Company. As further detailed in his Employment Agreement with the Company, Mr. Taylor was entitled to severance benefits associated with his termination. The benefits associated with his employment termination are outlined in the table on page 73.

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EXECUTIVE COMPENSATION (cont’d)

Stock Ownership Guidelines

Ownership of Devon’s stock by the executives aligns their interests with the interests of Devon’s stockholders. Accordingly, the Board maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his or her base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Requirement as Multiple of Base Salary

Executive Chair	Six times base salary

President and CEO	Six times base salary

Other Named Executive Officers	Three times base salary

The guidelines require an executive officer who has served in such capacity less than five years to maintain ownership of at least one- half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his or her ownership requirement.

Compliance with the ownership guidelines is determined as of December 31 each year. As of December 31, 2021, the NEOs then subject to the guidelines held stock in excess of the levels required in the guidelines. The executives have historically maintained share ownership levels well above the Company’s guidelines. For purposes of calculating share ownership levels, the Board includes:

(i)	shares owned directly by the officer and his or her immediate family members who share the same household,

(ii)	shares owned beneficially by the officer and his or her immediate family members who share the same household, and

(iii)	unvested restricted stock.

For additional detail on the stock owned by NEOs, please refer to “Security Ownership of Management” table on page 77.

Pledging and Hedging Guidelines

The Company also has a policy that prohibits Devon employees, officers, and directors from trading in Devon securities on a short- term basis, entering short sales, and buying or selling puts, calls, or similar instruments. The policy also discourages Devon employees, officers, and directors from placing standing or limit orders and prohibits executive officers and directors from pledging or hedging Devon stock, buying Devon stock on margin, or holding Devon stock in a margin account. The hedging prohibition covers any transaction that is designed to hedge or offset any decrease in the market value of Devon stock, including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Compensation Program and Risk-Taking

The Company’s executive compensation program is designed to provide executive officers incentives for the achievement of near- term and long-term objectives, in a manner that motivates executives to take measured and appropriate risk. As part of its review of the impact of the Company’s executive compensation programs on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

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EXECUTIVE COMPENSATION (cont’d)

•	the effective balance of Devon’s compensation program between cash and equity, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives;

•	significant executive stock ownership pursuant to Devon’s stock ownership guidelines; and

•	the Board’s annual risk assessment process.

Based on this review, the Committee believes that the executive compensation programs do not encourage executives to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Company has a policy concerning the recovery of bonuses, incentives, and equity-based compensation awarded to executive officers under certain circumstances (the Clawback Policy). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which a bonus or other incentive compensation was based, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Robert A. Mosbacher Jr., Chair

John. E. Bethancourt

Karl F. Kurz

Duane C. Radtke

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EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to the NEOs for the years indicated below. The NEOs are the President and Chief Executive Officer, the Executive Chair of the Board of Directors (and Former President and CEO), the Chief Financial Officer, three other executive officers of the Company serving as of December 31, 2021, and one former executive officer who ceased being an executive officer upon the closing of the Merger. This table should be read together with the Compensation Discussion and Analysis (starting on page 35 of this Proxy Statement), which includes information about Company performance for 2021, the Company’s compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

Richard E. Muncrief	2021	1,045,000	8,310,964	2,336,400	0	222,183	11,914,547

President and Chief

Executive Officer

David A. Hager	2021	1,013,750	712,383	1,327,500	0	337,129	3,390,762

Executive Chair, Board of	2020	1,275,000	9,508,778	1,290,900	0	1,280,301	13,354,979

Directors; Former President	2019	1,275,000	8,999,522	2,581,900	0	939,477	13,795,899

and Chief Executive Officer

Jeffrey L. Ritenour	2021	620,000	2,374,583	987,700	0	253,316	4,235,599

Executive Vice President	2020	616,923	2,796,697	418,500	87,211	315,633	4,234,964

and Chief Financial Officer	2019	600,000	2,646,956	810,000	89,832	240,630	4,387,418

Clay M. Gaspar	2021	589,000	3,609,362	1,097,400	0	124,210	5,419,972
Executive Vice President
and Chief Operating Officer

David G. Harris	2021	610,000	2,374,583	971,700	0	144,762	4,101,045

Executive Vice President and	2020	600,769	2,796,697	411,800	0	243,499	4,052,765

Chief Corporate Development	2019	435,154	1,296,467	742,500	0	132,405	2,606,526

Officer

Tana K. Cashion	2021	375,000	1,044,830	398,300	0	2,055,473	3,873,603

Senior Vice President Human	2020	370,385	1,230,593	168,800	1,614,416	37,218	3,421,412

Resources and Administration	2019	345,000	1,188,452	258,800	617,536	32,652	2,442,440

Lyndon C. Taylor	2021	327,500	0	0	0	5,022,009	5,349,509

Former Executive Vice President	2020	650,000	2,796,697	438,800	2,451,538	99,174	6,436,209

& Chief Legal & Admin Officer	2019	650,000	2,646,956	877,500	3,986,246	78,114	8,238,816

[1]

Mr. Hager’s annual base salary rate of $1,000,000 became effective upon his appointment as Executive Chair, Board of Directors in January 2021. The annual base rates of Ms. Cashion and Messrs. Muncrief, Ritenour, Gaspar, and Harris remained unchanged in 2021.

[2]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards made in 2021, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For restricted stock and performance restricted stock, values are based on the closing price of the Company’s common stock on the grant date. In valuing the PSU awards, the Company used a Monte Carlo simulation. The grant date fair value of the PSU awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. If a maximum, rather than target, number of shares is used to

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EXECUTIVE COMPENSATION (cont’d)

determine the maximum award opportunity for the NEOs for the 2021 PSU awards, the grant date value of the awards is as follows: Mr. Muncrief, $9,621,923; Mr. Hager, $824,737; Mr. Ritenour, $2,749,136; Mr. Gaspar, $4,178,686; Mr. Harris, $2,749,136; and Ms. Cashion $1,209,624.

[3]	This column reflects performance cash bonuses awarded to the NEOs.

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each participating NEO’s accumulated benefits under the Company’s Defined Benefit Plan and the SRIP during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of the NEOs received above market or preferential earnings on deferred compensation in any of the reported years. For Messrs. Ritenour and Taylor and Ms. Cashion, the actuarial present value of their pension benefit decreased by $42,902, $447,218, and $514,276, respectively, in 2021 due to a difference in the discount rate required to be used in the calculation of their benefit. Messrs. Muncrief, Hager, Gaspar, and Harris joined the Company after Devon’s Defined Benefit Plan was closed to new participants in 2007. At the time the plans closed to new participants, Mr. Ritenour elected to freeze his participation in these plans and instead participate in the Company’s enhanced defined contribution plan. Under the Defined Benefit Plan, Mr. Ritenour continues to earn years of credited service only.

[5]	Details for the amounts shown in this column for 2021 are reflected in the supplemental table immediately below.

The following supplemental table shows the components of “All Other Compensation” for 2021 in the Summary Compensation Table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan and Supplemental Contribution Plan Employer Contribution ($)	Other Perquisites ($)[1]	Contractually Obligated Merger- Related Benefits ($)[2]	Severance ($)[3]	Total ($)
Richard E. Muncrief	7,131	29,767	45,300	87,660	52,325	-	-	222,183
David A. Hager	14,478	38,500	120,879	163,272	-	-	-	337,129
Jeffrey L. Ritenour	1,710	38,500	44,910	61,980	-	106,216	-	253,316
Clay M. Gaspar	1,621	33,618	17,940	38,137	32,894	-	-	124,210
David G. Harris	1,710	38,500	43,908	60,644	-	-	-	144,762
Tana K. Cashion	1,932	38,500	15,228	22,404	-	1,977,409	-	2,055,473
Lyndon C. Taylor	3,824	38,500	17,928	26,004	-	-	4,935,753	5,022,009

[1]

The Company offers minimal reportable perquisites to executives. Executives are eligible for financial planning services, an annual executive physical exam, a wellness incentive, and limited, pre-approved personal use of Company aircraft. Mr. Muncrief’s perquisites included personal use of Company aircraft ($48,870), financial planning reimbursement ($2,955) and wellness incentive ($500). Mr. Gaspar’s perquisites included personal use of Company aircraft ($20,123), financial planning reimbursement ($7,500), executive physical ($4,771) and wellness incentive ($500).

[2]

Messrs. Ritenour and Taylor and Ms. Cashion each received an accelerated payment from the SRIP due to the Merger meeting the change-in-control definition within the plan document. The amounts shown for Mr. Ritenour and Ms. Cashion constitute the additional value attributable to eligibility for an unreduced benefit under the plan. Mr. Taylor’s benefit accrual achieved the age-65, unreduced amount (see page 60) prior to the Merger, so he did not receive any incremental value. The full amount of the payments that were made in connection with the Merger (and reflected within the Pension Benefits table below) are as follows: Mr. Ritenour, $169,586; Ms. Cashion, $3,444,197; and Mr. Taylor, $10,421,443.

[3]

The cash severance benefits entitled to Mr. Taylor under his employment agreement constitute the entirety of the compensation and benefits due to him pursuant to that agreement. The amount of the accelerated equity award benefits that he received is described within the Potential Payments Upon Termination or Change-in-Control section below.

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EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, restricted stock, and PSUs granted during 2021 for the NEOs as described below. The long-term incentive awards reflected below are the only equity-based incentives granted to the NEOs in the year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (# shares)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Richard E. Muncrief	1/26/2021		660,000	1,320,000	2,640,000	-	-	-	-	-
	2/10/2021	[2]	-	-	-	-	-	-	177,395	3,500,003
	2/10/2021	[3]	-	-	-	133,046	266,093	532,186	-	4,810,961
David A. Hager	1/26/2021		375,000	750,000	1,500,000	-	-	-	-	-
	2/10/2021	[2]	-	-		-	-	-	15,206	300,014
	2/10/2021	[3]	-	-		11,404	22,808	45,616	-	412,369
Jeffrey L. Ritenour	1/26/2021		279,000	558,000	1,116,000	-	-	-	-	-
	2/10/2021	[2]	-	-		-	-	-	50,685	1,000,015
	2/10/2021	[3]	-	-		38,013	76,027	152,054	-	1,374,568
Clay M. Gaspar	1/26/2021		310,000	620,000	1,240,000	-	-	-	-	-
	2/10/2021	[2]	-	-		-	-	-	77,041	1,520,019
	2/10/2021	[3]	-	-		57,780	115,561	231,122	-	2,089,343
David G. Harris	1/26/2021		274,500	549,000	1,098,000	-	-	-	-	-
	2/10/2021	[2]	-	-		-	-	-	50,685	1,000,015
	2/10/2021	[3]	-	-		38,013	76,027	152,054	-	1,374,568
Tana K. Cashion	1/26/2021		112,500	225,000	450,000	-	-	-	-	-
	2/10/2021	[2]	-	-		-	-	-	22,302	440,018
	2/10/2021	[3]	-	-		16,726	33,452	66,904	-	604,812
Lyndon C. Taylor	1/26/2021		292,500	585,000	1,170,000	-	-	-	-	-
	2/10/2021	[2]	-	-	-	-	-	-	-	-
	2/10/2021	[3]	-	-	-	-	-	-	-	-

[1]

The evaluation of the Company’s preset performance scorecard goals for the year may result in a bonus payment of zero. The amounts shown in the columns reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated; “Threshold ($)” assumes achievement of Threshold results on each scorecard measure used to evaluate 2021 Company performance and “Maximum ($)” assumes achievement of Maximum results on each scorecard measure used to evaluate 2021 Company performance. Performance related to these awards was determined by the Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 177% of target levels; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 42 for more information about 2021 performance cash bonuses, including how the Committee establishes performance bonus targets and performance goals and engages in a scoring process to determine actual payouts.

[2]

The amounts reported in the table’s rightmost column reflect the value of the restricted stock award made on the date indicated. The value is calculated using the face-value method (the closing price of the Company stock as of the grant date multiplied by the number of shares granted). The award was made under the 2017 LTIP. 25% of the shares granted vest on the anniversary of the grant date and 25% will vest on each of the 2nd, 3rd, and 4th anniversaries of the grant date.

[3]

The evaluation of the Company’s performance for the period may result in a payout of zero shares. The amounts in the “Threshold,” “Target,” and “Maximum” columns reflect the range and midpoint of possible payouts for the PSU awards made on the dates indicated. All awards were made under the 2017 LTIP. The amounts reported for the table’s rightmost column represent the aggregate grant date fair values of the PSUs determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSU awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. For more information, please see the discussion of “Long-Term Incentives” starting on page 45 of this Proxy Statement. Dividends on the awards are not paid until shares vest. As of December 31, 2021, the awards reflected in this table were trending at 200% of target payout.

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EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the outstanding equity awards held by the NEOs as of December 31, 2021.

	Option Awards[1]			Stock Awards
						Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)[2]	Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)[2]
Richard E. Muncrief				361,509[5]	15,924,471
	62,582	41.53	3/3/2024	595,652[7]	26,238,471	532,186[8]	23,442,793
				177,395[9]	7,814,250
David A. Hager				29,696[3]	1,308,109
				83,530[5]	3,679,497	334,120[4]	14,717,986
				141,416[7]	6,229,375	377,108[6]	16,611,607
				15,206[9]	669,824	45,616[8]	2,009,385
Jeffrey L. Ritenour				7,686[3]	338,568
				24,568[5]	1,082,220	98,272[4]	4,328,882
				41,593[7]	1,832,172	110,914[6]	4,885,762
				50,685[9]	2,232,674	152,054[8]	6,697,979
Clay M. Gaspar				159,063[5]	7,006,725
				258,682[7]	11,394,942
				77,041[9]	3,393,656	231,122[8]	10,180,924
David G. Harris				4,193[3]	184,702
				11,793[5]	519,482	47,170[4]	2,077,839
				41,593[7]	1,832,172	110,914[6]	4,885,762
				50,685[9]	2,232,674	152,054[8]	6,697,979
Tana K. Cashion				3,843[3]	169,284
				10,810[5]	476,181	43,240[4]	1,904,722
				18,302[7]	806,203	48,804[6]	2,149,816
				22,302[9]	982,403	66,904[8]	2,947,121
Lyndon C. Taylor						98,272[4]	4,328,882
						110,914[6]	4,885,762

[1]	The Option Awards were granted by WPX from the 2013 WPX Energy, Inc. Incentive Plan, as amended (the WPX Plan) and assumed by Devon upon the Merger. All awards are 100% vested.

[2]	Based on a stock price of $44.05, the closing price of Devon’s common stock on December 31, 2021, which was the last trading day of the year.

[3]

The rows reflect restricted stock awards granted in 2018. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2019, February 10, 2020, February 10, 2021, and February 10, 2022).

[4]

For PSUs granted in 2019, the number of shares listed is based on the trending level of performance as of December 31, 2021 (200%) for the three-year period from January 1, 2019 to December 31, 2021. At its January 2022 meeting, the Committee determined that the Company’s TSR for the period ranked 1st in the twelve-member peer group. Pursuant to terms of the grant, 200% of each executive’s target shares were determined by the Committee to be earned and the shares were subsequently released to each executive.

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EXECUTIVE COMPENSATION (cont’d)

[5]

The rows reflect restricted stock awards granted in 2019. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2020, February 10, 2021, February 10, 2022, and February 10, 2023). For Messrs. Muncrief and Gaspar, 33 1/3% of the shares vest (or vested) on each anniversary of the grant date (i.e. on March 1, 2020, March 1, 2021, and March 1, 2022).

[6]

For PSUs granted in 2020, the number of shares listed is based on the trending level of performance as of December 31, 2021 (200%) for the three-year period from January 1, 2020 to December 31, 2022. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 51 of Devon’s 2020 proxy statement.

[7]

The rows reflect restricted stock awards granted in 2020. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2021, February 10, 2022, February 10, 2023 and February 10, 2024). For Messrs. Muncrief and Gaspar, 33 1/3% of the shares vest (or vested) on each anniversary of the grant date (i.e. on March 2 and 9, 2021, March 2 and 9, 2022, and March 2 and 9, 2023).

[8]

For PSUs granted in 2021, the number of shares listed is based on the trending level of performance as of December 31, 2021 (200%) for the three-year period from January 1, 2021 to December 31, 2023. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 47 of Devon’s 2021 proxy statement, and may be subject to certain limitations set forth in the applicable grant agreements.

[9]

The rows reflect restricted stock awards granted in 2021. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2022, February 10, 2023, February 10, 2024, and February 10, 2025).

OPTION EXERCISES AND STOCK VESTED DURING 2021

The table below shows the number of shares of Devon’s common stock acquired during 2021 upon the vesting of stock awards granted to the NEOs in previous years. In 2021, no stock options were exercised by NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Richard E. Muncrief	417,989	9,440,385
David A. Hager	248,899	4,910,777
Jeffrey L. Ritenour	69,348	1,396,754
Clay M. Gaspar	187,645	4,237,346
David G. Harris	44,026	868,633
Tana C. Cashion	33,473	660,422
Lyndon C. Taylor	147,551	3,331,342

[1]

The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the closing per-share market price of Devon’s common stock on the vesting date.

PENSION BENEFITS

Devon maintains a tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan). Accruals under this plan were frozen as of December 31, 2020. Ms. Cashion and Messrs. Ritenour and Mr. Taylor were the only NEOs with benefits under this plan.

Devon also maintained a non-qualified defined benefit retirement plan arrangement. The nonqualified Supplemental Retirement Income Plan (SRIP) provided benefits that would be provided under the Defined Benefit Plan except for: limitations imposed by the Internal Revenue Code and the exclusion of nonqualified deferred compensation in the definition of compensation.

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EXECUTIVE COMPENSATION (cont’d)

The Merger with WPX on January 7, 2021 met the definition of a “change-in-control” under the SRIP. Pursuant to the terms of the plan, benefits applicable to active employee participants in the plan was paid out in the form of an unreduced lump-sum payment within ninety days of the Merger. Once these lump-sum payments were made, the NEO participants in the plans were not entitled to further benefits under the plan.

The following table shows the estimated present value, as of December 31, 2021, of accumulated retirement benefits as provided to NEOs under the Defined Benefit Plan and the SRIP. Please refer to the discussion titled “Benefit Plans” below for additional details on Devon’s defined benefit plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)[3]
Richard E. Muncrief[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
David A. Hager[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
Jeffrey L. Ritenour	Defined Benefit Plan SRIP	7 7	295,095 0	0 169,586
Clay M. Gaspar[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
David G. Harris[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
Tana K. Cashion	Defined Benefit Plan SRIP	16 16	1,287,950 0	0 3,444,197
Lyndon C. Taylor[4]	Defined Benefit Plan SRIP	15 20	3,913,469 0	82,063 10,421,443

“N/A”	indicates the executive is not eligible for this program and no amount was paid, contributed, or accrued by the Company.

[1]

The present value of each NEO’s accumulated benefits as of December 31, 2021 under the Defined Benefit Plan is calculated assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum, and 40% would elect a 100% joint and survivor annuity. With each plan, the calculations assume that each NEO would begin receiving payments at normal retirement age (age 65) or when eligible for unreduced benefits, if earlier, and would be vested in those payments. The present value is calculated using the Pri-2012 mortality table with MP-2021 improvement scale, and a discount rate of 2.73% for the Defined Benefit Plan.

[2]

Messrs. Muncrief, Hager, Gaspar, and Harris joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they are not eligible for a benefit under any of Devon’s defined retirement benefit plans.

[3]

The closing of the Merger on January 7, 2021 constituted a change-in-control under the SRIP. As a result, benefits were required to be distributed to Messrs. Ritenour and Taylor and Ms. Cashion within ninety days of the Merger. Further, the benefits of Mr. Ritenour and Ms. Cashion under the SRIP included the plan’s required application of unreduced early commencement factors, as further detailed on page 56. Payments were made to Messrs. Ritenour and Taylor and Ms. Cashion on March 10, 2021. Due to the amendment of the plan to prohibit further accruals after December 31, 2020, these plans will not provide further benefits to participants.

[4]

The value of Mr. Taylor’s SRIP benefits includes the effect of an additional service and an additional age credit. The Committee granted the service credit, which increased the benefit’s value by $2,813,642, in 2012 in recognition that Mr. Taylor joined Devon mid-career and would likely remain at the Company for the duration of his career. The service credit recognizes the value to the Company of his prior experience. In 2019, the Committee awarded Mr. Taylor additional years of age credit, which increased the benefit’s value by $1,012,506, in recognition of his long service to the Company and to promote components of the Company’s executive succession plan. Based on a review of Devon’s pension plan going back more than 15 years, Devon has not awarded pension credits to executives other than those granted to Mr. Taylor (age and service credits) and a now-retired former executive officer (age credits only). Effective December 31, 2020, Devon discontinued further benefit accruals under the Company’s pension plans.

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EXECUTIVE COMPENSATION (cont’d)

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan that provides benefits based upon employment service with Devon. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007 were not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternatively, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash performance bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and the BRP, except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits is limited by the Internal Revenue Code.

Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including the NEOs, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code.

Effective as of December 31, 2020, the Company’s Defined Benefit Plan was amended to discontinue further benefit accruals.

Normal Retirement

Employees, including certain of the NEOs as described above, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including certain of the NEOs as described above, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55 and (ii) earning at least 10 years of credited service. Mr. Taylor was the only NEO eligible for early retirement in 2021. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and by 3% for each year above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

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EXECUTIVE COMPENSATION (cont’d)

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income

65	100.00%

64	90.35%

63	81.88%

62	74.40%

61	67.79%

60	61.91%

59	56.68%

58	52.00%

57	47.80%

56	44.03%

55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55, and has at least 10 years of credited service, or

•

involuntarily terminated for any reason other than “cause” within two years following a change-in-control and has at least 10 years of credited service regardless of the participant’s age, then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Supplemental Retirement Income Plan

The SRIP is a nonqualified defined benefit retirement plan for a small group of key executives, the purpose of which is to provide additional retirement benefits for those executives. An employee must be selected by the Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause,” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive receives benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the

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executive’s credited years of service (not to exceed 20) and the denominator of which is 20. The SRIP benefit is also reduced by the full benefits otherwise accrued under the Defined Benefit Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent of the age 55 early retirement benefit.

Effective as of December 31, 2020, the plan was amended to discontinue further benefit accruals. The Merger met the definition of a change-in-control event under the terms of the plan. As dictated by the plan, the benefit of participating NEOs was an amount equal to the normal-retirement annuity payable immediately, unreduced for early commencement, in a lump sum. Following this payment, none of the participating NEOs had further benefits under the plan.

Defined Contribution Plan – 401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company-matching contribution of up to 6% of compensation and a non-matching company contribution of 8%.

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EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION1

The following table shows the contributions, earnings, distributions, and balances for 2021 under Devon’s nonqualified deferred compensation plan, supplemental contribution restoration plans, and supplemental executive retirement plans, to the extent the respective NEO participates in such plans. Additional information regarding each plan is provided following the table.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions for Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4,5]	Aggregate Balance at Last Fiscal Year End ($)[6]

Richard E. Muncrief Deferred Compensation Plan	209,000	45,300	7,551	0	261,851
Supplemental Contribution Restoration Plans (SCRPs)	N/A	87,660	724	0	88,384

David A. Hager Deferred Compensation Plan	525,475	120,879	786,550	(7,299,612)	3,992,462
Supplemental Contribution Restoration Plans (SCRPs) / Supplemental Executive Retirement Plan (DC SERP)	N/A	163,272	180,770	(9,925,654)	282,693

Jeffrey L. Ritenour Deferred Compensation Plan	104,625	44,910	36,351	(886,450)	188,900
Supplemental Contribution Restoration Plans (SCRPs)	N/A	61,980	33,880	(1,448,133)	94,517

Clay M. Gaspar Deferred Compensation Plan	35,340	17,940	1,987	0	55,267
Supplemental Contribution Restoration Plans (SCRPs)	N/A	38,137	308	0	38,446

David G. Harris Deferred Compensation Plan	49,108	43,908	18,512	(712,621)	110,591
Supplemental Contribution Restoration Plans (SCRPs)	N/A	60,644	14,016	(592,392)	84,694

Tana K. Cashion Deferred Compensation Plan	16,314	15,228	6,912	(299,243)	37,849
Supplemental Contribution Restoration Plans (SCRPs)	N/A	22,404	395	-	22,799

Lyndon C. Taylor Deferred Compensation Plan	45,978	17,928	15,092	(3,722,572)	99,824
Supplemental Contribution Restoration Plans (SCRPs)	N/A	26,004	1,245	0	27,249

“N/A” indicates the plan does not permit the participant to make contributions.

[1]

The amounts in this column are already included in, and are not in addition to, the amounts in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 55.

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[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 55. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the NEOs during 2021 were deposited in April, July, and October 2021, and January 2022.

[3]

Earnings reflect the returns produced by the investments selected by the applicable NEO. The investment options available to the NEOs are the same options available under the Company’s 401(k) Plan. As of December 31, 2021, investment options consisted of the following (returns for 2021 noted in parentheses): PIMCO Stable Income – Class 1 (1.60%); Global Low Volatility Fund (14.26%); US Equity Index Fund (25.69%); International Equity Index Fund (8.62%); TCW Core Fixed Income – (-1.27%); Fidelity Inflation Bond Index – (5.93%); Vanguard Total Bond Market – (-1.67%); Vanguard Prime Money Market (0.01%); and Blackrock LifePath Target-Date Funds (nine funds ranging from 6.94% to 18.82%). The Company does not guarantee a level of investment return.

[4]	In-service distributions (if any) are made in accordance with the elections made by the NEO at the time of enrollment in the plan.

[5]

The Non-Qualified Deferred Compensation plan documents contain references to Internal Revenue Code 409A that defines the Merger as a change-in-control. In the case of a change-in-control, a participant’s account balances are required to be distributed in a lump sum within ninety days of the change-in-control unless the participant elected installment payments upon a change-in-control. Such lump sums and, as applicable, the first payment installment were distributed on February 5, 2021. Mr. Hager was the sole NEO participant in the DC SERP at the time of the Merger, and he has a small balance that was contributed after the Merger related to his earnings in fourth quarter 2020.

[6]

For the referenced plans, the “Aggregate Balance” reflects the changes in the plan balance for the NEOs due to contributions (executive and Company), earnings, and distributions. The amounts previously reported in the Summary Compensation Table as compensation to the NEOs are as follows: Mr. Hager – $8,261,800; Mr. Ritenour – $831,245; Mr. Taylor – $475,253; Mr. Harris – $298,267; and Ms.  Cashion – $33,575.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan is designed to allow each participating employee, including the NEOs, to contribute up to 70% of his or her base salary (effective January 1, 2021) and up to 100% of his or her performance bonus and receive a Company match beyond the contribution limits prescribed by the Internal Revenue Service with regard to Devon’s 401(k) Plan. The Nonqualified Deferred Compensation Plan provides executives a tax-effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Unless otherwise distributed in accordance with the terms of a scheduled in-service withdrawal, a participant’s account is payable upon the earlier to occur of the participant’s separation from service, disability, change-in-control event, or death. Payment will be made in the form of a single lump sum unless the participant elects installment payments. In the case of a change-in-control event or death, distribution will be made within ninety days. If the participant experiences a separation from service, distribution will be made within ninety days unless the participant is a specified employee in which case payment will be delayed for 6 months.

A participant may elect to schedule an in-service withdrawal at least two years after the plan year in which deferrals were made in the form of a lump sum or quarterly installment payments over a period of one or more years. Payment will be made (or commence in the case of installments) within 30 days of the first business day of January in the year elected. However, in the event of death, disability, the occurrence of a change-in-control event or separation from service, payment of the participant’s account is determined without regard to any scheduled in-service withdrawal, which will be cancelled.

Investments under the plan mirror those provided to participants under the Company’s 401(k) Plan. Participants are always fully vested in any deferrals made to the plan; vesting of employer contributions follows the 4-year graded vesting schedule under the Company’s 401(k) Plan. Vesting is accelerated due to death, disability, retirement, or, attainment of normal retirement age (all as defined under the Company’s 401(k) Plan).

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The Merger met the definition of a change-in-control event under the terms of the plan. As dictated by the plan, the participant’s balance at the time of the Merger were paid out in the form of a lump sum within ninety days following the Merger, or if elected at enrollment, in a series of quarterly payments.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are the Company’s two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan who are eligible to receive the supplemental contribution receive the full supplemental contribution despite the limitations imposed by the Internal Revenue Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Internal Revenue Code limitations and the actual amount contributed.

Accounts under the SCRPs are payable upon the earlier to occur of a participant’s separation from service, disability, a change-in- control event, or death. Upon a participant’s death or a change-in-control event, a lump sum payment is made within ninety days. If a participant experiences a separation from service, the account is distributed in a lump sum within ninety days unless the participant is a specified employee in which case payment will be subject to a 6-month delay.

Investments under the SCRPs mirror those provided to participants under the Company’s 401(k) Plan. Vesting under the plans is follows the 4-year graded vesting schedule under the Company’s 401(k) Plan. Vesting is accelerated due to death, disability retirement or attainment of normal retirement age (all as defined under the Company’s 401(k) Plan).

The Merger met the definition of a change-in-control event under the terms of the plan. As dictated by the plan, the participant’s balance at the time of the Merger were paid out in the form of a lump sum within ninety days following the Merger.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provided benefits in lieu of the SRIP to a small group of key executives who were not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive was eligible to receive an annual contribution of a specified percentage of compensation. This contribution was offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs.

The plan was amended to discontinue further benefit accruals on earnings paid after December 31, 2020. Devon’s subsequent Merger with WPX met the definition of a change-in-control event under the terms of the plan. As dictated by the plan, the participant’s balance at the time of the Merger were paid out in the form of a lump sum within ninety days following the Merger. Mr. Hager, the plan’s sole participant at the time of the Merger, has a small balance that was contributed after the Merger related to his earnings in the fourth quarter of 2020. The DC SERP will terminate following payment of the remaining balance.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Devon will be obligated to make certain payments to the NEOs or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change-in-control of the Company pursuant to the following plans or agreements:

•	an “Employment Agreement” is applicable to the President and CEO and each of the Executive Vice Presidents,

•	the Defined Benefit Plan,

•	the 401(k) Plan,

•	the SCRPs/DC SERP, and

•	the Company’s Long-Term Incentive Plans (the Devon 2015 Long-Term Incentive Plan (the 2015 Plan) and the 2017 LTIP, as well as the WPX Plan)

Please refer to the discussion in the sections immediately above for information about Devon’s Defined Benefit Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan and the SCRPs/DC SERP.

As specified below, the Employment Agreement with Devon’s NEOs provide the following rights to compensation in the event of employment termination:

Accrued Payments Upon Termination of Employment

Upon termination under the agreements, the NEO is entitled to receive the accrued amounts earned during his or her term of employment, including:

(i)	any earned but unpaid salary through the date of termination,

(ii)	any accrued but unused vacation pay,

(iii)	the annual performance bonus amount only if the NEO has been employed the entire year upon which such annual performance bonus is based, and

(iv)	amounts he or she is otherwise entitled to under Devon’s employee benefit plans (together, the “Accrued Amounts”).

Rights Upon Termination for Death or Disability

In addition to the Accrued Amounts, if the NEO’s employment terminates by reason of death or disability, the NEO is entitled to receive a pro rata share of any performance bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the performance bonus plan.

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Rights Upon Termination Without Cause and Constructive Discharge

If the NEO’s employment is involuntarily terminated other than for “cause” or the NEO terminates for “good reason,” as those terms are defined in the employment agreements, then in addition to the Accrued Amounts, the NEO is entitled to the following:

•	under the Employment Agreement, a lump sum cash payment equal to three times the aggregate annual compensation which is equal to the sum of:

¡	the greater of (x) the NEO’s then-current annual base salary, or (y) the NEO’s annual base salary at any time during the 2 years before the termination date, and

¡	an amount equal to the largest annual performance bonus paid or payable to the NEO for the three consecutive calendar years prior to the date the NEO’s termination occurs,

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period),

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the NEO was a Devon employee for 18 months following termination,

•	payment of an amount equal to 18 times the monthly COBRA premium,

•	the same level of life insurance benefits that the NEO would otherwise be entitled to receive if the NEO was a Devon employee for 3 years following termination, and

•

payment of a reasonable amount for outplacement services commensurate with the NEO’s title and position with the Company and other executives similarly situated in other companies in Devon’s peer group.

Termination Following a Change-in-Control

Under the agreements, if within 24 months following a change-in-control of the Company, the NEO:

•	is terminated without “cause” by Devon, or

•	terminates his or her employment with Devon for “good reason,” as each of those terms are defined in the agreements,

then, in addition to the Accrued Amounts and the rights set forth above in the section titled “Rights Upon Termination Without Cause and Constructive Discharge,”

•

under the Employment Agreement, three years of service and age shall be added to the NEO’s actual years of service and actual age when determining the NEO’s entitlement under the Company’s Retiree Medical Benefit Coverage, and

•

under the Severance Agreement, two years of service and age are added. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

“Change-in-control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of Devon’s outstanding voting securities,

•	the incumbent Board ceases to constitute at least a majority of Devon’s Board, or

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•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

¡	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction,

¡	no person owns 30% or more of the combined voting securities, and

¡	the incumbent Board constitutes at least a majority of the Board after the transaction.

The Merger did not constitute a change-in-control under the Devon Employment Agreements. The Merger did constitute a change-in- control under WPX severance arrangements, but Messrs. Muncrief and Gaspar waived their benefits under such arrangements and Devon Employment agreements were issued to each at the time of the Merger.

Payment Conditions

The agreements require a NEO to execute a waiver agreement as a condition to receipt of the payments described in the sections “Rights Upon Termination Without Cause and Constructive Discharge” and “Termination Following a Change-in-control” above. By executing the waiver, the NEO effectively releases Devon from any waivable claims. The agreements also include a non-disparagement provision and a non-solicitation provision covering employees of Devon and Devon’s affiliates that applies for 36 months following a NEO’s termination date under the Employment Agreement, and

Long-Term Incentive Awards

Subject to the terms of the applicable LTIP under which an award is made, unvested portions of outstanding awards may be accelerated upon the retirement, disability, or termination of the NEO for an approved reason. Award agreements provide for automatic vesting upon the death of the NEO. Award agreements entered into under the 2015 LTIP do not provide for the automatic acceleration of unvested portions of outstanding awards in the event of a change-in-control unless a job loss occurs or the acquiring company is not listed on a national securities exchange. This treatment of acceleration was incorporated in the 2017 LTIP. The WPX Plan provided for acceleration of vesting of outstanding awards in the event of a job loss following a change- in-control. Devon Award agreements provide that NEOs who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to, among other things, annual execution of a confidentiality agreement that includes non-solicitation and non-competition covenants. Under the 2017 LTIP, employment terminations occurring prior to the first anniversary of the grant date may result in a pro rata reduction in the number of shares underlying the award depending on the circumstances of the termination pursuant to a formula that considers the number of days from the grant date to the termination date. PSUs that vest on an accelerated basis as a result of a change-in-control or death will vest at the target award level. The Merger did not constitute a change-in-control under the LTIP arrangements.

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EXECUTIVE COMPENSATION (cont’d)

The following tables provide the estimated compensation and present value of benefits potentially payable to each NEO upon a termination of employment of the NEO. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change-in-control occurred on December 31, 2021, except for Mr. Taylor, where the amounts shown reflect the date of his termination, June 21, 2021. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. The footnotes for each of the following tables are presented after the final table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL1

Richard E. Muncrief

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	11,057	0	2,336	2,336	0	11,057

SCRPs[7]	88	88	0	88	88	88	88

Accelerated Vesting of Restricted Stock[3,9]	0	49,121	0	0	49,977	0	49,977

Performance Share Units[4,9]	0	20,874	0	0	23,443	0	23,443

Other Benefits[5]	0	88	0	0	0	0	88

Total[8]	88	81,228	0	2,424	75,844	88	84,653

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	12,073	0	1,328	1,328	0	12,073

DC SERP[6]	60	60	0	60	60	60	60

SCRPs[7]	223	223	0	223	223	223	223

Accelerated Vesting of Restricted Stock[3,9]	0	11,813	0	0	11,887	0	11,887

Performance Share Units[4,9]	0	33,119	0	0	33,339	0	33,339

Other Benefits[5]	0	128	0	0	0	0	128

Total[8]	283	57,416	0	1,611	46,837	283	57,710

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EXECUTIVE COMPENSATION (cont’d)

Jeffrey L. Ritenour
Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	5,278	0	988	988	0	5,278

SCRPs[7]	95	95	0	95	95	95	95

Accelerated Vesting of Restricted Stock[3,9]	0	5,241	0	0	5,486	0	5,486

Performance Share Units[4,9]	0	15,179	0	0	15,913	0	15,913

Other Benefits[5]	0	87	0	0	0	0	87

Total[8]	95	25,880	0	1,083	22,482	95	26,859

Clay M. Gaspar

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	5,696	0	1,097	1,097	0	5,696

SCRPs[7]	38	38	0	38	38	38	38

Accelerated Vesting of Restricted Stock[3,9]	0	21,423	0	0	21,795	0	21,795

Performance Share Units[4,9]	0	9,065	0	0	10,181	0	10,181

Other Benefits[5]	0	86	0	0	0	0	86

Total[8]	38	36,308	0	1,135	33,111	38	37,796

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EXECUTIVE COMPENSATION (cont’d)

David G. Harris

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	5,029	0	972	972	0	5,029

SCRPs[7]	85	85	0	85	85	85	85

Accelerated Vesting of Restricted Stock[3,9]	0	4,524	0	0	4,769	0	4,769

Performance Share Units[4,9]	0	12,928	0	0	13,662	0	13,662

Other Benefits[5]	0	87	0	0	0	0	87

Total[8]	85	22,653	0	1,057	19,488	85	23,632

Tana K. Cashion

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	1,666	0	398	398	0	1,666

SCRPs[7]	23	23	0	23	23	23	23

Accelerated Vesting of Restricted Stock[3,9]	0	2,326	0	0	2,434	0	2,434

Performance Share Units[4,9]	0	6,679	0	0	7,002	0	7,002

Other Benefits[5]	0	20	0	0	0	0	67

Total[8]	23	10,714	0	421	9,857	23	11,192

[1]	Values in thousands (except in footnotes).

[2]	The tables assume a December 31, 2021 employment termination. In such a scenario, each executive would be entitled to the cash incentive performance bonus earned.

[3]	Values displayed for acceleration of vesting of restricted stock represent the 2021 year-end closing market price of Devon’s common stock, which was $44.05 per share.

[4]

In the case of a without “cause” employment termination, PSUs remain outstanding for the duration of the performance period and thereafter pay out to the executive officer at the level earned based on the level of performance certified by the Committee. Values displayed represent the trending shares of outstanding grants multiplied by the 2021 year-end closing market price of Devon’s common stock, which was $44.05. Note that actual payouts may be less due to certain limitations set forth in the applicable grant agreements.

[5]

Under the employment agreements, the executive officers are entitled to (a) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued based on age; (b) the equivalent of 18 months of continuing health benefits less applicable active employee premiums following termination without “cause” or following their termination in connection with a change-in-control; (c) a payment in an amount equal to 18 times the monthly COBRA premium following termination without “cause” or following their termination in connection with a change-in-control; and (d) outplacement services with a maximum value of $20,000. For Mr. Hager, the amounts reported also include an enhancement in post-retirement medical benefits of approximately $323, upon a change-in-control. Under Ms. Cashion’s severance agreement, the amounts for (a) and (b) above, respectively, are 24 months and 6 times the monthly COBRA premium and only applicable in the case of a termination following a change-in-control.

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EXECUTIVE COMPENSATION (cont’d)

[6]	The DC SERP was amended so that no contributions would be made on earnings after December 31, 2020.

[7]	The SCRPs would become 100% vested upon a change-in-control.

[8]

Devon’s nonqualified employee benefit plans, including the Deferred Compensation Plan, the DC SERP and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Internal Revenue Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[9]

In the case of a change-in-control, restricted stock only vests if the change-in-control results in a job loss for the NEO. For PSUs, shares only vest if a change-in-control results in a job loss for the NEO or if the award is not assumed by the acquiring entity. The value shown anticipates that the award is assumed by the acquiring entity. Note that actual payouts may be less due to certain limitations set forth in the applicable grant agreements. Also, if the award is not assumed by the acquiring entity, the PSUs vest at the target level but are pro-rated for the time of the performance period that has elapsed, which as of December 31, 2021 would be valued as follows: Mr. Muncrief, $3,907,132; Mr. Hager, $13,231,093; Mr. Ritenour, $4,909,358; Mr. Gaspar, $1,696,821; Mr. Harris, $3,783,836; and Ms. Cashion, $2,160,153.

Payments and Benefits Associated with Mr. Taylor’s June 21, 2021 Employment Termination1,2

Lyndon C. Taylor

Benefits and Payments ($)	Termination Without Cause ($)
Base Salary/Performance Bonus[3]	4,858
Accelerated Vesting of Restricted Stock[4]	2,138
Performance Share Units[5]	2,985
Other Benefits	77
Total	10,059

[1]	Values in thousands (except in footnotes).

[2]

The payments and benefits received by Mr. Taylor in connection with the termination of his employment were provided under the terms of his Employment Agreement with the Company and agreements applicable to long-term equity incentives previously granted.

[3]

Mr. Taylor received a lump-sum payment equivalent to three times the sum of his annual salary rate in effect at the time of his employment termination from the Company and the highest annual performance cash bonus he received during the prior three years. Additionally, he received a pro-rated annual performance cash bonus for the time he worked for the Company during 2021.

[4]

Vesting on 74,895 restricted stock was accelerated at the time of Mr. Taylor’s employment termination. The amount shown values them at a price of $28.54 for the Company’s common stock, which was the closing price on June 22, 2021 (the first trading day after Mr. Taylor’s termination).

[5]

PSUs granted to Mr. Taylor in 2019 and 2020 remained outstanding after his employment termination. The target number of shares underlying these grants was 49,136 and 55,457, respectively. The amount shown is based on such target number of shares and a stock price of $28.54 for the Company’s common stock, which was the closing price on June 22, 2021 (the first trading day after Mr. Taylor’s termination). The performance period for the 2019 grant of PSUs ended on December 31, 2021. The grant paid out at 200% of target. The number of shares ultimately paid out for the 2020 grant will be determined based on the Company’s TSR over the three-year performance period that ends December 31, 2022.

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EXECUTIVE COMPENSATION (cont’d)

CEO PAY RATIO

Section 953(B) of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires certain public companies to disclose the median pay of Company employees, the method of determining median employee pay (the median of the total annual compensation of all employees other than the CEO), and the ratio of CEO pay to median employee pay. Devon’s employees, which are all located in the U.S., are included in the calculation of median pay based on Devon’s employee population as of December 31, 2021.

For CEO pay, Devon used the amount for 2021 reflected in the Summary Compensation Table for the Company’s current CEO (Richard E. Muncrief), which includes LTI granted in the year. Mr. Muncrief’s pay was annualized since the Company had two CEOs during the year. In determining the median pay of employees, Devon at year end selected the median-paid employee by aggregating base pay, performance bonus, and LTI for the year. Once the median-paid employee was determined, the remaining compensation elements, such as Company retirement arrangement contributions, were added to the total in order to compare the same elements of compensation that are reflected for the current CEO within the Summary Compensation Table. Based on this methodology, CEO pay is $12.0 million, median employee pay is $179.9 thousand, and the ratio is 67:1.

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EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Devon’s common stock as of December 31, 2021, that may be issued under Devon’s equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (excluding Securities reflect in Column (a)) (c)[3,4]
Equity compensation plans approved by security holders	3,817,639[1]	$36.83[2]	18,246,199
Equity compensation plans not approved by security holders	0	0	0
Total	3,817,639[1]	$36.83[2]	18,246,199

[1]

Represents 128,500 outstanding options, 2,076,173 outstanding performance share units, and 1,612,966 outstanding restricted stock units. Shares for performance share units are included assuming target payout but may be paid out at greater or lesser amounts, or not at all, according to the achievement of performance goals. Devon assumed and became the administrator of the WPX Plan at the time of the closing of the Merger in January 2021. Of the 3,817,639 shares reflected in column (a), 1,612,966 and 128,500 represent outstanding restricted stock units and options, respectively, granted under the WPX Plan.

[2]	The weighted-average exercise price only applies to stock options.

[3]

Represents shares available for issuance pursuant to awards under the 2017 LTIP, which may be in the form of stock options, restricted stock awards, restricted stock units, performance units, or stock appreciation rights. Other than the 2017 LTIP, no new awards will be made under any other Devon long-term incentive plan in effect as of December 31, 2021. Under the 2017 LTIP, any shares granted as stock options or stock appreciation rights count against the number of securities available for future issuance under the 2017 LTIP as one share for each share granted. With respect to any other awards under the 2017 LTIP, any shares granted count against the number of securities available for future issuance under the 2017 LTIP as 2.3 shares for each share granted. The 2017 LTIP also provides that shares covered by awards under any Devon long-term incentive plans that are forfeited, cancelled, or expire after the effective date of the 2017 LTIP are added to the shares available for issuance under the 2017 LTIP.

[4]

Includes 769,643 shares available for issuance imported from the WPX Plan. Awards of such shares can only be granted to individuals (1) employed by or otherwise providing services to WPX Energy, Inc. or its affiliates immediately before the closing of the Merger and (2) who are hired by, or otherwise first become service providers to, the Company or its affiliates on or after the closing of the Merger.

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OUR STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent of the outstanding shares of the Company’s common stock as of December 31, 2021 (unless an earlier date is noted), based on the information available as of March 31, 2022, according to reports filed with the SEC:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	74,797,975	[2]	11.33%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	61,936,753	[3]	9.38%

State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 0211	41,883,352	[4]	6.34%

[1]	Percentage calculated using the Company’s outstanding share count as of April 11, 2022.

[2]

Information based on a Schedule 13G/A filed with the SEC on February 9, 2022. That filing indicates that The Vanguard Group has sole voting power as to none of the shares, shared voting power as to 1,000,470 shares, sole dispositive power as to 72,233,097 shares and shared dispositive power as to 2,564,878 shares.

[3]

Information based on a Schedule 13G/A filed with the SEC on March 11, 2022. That filing indicates that BlackRock, Inc. has sole voting power as to 55,893,384 shares, shared voting power as to none of the shares, sole dispositive power as to 61,936,753 shares and shared dispositive power as to none of the shares.

[4]

Information based on a Schedule 13G/A filed with the SEC on February 10, 2022. That filing indicates that State Street Corporation has sole voting power as to none of the shares, shared voting power as to 39,324,160 shares, sole dispositive power as to none of the shares and shared dispositive power as to 41,873,061 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2022 the number and percentage of shares of our common stock beneficially owned by each of our named executive officers, Directors, and Director nominees and by all our executive officers, Directors, and Director nominees as a group. Unless otherwise noted, the persons named below have sole voting and investment power of their respective beneficially owned shares.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class

Richard E. Muncrief*	2,125,558	[2]	**

David A. Hager*	962,415		**

Clay M. Gaspar	795,202		**

Dennis C. Cameron	298,529	[3]	**

Jeffrey L. Ritenour	286,017		**

David G. Harris	203,746	[4]	**

Tana K. Cashion	65,000		**

John E. Bethancourt*	91,552		**

Duane C. Radtke*	75,521		**

Barbara M. Baumann*	73,102		**

Kelt Kindick*	71,355	[5]	**

Robert A. Mosbacher, Jr.*	70,992		**

Karl F. Kurz*	68,978		**

John Krenicki Jr.*	41,214		**

Valerie M. Williams*	33,697		**

Ann G. Fox*	26,056		**

All of our Directors and executive officers as of March 31, 2022, as a group (16 persons)	5,288,934	[6]	**

*	Director

**	Less than 1%

[1]

For purposes of this table, shares beneficially owned include shares of common stock (including unvested shares of restricted stock granted under the 2017 LTIP with respect to which executive officers and Directors have voting power) as well as shares of common stock that can be acquired through the exercise of stock options within 60 days of March 31, 2022. In addition, amounts include restricted stock units held by certain executive officers and Directors over which such individuals have no voting or investment power held under the terms of the WPX Plan as follows: Mr. Cameron, 64,063; Mr. Gaspar, 183,355; Mr. Kurz, 16,017; Mr. Muncrief, 422,201; and Mrs. Williams, 25,651. This table does not include shares beneficially owned, if any, by Mr. Lyndon Taylor, who ceased serving as our Executive Vice President and Chief Legal and Administrative Officer upon the closing of the Merger and subsequently departed the Company in June 2021.

[2]

Includes (i) 62,582 shares that are deemed beneficially owned pursuant to stock options held by Mr. Muncrief and (ii) 78,394 shares held in a foundation in which Mr. Muncrief shares voting and investment control.

[3]	Includes 9,580 shares that are deemed beneficially owned pursuant to stock options held by Mr. Cameron.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (cont’d)

[4]	Includes 14,717 shares held through trusts in which Mr. Harris shares voting and investment control.

[5]	Includes 51,639 shares owned by a trust of which Mr. Kindick’s spouse is both the sole trustee and the sole beneficiary.

[6]

Includes 72,162 shares that are deemed beneficially owned pursuant to stock options held by certain executive officers, as well as 711,287 restricted stock units held by certain executive officers and Directors subject to the terms of the WPX Plan.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe the reporting persons timely filed all reports required by Section 16(a) during 2021.

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN

On April 15, 2022, the Board approved the Devon Energy Corporation 2022 Long-Term Incentive Plan (the “2022 Plan”), subject to stockholder approval at the Annual Meeting. The purpose of the 2022 Plan is to create incentives that are designed to provide meaningful share ownership opportunities for our participating employees (including executive officers) and non-employee Directors, which, in turn, will (i) align such participants’ long-term interests with those of our stockholders, (ii) emphasize long-term performance results, and (iii) promote retention of our employees and non-employee Directors.

If approved by stockholders at the Annual Meeting, the 2022 Plan will replace the Company’s 2017 Long-Term Incentive Plan (the “2017 Plan”), which currently governs the award and payment of equity awards to our employees (including executive officers) and non-employee Directors, and the 2022 Plan will be effective upon such approval. The 2022 Plan will serve as the successor to the 2017 Plan, and no further grants will be made under the 2017 Plan on or after the effective date of the 2022 Plan. If the stockholder vote on the 2022 Plan at the Annual Meeting is postponed, the 2022 Plan will be effective on such date on which a stockholders’ meeting to vote to approve the 2022 Plan occurs, and, until such time, the 2017 Plan will continue in effect, in accordance with its terms.

Discussion of the Purposes of this Proposal

Authorized Shares under the 2022 Plan. Subject to stockholder approval of the 2022 Plan at the Annual Meeting, the Board authorized the issuance of 27,500,000 shares of common stock, plus the number of shares of common stock available for issuance as of the effective date under the 2017 Plan, as further described below. The 2022 Plan is designed both to provide flexibility to meet our needs over the next three to six years in a changing and competitive environment and to help further align the interests of employees and non-employee Directors with those of our stockholders.

During the three-year period from 2019 to 2021, the Company granted annually, on average, equity awards relating to approximately 4,400,000 shares of our common stock, which consisted of approximately 3,159,000 shares relating to restricted stock awards and units, and 1,241,000 shares relating to performance share units per year. The Company did not grant any options or stock appreciation rights (“SARs”) during this period. The average annual dilution rate over this period was approximately 1.0% and, when netting out shares forfeited, dilution was less than 0.6% of our common stock outstanding. Details about outstanding grants under the Company’s existing equity compensation plans, including shares remaining available for grant thereunder as of April 1, 2022, are provided in the table and footnotes below.

Devon Energy Corporation 2017 Long-Term Incentive Plan and 2013 WPX Energy, Inc. Incentive Plan[1]
Total Stock Options Outstanding[2]	97,014
Weighted Average Exercise Price of Stock Options Outstanding	$38.42
Weighted Average Remaining Duration (Years) of Stock Options Outstanding	1.9
Total Stock Awards Outstanding (Restricted Stock, Units, Performance Units)[2]	8,267,510
Total Shares Available for Grant[3]	12,658,410
Total Devon Common Stock Outstanding[4]	661,184,530

[1]	Devon assumed and became the administrator of the 2013 WPX Energy, Inc. Incentive Plan, as amended (the “WPX Plan”), at the time of the closing of the Merger in January 2021.

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

[2]

All of the 97,014 stock options outstanding were granted from the WPX Plan prior to the Merger. In addition, 1,017,318 of the total 8,267,510 stock awards outstanding were granted from the WPX Plan prior to the Merger.

[3]

Of the 12,658,410 shares available for grant from the 2017 LTIP, 255,334 relate to shares imported from the WPX Plan share reserve available for issuance at the closing of the Merger. Awards of such shares can only be granted to individuals (1) employed by or otherwise providing services to WPX Energy, Inc. or its affiliates immediately before the closing of the Merger and (2) who are hired by, or otherwise first become service providers to, the Company or its affiliates on or after the closing of the Merger.

[4]	Amount includes 5,545,542 unvested shares of restricted stock.

A summary of the 2022 Plan follows and is qualified by reference to the full text of the plan, which is included in this Proxy Statement as Appendix B.

Our Board of Directors recommends that stockholders vote

“FOR” the approval of the 2022 Long-Term Incentive Plan.

Key Highlights of the 2022 Plan

•

Clawback provision. The 2022 Plan provides the Company with the ability to “clawback” or recoup previously-granted awards pursuant to any applicable law, regulation, stock exchange listing requirement, or Company policy. The 2022 Plan also requires participants therein to acknowledge that they will cooperate with the Company in connection with any recoupment of such awards.

•

Share counting. Under the 2022 Plan, each share relating to a full-value award (including restricted stock awards and restricted stock unit awards (“RSUs”)) will count as 1.74 shares against the 2022 Plan’s pool of shares of common stock available for awards.

•

Elimination of provisions that are no longer applicable. The 2017 Plan included specific rules and provisions relating to the granting of awards to Canadian employees. Because the Company no longer has employees in Canada following the sale of its Canadian operations in 2019, such provisions are no longer applicable and have been removed from the 2022 Plan. In addition, due to the elimination of the so-called “performance-based compensation” exception available under Section 162(m) of the Internal Revenue Code (“162(m)”), the 2022 Plan generally removes the provisions of 2017 Plan that were designed to comply with the now repealed performance-based compensation exception under 162(m). However, the 2022 Plan retains the limitations regarding the amount of performance-based awards that may be granted to participants annually.

•

Increases to the Plan’s limits. The 2022 Plan increases by 50% each of the annual per participant maximum limits regarding: (i) the number of shares to be awarded with respect to options or SARs, (ii) the number of shares and amount of cash made subject to performance-based awards, and (iii) the maximum value of non-employee Director grants. Such increases were made to account for inflation over the past several years and projected inflation over the next several years.

•

Treatment relating to a “Change in Control Event.” The 2022 Plan clarifies the treatment of awards granted thereunder in the event that a Change in Control Event occurs, including to provide that vesting of a participant’s shares generally will not accelerate following a Change in Control Event except in connection with a qualifying termination or where the acquiring company fails to assume the awards. In the event that a performance-based award is assumed, the 2022 Plan now provides more certainty regarding the conversion into replacement, time-based vesting awards. Specifically, the 2022 Plan provides that the conversion of such awards shall be based on the greater of (1) the target level of the award and (2) the level of actual performance achieved, as measured and calculated by the

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

Compensation Committee of the Board (the “Committee”) at the time of the Change in Control Event pursuant to a shortened performance period ending on the date of the Change in Control. In contrast, the 2017 Plan provides that such preservation was based upon either the trend or actual value of the award, as certified by the Committee at the time of the Change in Control.

•

Restrictions on share recycling. The 2022 Plan prohibits the adding back to the pool of shares available for issuance thereunder those shares (i) used in payment of the base price of SARs, (ii) used in the payment of option exercise price or withholding taxes, or (iii) not issued upon the settlement of SARs.

•

No re-pricing of options or SARs. The 2022 Plan includes language that explicitly prohibits the re-pricing or cancellation of options or SARs for awards with a lowered exercise or base price, or cash, as applicable, without stockholder approval, except in connection with certain corporate transactions.

•

Annual limit on the dollar value of non-employee Director awards. The 2022 Plan provides that no non-employee Director may be granted, in any one calendar year, awards with an aggregate maximum value, calculated as of the grant date, of more than $750,000.

•

Minimum vesting periods for options and SARs. The 2022 Plan (i) provides that options and SARs may not vest prior to the first anniversary of the grant date, except in the event of death, disability, other covered terminations as set forth in the 2022 Plan, or a Change in Control Event, and (ii) imposes a minimum one-year performance period for performance-based awards.

•

No payment of dividends until related awards have vested or been earned. Under the 2022 Plan, no dividends or dividend equivalents will be paid on any award until the award vests or has been earned. With respect to restricted stock and RSU awards, dividends or dividend equivalents will not be paid unless and until the applicable restricted period has lapsed or the performance measures relating to such awards have been achieved.

•	Maximum term of awards. There is a maximum term of eight years for any award granted under the 2022 Plan.

•	No Evergreen Provision. There is no “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

Summary of the Terms of the 2022 Plan

Stock Subject to the Plan. Subject to the terms of the 2022 Plan, awards may be made under the 2022 Plan for a total of 27,500,000 shares of common stock, plus the number of shares of common stock available for issuance under the 2017 Plan, including the shares of common stock subject to outstanding awards under the 2017 Plan in accordance with the provisions of the 2022 Plan. Any shares granted as (i) stock options or SARs will be counted against this limit as one share for each share granted and (ii) awards, other than stock options or SARs, will be counted against this limit as 1.74 shares for each share granted. Any shares related to awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Committee’s discretion for awards not involving common stock, will be available again for grant under the plan and shall not be counted against the shares authorized under the plan. Shares of common stock (i) tendered in payment of the exercise or base price of an option or SAR, as applicable, (ii) not issued upon the settlement of SARs, (iii) tendered or withheld by the Company in payment of taxes, (iv) repurchased using option exercise proceeds, or (v) not issued or delivered as a result of the net settlement of an option or SAR will not be added back to the authorized share pool. Awards that are settled in cash will not be counted against the authorized share pool.

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

Limitations on Awards. Subject to the terms of the 2022 Plan, no participant may be granted, in any one calendar year:

•	Options or SARs for more than 3,000,000 shares;

•	Performance-based awards (payable in shares) for more than 1,500,000 shares, based on a maximum award level on the date of grant; and

•	Performance-based awards (payable in cash) for more than $15,000,000, based on a maximum award level on the date of grant.

In addition, no eligible non-employee Director may be granted, in any one calendar year, awards with an aggregate maximum value, calculated as of the date of grant, of more than $750,000.

The maximum number of shares that may be awarded under the 2022 Plan as options that are intended to qualify as incentive stock options under the Code is 27,500,000 shares.

Administration. For purposes of administration, the 2022 Plan is deemed to consist of three separate stock incentive plans: (i) a non-executive officer participant plan (the “Non-Executive Officer Plan”), which is limited to participants in the 2022 Plan who are not subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the executive officer participant plan (the “Executive Officer Plan”), which is limited to participants in the 2022 Plan who are employees of the Company subject to Section 16(a) of the Exchange Act; and (iii) a non-employee Director participant plan (the “Non-Employee Director Plan”), which is limited to non-employee Directors of the Company. Except for administration and the category of participants eligible to receive awards thereunder, the terms of the Non-Executive Officer Plan and the Executive Officer Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options, SARs, restricted stock awards and restricted stock units. These plans are administered as follows:

•

The Non-Executive Officer Plan is administered by the Committee, which may delegate its authority to the Company’s Chief Executive Officer and other employees, in accordance with the terms of the 2022 Plan and as permitted by applicable law, rules and regulations.

•	The Executive Officer Plan is administered exclusively by the Committee.

•

The Non-Employee Director Plan is administered by the Committee, except that the Board has the exclusive power to (i) select eligible non-employee Directors who may participate in the 2022 Plan and (ii) determine the number of shares subject to applicable awards.

Eligibility for Participation. The Committee has the authority to select the employees of the Company or any subsidiary or affiliate of the Company who are eligible to participate in the 2022 Plan, including executive officers. In addition, non-employee Directors are eligible to participate in the 2022 Plan. As of April 1, 2022, all of Devon’s approximately 1,675 employees (including seven executive officers) and all nine non-employee Directors are eligible to participate in the 2017 Plan, and the Company anticipates that a similar number and classes of participants will be eligible to participate in the 2022 Plan.

Types of Awards. The 2022 Plan authorizes the grant of the following types of awards:

•	options intended to qualify as “incentive stock options,” or ISOs, under Section 422 of the Code, which may be granted only to employees of the Company;

•	nonqualified stock options (NQSOs);

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

•	SARs;

•	restricted stock;

•	RSUs; and

•	Performance-based awards, which are awards of restricted stock or RSUs with performance-based conditions.

Options. The Committee may grant awards under the plan in the form of options to purchase shares of our common stock. Options may be either nonqualified stock options or options intended to qualify as “incentive stock options” under Section 422 of the Code, provided that only employees of the Company may be granted ISOs. Each option will be designated in the applicable award agreement as either an ISO or NQSO. Notwithstanding such designations, to the extent that an option does not qualify as an ISO, it will be treated as a NQSO. The Committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise, which terms and conditions will be set forth in the applicable award agreement.

The exercise price of an option may not be less than the fair market value per share of our common stock on the date of grant. In the case of an ISO granted to a 10% or greater stockholder, the per share exercise price may not be less than 110% of the fair market value per share on the date of grant. The fair market value of shares of common stock subject to options is determined by the closing price as reported on the NYSE.

A participant may pay the exercise price of an option (i) in cash, check or equivalent, (ii) in shares of the Company’s common stock, provided that the exercise price (including required withholding taxes) may be paid using shares of the Company’s common stock only to the extent that it would not result in an adverse accounting charge for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee, (iii) by the withholding of shares of the Company’s common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the exercise price, (iv) pursuant to procedures approved by the Committee, through the sale of the shares acquired on exercise of the option through a broker-dealer acting on behalf of the participant, or (v) by a combination of the foregoing or such other method as the Committee may approve. Unless sooner terminated, the stock options granted under the plan expire eight years from the date of grant. The 2022 Plan provides that options may not vest prior to the first anniversary of the grant date; provided, however, that this limitation shall not apply (i) to substitute awards, (ii) to options to purchase up to 5% of the shares of common stock authorized for issuance under the 2022 Plan, (iii) in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (iv) in the case of the occurrence of a Change in Control Event.

Stock Appreciation Rights. The Committee may grant awards under the 2022 Plan in the form of SARs. A SAR permits the participant to receive an amount (in cash or common stock) equal to the number of SARs exercised by the participant multiplied by the excess of the fair market value of common stock on the exercise date over the exercise price. The exercise price of SARs granted under the 2022 Plan cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Committee will have the authority to determine the terms and conditions of each SAR, the number of shares subject to the SAR, and the manner and time payment of amounts attributable to a SAR. SARs may be granted on a stand-alone basis or in tandem with option awards, provided that in the case of tandem awards, upon the participant’s election to exercise one such award, the other tandem award will automatically be terminated.

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

The 2022 Plan provides that no portion of the SARs may vest prior to the first anniversary of the grant date, except in the case of (i) death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) the occurrence of a Change in Control Event.

Restricted Stock Awards. Shares of restricted stock awarded under the 2022 Plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Committee deems appropriate, including restrictions on continued employment. Restricted stock awards may constitute performance-based awards. At the Committee’s discretion, dividends or other distributions with respect to a restricted stock award may be withheld by the Company and credited to a participant’s account; provided, however, that any dividends or other distributions will only vest if the underlying award vests as determined by the Committee.

Restricted stock awards that vest based on a participant’s continued employment cannot vest prior to the first anniversary of the grant date, and may vest thereafter in one-third increments over the three years following the grant date, except in the event of (i) termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event. This limitation on vesting also does not apply to substitute awards or awards to purchase up to 5% of the shares of common stock authorized for issuance under the 2022 Plan. Restricted stock awards granted to non-employee Directors cannot vest earlier than the first anniversary of the grant date, except in the event of (i) termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event.

Restricted stock awards that vest based upon performance conditions require, except in the event of (i) termination due to death, disability, retirement or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event, that the performance period be at least twelve months.

Restricted Stock Unit Awards. RSUs generally are similar to restricted stock awards, except that no shares of common stock are actually awarded to the participant on the grant date. RSUs may constitute performance-based awards. The Committee will determine the applicable restriction period(s) that apply to the shares of common stock covered by each award of RSUs. At the end of the applicable restriction period, the restrictions imposed by the Committee will lapse and the award will be paid in cash, shares of common stock, or a combination of both, as set forth in the applicable award agreement. During the restriction period, participants will not have any rights as a stockholder of the Company with respect to the RSUs, and will have no right to vote such RSUs. The Committee may authorize the payment of dividend equivalents on such RSUs, either in cash or in additional shares of common stock; provided, however, that dividend equivalents with respect to an RSU subject to a restriction period that lapses as a result of the achievement of a performance condition will be deferred until, and paid contingent upon, the achievement of the applicable performance condition. Any such dividend equivalent on RSUs will be subject to the same restrictions on transferability as the shares underlying the RSU, and, if such shares are forfeited, the participant shall have no right to such dividend equivalents.

RSUs are subject to the same vesting restrictions as set forth above relating to restricted stock awards.

Performance-Based Awards

Generally. The Committee may determine that a restricted stock award or RSU granted to an employee will be performance-based (“Performance-Based Awards”). Performance-Based Awards will be based on achievement of one or more of the business criteria described below.

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AGENDA ITEM 4.

APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

Business Criteria. The Committee may use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; cash return on capital employed; and return on net assets); book value; operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT, EBITDA or EBITDAX; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns; and other financial, operational, strategic, or individual performance criteria.

These performance goals may be measured on an absolute or relative basis and may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary or affiliated entity. Performance may also be measured in on an aggregate or per-share basis. Performance goals may differ among participants.

In setting the business criteria with respect to Performance-Based Awards, the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of

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APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s periodic reports filed under the Exchange Act, including but not limited to acquisition or merger and integration costs, and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in establishing the business criteria.

Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee will establish in writing: (i) the business criteria applicable to a given period, (ii) the method for computing the amount of compensation payable to the participant if such business criteria is achieved, and (iii) the individual employees or class of employees to which such performance goals apply.

Certification of Performance. As soon as administratively practicable following the completion of the performance period, and on or prior to March 15 of the year following the year in which the performance period ends, the Committee will certify, in writing, the actual levels at which the objective business criteria applicable to Performance-Based Award for that period (and other material terms) have been attained and determined, on the basis of such certified levels, the actual amount to be paid to each participant for that performance period.

Clawback and Company Policies. The 2022 Plan includes a recoupment, or “clawback” provision, that makes all awards under the plan subject to the Company’s clawback policy and any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted by the Board from time to time. The Board shall have the discretion to determine whether Company shall effect any such recovery by, among other methods, seeking repayment from the participant or reducing the amount that would otherwise be payable to the participant under any compensation plan, program or arrangement maintained by the Company. By accepting awards under the 2022 Plan, participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under the 2022 Plan subject to clawback pursuant to any applicable law, government regulation, securities exchange listing standard or policy of the Company. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid to a participant’s accounts, or pending or future compensation awards.

All awards granted under the 2022 Plan also will be subject to any share trading policies and other policies that may be implemented by the Board or the Company from time to time.

Amendments to the 2022 Plan

The Board may amend the 2022 Plan at any time. The Board may not, however, without stockholder approval

•	adopt any amendment that would increase the maximum number of shares that may be granted under the 2022 Plan (except for certain anti-dilution adjustments);

•	materially modify the 2022 Plan’s eligibility requirements; or

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•	materially increase the benefits provided to participants under the 2022 Plan.

The Board may amend the 2022 Plan in such a manner it deems appropriate in the event of a change in applicable law or regulations.

Amendments to Awards

Subject to the terms of the 2022 Plan including, without limitation, the re-pricing prohibitions relating to options and SARs, the Committee may, at any time, unilaterally amend the terms of an award, whether or not exercisable or vested, to the extent it deems appropriate. However, that any amendments that are materially adverse to a participant’s rights require the participant’s consent.

Change in Control Event

The treatment of outstanding awards upon a change of control depends on whether or not the awards are assumed by the entity effecting the change of control.

•

Awards assumed by successor entity. Upon the occurrence of a Change in Control Event (as such term is defined in the 2022 Plan), any awards made thereunder that are assumed (as such term is defined in the 2022 Plan) generally will continue to vest and become exercisable in accordance with the terms of the original grant. However, if during the two-year period commencing on the date of the Change in Control Event, the participant (i) is involuntary terminated other than for “cause” or (ii) terminates his or her employment for “good reason” (as such terms are defined in the 2022 Plan), (a) any outstanding options and SARs will become fully vested and exercisable and (b) any time-based vesting restrictions that apply to previously-granted awards will lapse. All performance-based awards will be converted into replacement time-based vesting awards that preserve the value of such awards based on the greater of (1) the target level of the award and (2) the level of actual performance achieved, as measured and calculated by the Committee at the time of the Change in Control Event pursuant to a shortened performance period ending on the date of the Change in Control.

•

Awards not assumed by successor. Upon the occurrence of a Change in Control Event where awards granted under the 2022 Plan have not been assumed by the successor entity, (i) any outstanding options and SARs will become fully vested and exercisable, (ii) any time-based vesting restrictions that apply to previously-granted awards will lapse, and (iii) any performance-based awards will be determined and deemed to have been earned as of the date of termination on a pro-rated basis, with such pro-ration based upon an assumed achievement of all relevant performance goals at the greater of (1) the target level of the award and (2) the level of actual performance achieved, as measured and calculated by the Committee at the time of the Change in Control Event pursuant to a shortened performance period ending on the date of the Change in Control, and the amount payable to such participant based upon the length of time within the applicable performance period that has lapsed prior to the Change in Control Event.

Automatic Adjustment Features

Subject to the terms of the 2022 Plan, the 2022 Plan provides for the automatic adjustment of the number and kind of shares available and subject to outstanding awards thereunder in the event (i) our common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another entity, (ii) the number of shares of our common stock is increased through a stock dividend, or (iii) rights or warrants to purchase the Company’s securities are issued to holders of all outstanding common

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stock. The 2022 Plan also provides that the Committee may adjust the number of shares available and subject to outstanding awards thereunder if the Committee, in its discretion, determines that such change equitably requires such an adjustment.

U.S. Federal Tax Treatment

The following is a brief summary of the principal United States federal income tax consequences applicable to the Company and participants in the 2022 Plan, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, and does not describe state, local or foreign tax consequences. The 2022 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not qualified under Section 401(a) of the Code.

Incentive Stock Option Grant/Exercise. Options issued under the 2022 Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, a participant who is granted an incentive stock option does not recognize any taxable income at the time of grant or at the time of exercise (provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax). Similarly, we are not entitled to a deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option or one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes. If these holding period requirements are not met, then, upon such “disqualifying disposition” of the common stock, the participant will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price, limited to the gain on sale. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, we generally will be entitled to a tax deduction in the same amount. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Option and Stock Appreciation Right Grant/Exercise. A participant who is granted a nonqualified stock option or stock appreciation right does not recognize taxable income at the time of grant. Taxable income recognition by the participant occurs at the time of exercise in an amount equal to the difference between the market value of the shares on the date of exercise and the exercise price of the shares. We are entitled to a corresponding deduction for the same amount. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised, and long-term if the common stock was held more than 12 months as of the sale date.

Restricted Stock Awards. A participant who has been granted an award in the form of restricted stock will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and we will be entitled to a corresponding deduction. The participant may elect to include the value of

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APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

his restricted stock award as income at the time it is granted under Section 83(b) of the Code, within 30 days following the grant of the restricted stock award, and we will take a corresponding income tax deduction at such time. A participant who makes a Section 83(b) election will recognize ordinary taxable income on the grant date equal to the fair market value of the shares as if the shares were unrestricted. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant.

Restricted Stock Units. A participant who has been granted an award in the form of restricted stock units will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time and we will be entitled to a corresponding deduction. If the participant is an employee, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though the recipient of restricted stock units has not received payment with respect to such units at such time. However, no additional Social Security or Medicare taxes will be due when such payment is made (even if that the market value of the underlying shares has increased). If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Company Deduction. The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2022 Plan when recognized, subject to the limits of Section 162(m). Prior to 2018, Section 162(m) precluded a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its principal executive officer and any of its three other most highly compensated officers (other than the chief financial officer). However, compensation that qualified under Section 162(m) as “performance-based” was specifically exempt from the deduction limit. The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, such that awards paid under the 2022 Plan to the Company’s covered current and former executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring the Company’s executive compensation, it is not the sole or primary factor considered. Our Board and the Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

Section 280G of the Code. If a change of control (i) causes awards under the 2022 Plan to accelerate vesting or (ii) is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Section 280G of the Code.

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APPROVE THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

Section 409A of the Code. Section 409A of the Code (“Section 409A”) potentially applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to tax-qualified retirement plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A (or satisfy an exception thereto), the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax. Awards of stock options, stock appreciation rights, restricted stock units, performance units and other stock-based awards under the 2022 Plan may, in some cases, result in a deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2022 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A generally does not impose any penalties on us and does limit our deduction with respect to compensation paid to a participant.

New Plan Benefits

To date, no awards have been made under the 2022 Plan. As future awards will be established in the discretion of the Committee and the Board, the recipients and amounts of future awards are not determinable at this time.

Because our executive officers and non-employee Directors are eligible to receive awards under the 2022 Plan, they may be deemed to have a personal interest in the approval of this Proposal 4.

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SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in our 2023 Proxy Statement

SEC rules permit stockholders to submit proposals to be included in our Proxy Statement if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2023 Annual Meeting of Stockholders, the proposal must be received at the address provided below by December 23, 2022.

Director Nominations for Inclusion in our 2023 Proxy Statement (Proxy Access)

Our proxy-access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2023 Annual Meeting of Stockholders, notice of a proxy-access nomination must be received at the address provided below no later than December 23, 2022 and no earlier than November 23, 2022.

Other Proposals or Nominations to be brought before our 2023 Annual Meeting

Our Bylaws permit a stockholder to propose items of business and nominate director candidates that are not intended to be included in our Proxy Statement if the stockholder complies with the procedures set forth in our Bylaws. For the 2023 Annual Meeting of Stockholders, notice of such proposals or nominations must be received at the address provided below no later than March 10, 2023 and no earlier than February 8, 2023.

If the Company moves the 2023 Annual Meeting of Stockholders to a date that is more than 30 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., June 8, 2023), the Company must receive notice of such proposals no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2023 Annual Meeting of Stockholders (whether or not intended for inclusion in our Proxy Statement) must be submitted in writing to our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or by email to CorporateSecretary@dvn.com.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What are the Board of Directors’ voting recommendations?

•	For the election of the eleven Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the ratification of the appointment of our independent auditors for 2022;

•	For the approval, on an advisory basis, of executive compensation; and

•	For the approval of the Devon Energy Corporation 2022 Long-Term Incentive Plan.

Who is entitled to vote?

Stockholders as of the close of business on April 11, 2022 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 660,428,135 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting: www.virtualshareholdermeeting.com/DVN2022 by logging in with the control number located on your proxy card or Notice of Internet Availability of Proxy Materials; or

•

dial the toll free number 1-800-690-6903 (listed on the Proxy Card or Voting Instruction Form). Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern time on June 7, 2022; or go to the website www.proxyvote.com and follow the instructions and confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available

24 hours a day and will close at 11:59 p.m. (Eastern time) on June 7, 2022; or

•

if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card or Voting Instruction Form, date and sign it, and return the card or form in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

SEC rules allow companies to furnish proxy materials over the Internet. Commencing on or about April 22, 2022, we have mailed a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of the Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a

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shared address may request delivery of single or multiple copies of proxy materials for future meetings or an additional copy of the proxy materials for this meeting by contacting Broadridge at 1-866-540-7095 or our Corporate Secretary at the telephone number or address provided below.

How will the Annual Meeting be conducted?

The Annual Meeting will be conducted in a virtual-only format via live audio webcast. The rules of conduct for the Annual Meeting, similar to that used for our in-person meetings, will be available during the Annual Meeting at www.virtualshareholdermeeting.com/DVN2022. We have endeavored to provide stockholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

How do I ask questions at the Annual Meeting?

We will hold a live question and answer session during the Annual Meeting. To submit questions, please login as a stockholder at www.virtualshareholdermeeting.com/DVN2022 by entering the 16-digit control number you received with your proxy materials. The website will open at 7:45 a.m. Central Time on June 8, 2022. We plan to answer questions pertinent to the Company and the business of the meeting as time allows during the Annual Meeting. The rules of conduct will contain more information regarding the Q&A at the Annual Meeting.

What if I need help with accessing the virtual meeting?

The meeting login page will include contact information for technical support. Technical support will be available beginning at 7:45 a.m. Central Time on June 8, 2022, and will remain available until the annual meeting has ended.

Will a transcript or replay of the Annual Meeting be available?

Yes, a replay of the Annual Meeting will be available promptly following the meeting on our Investor Relations website (www.devonenergy.com/investors).

Who will be admitted to the Annual Meeting?

We are holding the Annual Meeting in a virtual-only format via live audio webcast. You will not be able to attend the Annual Meeting in person. Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders and beneficial owners of our common stock. You will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials to attend the meeting.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes. You will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials to attend the meeting.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the virtual Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the virtual Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present at the virtual meeting or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the

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nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, a nominee for Director in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election shall tender his or her written offer of resignation to the GEPP Committee of the Board of Directors within 90 days from the date of the election. The GEPP Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to all other matters, the affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting is required to take the action.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given instructions as to how to vote. Please be sure to give voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non- votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	consider neither abstentions nor broker non-votes for the election of Directors;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers, or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Final voting results will be included in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of the Form 8-K and other reports

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (cont’d)

free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or CorporateSecretary@dvn.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2022. Representatives of KPMG LLP will be present at the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Corporate Secretary

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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OTHER MATTERS

Our Board of Directors knows of no other matters to come before the meeting other than as set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma April 22, 2022	Christopher J. Kirt Vice President Corporate Governance and Secretary

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FORWARD-LOOKING STATEMENTS

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statements includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations, and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook,” and other similar terminology. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events, or developments that Devon expects, believes, or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to:

•	the volatility of oil, gas, and natural gas liquids prices;

•	risks relating to the COVID-19 pandemic or other future pandemics;

•	uncertainties inherent in estimating oil, gas, and natural gas liquids reserves;

•	the extent to which we are successful in acquiring and discovering additional reserves;

•	regulatory restrictions, compliance costs, and other risks relating to governmental regulation, including with respect to federal lands and environmental matters;

•	risks related to climate change;

•	the uncertainties, costs, and risks involved in our operations, including as a result of employee misconduct;

•	risks related to our hedging activities;

•	counterparty credit risks;

•	risks relating to our indebtedness;

•	cyberattack risks;

•	our limited control over third parties who operate some of our oil and gas properties;

•	midstream capacity constraints and potential interruptions in production;

•	the extent to which insurance covers any losses we may experience;

•	competition for assets, materials, people, and capital;

•	risks related to investors attempting to effect change;

•	our ability to successfully complete mergers, acquisitions, and divestitures;

•	our ability to pay dividends and make share repurchases; and

•	any of the other risks and uncertainties discussed in Devon’s 2021 Annual Report on Form 10-K (the “2021 Form 10-K”) or other SEC filings.

The forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement, represent management’s current reasonable expectations as of the date of this Proxy Statement and are subject to the risks and uncertainties identified above as well as those described in the 2021 Form 10-K

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FORWARD-LOOKING STATEMENTS (cont’d)

and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2021 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events, or otherwise.

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APPENDIX A

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes the non-GAAP financial measures of “Free Cash Flow,” “Adjusted Capital Expenditures” and “Cash Return on Capital Employed.” These measures were used as components of the Company’s performance scorecard for purposes of determining the performance cash bonuses for 2021. Non-GAAP measures are not alternatives to GAAP measures, and you should not consider non- GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Set forth below is additional information regarding these measures.

Note that the financial measures considered by the Committee when determining the performance cash bonuses for 2021 were based on the Company’s best reasonable estimates available at the time of the applicable Committee meeting in January 2022. Although the actual results varied from such estimates in certain instances, none of the variances were material in amount or significance.

Free Cash Flow and Adjusted Capital Expenditures

For purposes of determining the Company’s performance cash bonuses for 2021, Free Cash Flow means total operating cash flow adjusted for balance sheet changes and less total Adjusted Capital Expenditures. The Adjusted Capital Expenditure amount represents accrued capital and is adjusted for certain capital reimbursements the Company received with respect to joint venture activity. A detailed reconciliation of Free Cash Flow and Adjusted Capital Expenditures is provided below.

(dollar amounts in millions)	2021

Cash flow from operating activities (GAAP)	$4,899

Changes in assets and liabilities, net	116

Capital expenditures (accrued) (GAAP)	(1,998)

Joint venture capital reimbursements	7

Adjusted capital expenditures (accrued) (Non-GAAP)	(1,991)

Free Cash Flow (Non-GAAP)	$3,024

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APPENDIX A

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (cont’d)

Cash Return on Capital Employed

We define Cash Return on Capital Employed, or CROCE, as the quotient of an adjusted cash flow metric over the average capital employed. The adjusted cash flow metric is the sum of cash flow from operating activities, adjusted for balance sheet changes, plus after-tax net financing costs. Average capital employed is the average of the capital employed as of the beginning and ending of the relevant period, with capital employed calculated as the sum of short and long-term debt plus stockholders’ equity attributable to Devon less cash and cash equivalents. The beginning balance of capital employed is calculated pro forma for the Merger, which closed on January 7, 2021. A detailed calculation of Cash Return on Capital Employed is provided below, which includes reconciliations to the most directly comparable GAAP measures.

(dollar amounts in millions)	2021

Cash Return on Capital Employed (CROCE) (Non-GAAP)
Cash flow from operating activities (GAAP)	$4,899

Changes in assets and liabilities, net	116

Cash flow from operating activities before B/S changes (Non-GAAP)	5,015

Net financing costs (GAAP)	329

Gain on early retirement of debt	30

Noncash net premium (discount) accretion	44

Adjusted net financing costs (Non-GAAP)	403

Tax benefit imputed (based on 23%)	(93)

After-tax net financing costs (Non-GAAP)	310

Adjusted cash flow (Non-GAAP) (1) - (a)	$5,325

Total capitalization - beginning balance:

Short and long-term debt (GAAP) - Devon Legacy	$4,298

Debt assumed in merger (GAAP)	3,562

Total short and long-term debt (GAAP)	7,860

Total stockholders’ equity attributable to Devon (GAAP) - Devon Legacy	2,885

Equity consideration in merger (GAAP)	5,432

Total stockholders’ equity attributable to Devon (GAAP)	8,317

Cash, cash equivalents and restricted cash (GAAP) - Devon Legacy	(2,237)

Cash, cash equivalents and restricted cash acquired in merger (GAAP)	(344)

Total cash, cash equivalents and restricted cash (GAAP)	(2,581)

Total capitalization - beginning balance (Non-GAAP)	$13,596

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APPENDIX A

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (cont’d)

(dollar amounts in millions)	2021

Total capitalization - ending balance:

Short and long-term debt (GAAP)	$6,482

Total stockholders’ equity attributable to Devon (GAAP)	9,262

Cash, cash equivalents and restricted cash (GAAP)	(2,271)

Total capitalization - ending balance (Non-GAAP)	$13,473

Average total capitalization (Non-GAAP) (2) - (b)	$13,535

CROCE (Non-GAAP) - (a) / (b)	39%

(1)	Sum of cash flow from operating activities before balance sheet changes, and after-tax net financing costs.

(2)	Average of the beginning and ending total capitalization balances.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN

DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

Effective as of June 8, 2022

ARTICLE I

PURPOSE

SECTION 1.1    Purpose. The Devon Energy Corporation 2022 Long-Term Incentive Plan is established by Devon Energy Corporation (“the Company”) to create incentives designed to provide meaningful share ownership opportunities that align Participants’ long-term interests with those of our stockholders, emphasize long-term performance results, and promote retention of Participants. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units and SARs to Eligible Employees and the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company in a changing and competitive environment and to help further align the interests of Eligible Employees and Eligible Directors with those of the Company’s stockholders. The Company does not intend to use all incentive vehicles at all times for each Participant but will selectively grant Awards to Participants to achieve long-term goals.

SECTION 1.2    Establishment. The Plan is effective June 8, 2022, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (“the Effective Date”). If the Plan is not so approved at such meeting, then the Predecessor Plan as in effect immediately prior to the Effective Date shall remain in effect. The authority to issue Awards under the Plan will terminate on June 8, 2032, and the remaining terms of the Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION 1.3    Shares Subject to the Plan.

(a)    Subject to the limitations set forth in the Plan, Awards may be made under the Plan for a total of 27,500,000 shares of Common Stock, plus the number of shares of Common Stock available for issuance as of the Effective Date under the Predecessor Plan, including the shares of Common Stock subject to outstanding awards under the Predecessor Plan that are transferred to the Plan in accordance with the provisions of subsection (b) below.

(b)    The Plan shall serve as the successor to the Predecessor Plan, and no further grants shall be made under the Predecessor Plan on or after the Effective Date. All awards outstanding under the Predecessor Plan on the Effective Date shall be transferred to the Plan at that time and shall be treated as outstanding awards under the Plan. However, each outstanding award so transferred shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards with respect to their acquisition of shares of Common Stock thereunder.

(c)    Any shares granted as Options or SARs shall be counted against the share limit set forth in subsection (a) above as one share for each share granted. Any shares granted under Awards other than Options or SARs shall be counted against this limit as 1.74 shares for each share granted; provided, further, that a maximum of 27.5 million shares of Common Stock of the total shares of Common Stock authorized under this Section 1.3 may be granted as Incentive Stock Options.

(d)    The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article X.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

(e)    Notwithstanding the preceding provisions of this Section 1.3:

(i)      Effective as of the WPX Merger Closing Date, the number of Awards that were available under the Predecessor Plan were increased by 2,007,033 shares of Common Stock (the “WPX Plan Share Reserve”), which shares shall not be subject to the provisions of subsection (c) above.

(ii)     Awards made out of the WPX Share Reserve may be granted only to WPX Reserve Eligible Employees.

(iii)    No Award may be granted out of the WPX Share Reserve after May 22, 2023.

(iv)    For purposes of Section 4.1(c), any shares of Common Stock made subject to an Award granted out of the WPX Plan Share Reserve shall be credited back to the WPX Plan Share Reserve.

(v)     All Awards granted out of the WPX Plan Share Reserve may be Incentive Stock Options.

(vi)    For purposes of this subsection (e),

(1)    “WPX Merger Closing Date” means the date of consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 26, 2020, by and among the Company, East Merger Sub, Inc. and WPX Energy, Inc.

(2)    “WPX Reserve Eligible Employees” means (I) those individuals employed by or otherwise providing services to WPX Energy, Inc. or its affiliates immediately before the Merger Closing Date and (II) those individuals who are hired by, or otherwise first become service providers to, the Company or its Affiliated Entities on or after the WPX Merger Closing Date.

ARTICLE II

DEFINITIONS

SECTION 2.1    “Account” means the recordkeeping account established by the Company that will be utilized to track an Award of Restricted Stock Units, dividends or dividend equivalents or certain other cash-payable Awards to a Participant.

SECTION 2.2    “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership, company or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

SECTION 2.3    “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit or SAR granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, SAR, Restricted Stock Award or Restricted Stock Unit granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

SECTION 2.4    “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

SECTION 2.5    “Board” means the Board of Directors of the Company.

SECTION 2.6    “Change in Control Event” means the occurrence of any one of the following events:

(a)    the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(b)    any person is or becomes a “beneficial owner” (as such meaning is set forth in Rule 13d-3 under the Exchange Act), directly or indirectly, of Company securities representing 30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then-outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this subsection (b) shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(c)    the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate (a “Sale”), unless:

(i)      immediately following the consummation of the Reorganization or Sale, the holders of the Company’s shares of Common Stock hold or receive in such Reorganization more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company (in either case, “the Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“the Parent Corporation”),

(ii)     no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

(iii)    at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)    the Company’s stockholders consummate a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided,

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

however, if, following such acquisition by the Company, such person becomes the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control Event shall then occur. In addition, if a Change in Control Event occurs pursuant to paragraph 2.9(b) above, no additional Change in Control Event shall be deemed to occur pursuant to paragraph 2.9(b) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

Solely with respect to any Award that the Committee determines to be subject to Section 409A of the Code (and not excepted therefrom) and a Change in Control Event is a distribution event for purposes of an Award, the foregoing definition of Change of Control Event shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control Event only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Notwithstanding anything herein to the contrary, for the avoidance of doubt, when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of Company securities, such partnership, syndicate or group shall be deemed a “person” for purposes of this definition.

SECTION 2.7    “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.8    “Committee” shall have the meaning set forth in Section 3.1.

SECTION 2.9    “Common Stock” means the common stock, par value $0.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article X.

SECTION 2.10    “Compensation Committee” means the Compensation Committee of the Board.

SECTION 2.11    “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.12    “Effective Date” shall have the meaning set forth in Section 1.2.

SECTION 2.13    “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.14    “Eligible Director” means any member of the Board who is not an employee of the Company, an Affiliated Entity or any Subsidiary.

SECTION 2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.16    “Executive Officer Participants” means Participants who are (1) employees of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee and (2) subject to Section 16(a) of the Exchange Act and the rules promulgated thereunder.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

SECTION 2.17    “Fair Market Value” means (a) during such time as the Common Stock is listed upon the New York Stock Exchange or any other national stock exchange on which the Common Stock is listed, the closing market price per share of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the following day on which there was a sale of such Common Stock; (b) during any such time as the Common Stock is not listed on a national stock exchange, the mean between the last reported “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined; or (c) during any such time as the Common Stock cannot be valued pursuant to (a) or (b) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

SECTION 2.18    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

SECTION 2.19     “Incumbent Directors” means the members of the Board on the Effective Date; provided, however, that (a) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (b) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (“Election Contest”), pursuant to any proxy access procedures for stockholders included in the Company’s organizational documents, or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; provided further, however, that when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of Company securities, such partnership, syndicate or group shall be deemed a “person” for purposes of this definition.

SECTION 2.20    “Non-Executive Officer Participants” means Participants who are not subject to Section 16(a) of the Exchange Act and the rules promulgated thereunder.

SECTION 2.21    “Nonqualified Stock Option” means an Option which is not intended to qualify as an Incentive Stock Option.

SECTION 2.22    “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.23    “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee, or an Eligible Director to whom an Award has been granted by the Board under the Plan.

SECTION 2.24    “Performance-Based Award” means a performance-based Restricted Stock Award or performance-based Restricted Stock Unit granted under the Plan to an Eligible Employee in accordance with Article IX.

SECTION 2.25    “Plan” means this Devon Energy Corporation 2022 Long-Term Incentive Plan, as amended from time to time.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

SECTION 2.26    “Predecessor Plan” means the Devon Energy Corporation 2017 Long-Term Incentive Plan, as originally adopted by the Board via Written Consent on April 7, 2017, and subsequently approved by the stockholders of the Company on June 7, 2017.

SECTION 2.27    “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.

SECTION 2.28    “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.29    “Restricted Stock Unit” means an Award granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.30    “Restriction Period” means the period when a Restricted Stock Award or Restricted Stock Unit is subject to forfeiture based upon continued employment over a period of time, the achievement of performance criteria, the occurrence of other events and/or the satisfaction of nondisclosure and protection of business provisions as determined by the Committee, in its discretion.

SECTION 2.31    “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article VIII of the Plan.

SECTION 2.32    “Secretary” means the corporate secretary of the Company duly elected by the Board.

SECTION 2.33     “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

SECTION 2.34    “10% Stockholder” means an employee of the Company or its Subsidiary who, as of the date on which an Incentive Stock Option is granted to such employee, owns more than ten percent (10%) of the total combined voting power of all classes of shares of Common Stock then issued by the Company or any of its Subsidiaries.

ARTICLE III

ADMINISTRATION

SECTION 3.1    Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan,” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan,” which is limited to Executive Officer Participants and a “Non-Employee Director Participant Plan,” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units.

The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

The Executive Officer Participant Plan shall be administered by the Compensation Committee.

With respect to the Non-Employee Director Plan, the Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, SARs, Restricted Stock Units or Restricted Stock Awards to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.

With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and the Regular Award Committee, as authorized by the Compensation Committee, and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean only the Compensation Committee.

The Compensation Committee shall consist solely of two or more members of the Board who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) of the Exchange Act and (ii) “independent directors” as determined in accordance with the independence standards established by the New York Stock Exchange or any other national stock exchange on which the Common Stock is at the time primarily traded.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a)    Select Eligible Employees to participate in the Plan.

(b)    Determine the time or times when Awards will be made.

(c)    Determine the form of an Award, whether an Option, Restricted Stock Award, Restricted Stock Unit or SAR, the number of shares of Common Stock or Restricted Stock Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)    Determine whether Awards will be granted singly or in combination.

(e)    Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f)     Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2    Compensation Committee to Make Rules and Interpret Plan. The Committee, in its sole discretion, shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1    Grant of Awards. Awards granted under the Plan shall be subject to the following conditions:

(a)    Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options and SARs to any Eligible Employee in any calendar year may not exceed 3,000,000.

(b)    Subject to Article X, (i) the aggregate number of shares of Common Stock made subject to the grant of Performance-Based Awards (payable in shares of Common Stock) in any calendar year may not exceed 1,500,000 shares of Common Stock (based on a maximum Award level on the Date of Grant) and (ii) the aggregate amount of cash made subject to the grant of Performance-Based Awards (payable in cash) in any calendar year may not exceed $15,000,000 (based on a maximum Award level on the Date of Grant).

(c)    If any shares of Common Stock covered by an Award granted under the Plan, the Predecessor Plan or any other Devon Energy Corporation long-term incentive plans, or to which such an Award relates, are forfeited, or an Award (or any portion thereof) otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares of Common Stock covered by such Award, or to which such Award relates, or the number of shares of Common Stock otherwise counted against the aggregate number of shares of Common Stock with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become shares of Common Stock with respect to which Awards may be granted under the Plan and shall not reduce the shares authorized under Section 1.3. Shares of Common Stock which are (i) tendered in payment of the exercise price or grant price of an Option or SAR, as applicable, (ii) not issued upon the settlement of SARs, (iii) tendered or withheld by the Company in payment of federal, state or local withholding taxes, (iv) repurchased by the Company using Option exercise proceeds, or (v) not issued or delivered as a result of the net settlement of an outstanding SAR or Option, shall not become available again for issuance under the Plan or be added back to the shares authorized under Section 1.3. Any Award (or any portion thereof) settled in cash will not be counted against, or have any effect upon, the number of shares of Common Stock available for issuance under the Plan.

(d)    Any shares of Common Stock under any Award that are granted in assumption of, or in substitution for, outstanding awards previously granted by a company or business acquired by the Company, a Subsidiary or an Affiliated Entity or with which the Company, a Subsidiary or an Affiliated Entity combines (“Substitute Awards”) shall not be applied to reduce the number of shares of Common Stock reserved under Section 1.3 of the Plan, but will be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(e)    Common Stock delivered by the Company in payment of an Award authorized under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f)    The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under the Plan shall be treated.

(g)    The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

(h)    Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

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DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

(i)      Restricted Stock Awards and Restricted Stock Units which vest based upon the Participant’s continued employment shall be limited in such a way that, (i) no portion of the Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the third anniversary of the Date of Grant; provided, however, that this limitation shall not: (a) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, (b) apply to grants of Restricted Stock Awards and Restricted Stock Units of up to 5% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 1.3(a) or (c) apply in the case of a termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. Notwithstanding the foregoing, any Restricted Stock Awards and Restricted Stock Units that are granted to an Eligible Director shall not vest earlier than the first anniversary of the Date of Grant, except in the case of (i) such Eligible Director’s termination of service due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event and (ii) Awards to Eligible Directors which have a vesting period tied to the Company’s annual stockholder’s meeting, a vesting period will be deemed to be one year if it runs from the date of the annual stockholder’s meeting of the Company to the next annual stockholders meeting of the Company.

(j)      Restricted Stock Awards and Restricted Stock Units which vest based upon performance standards shall require that the performance period must be a period of at least twelve months, except in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event.

(k)     Notwithstanding the foregoing and any other provision of the Plan, except for adjustments as provided in Article X or in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Company securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control Event, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other Company securities, or similar transaction(s)), the terms of outstanding Options or SARs may not be (i) amended to reduce the exercise price or grant price of such outstanding Options or SARs, as applicable, or (ii) cancelled in exchange for cash, other Awards or Options or SARs with an exercise price or grant price that is less than the exercise price or grant price of the original Options or SARs, as applicable, without obtaining stockholder approval.

(l)      Eligible Directors may only be granted Nonqualified Stock Options, SARs, Restricted Stock Awards and/or Restricted Stock Units under the Plan.

(m)    Subject to Article XI, no Eligible Director may be granted, in any one calendar year, Awards with an aggregate maximum value, calculated as of their respective Dates of Grant, of more than $750,000.

(n)     The maximum term of any Award shall be eight years.

(o)     Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Award.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

ARTICLE V

STOCK OPTIONS

SECTION 5.1    Grant of Options. The Committee may grant Options to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding such designations, to the extent that an Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonqualified Stock Option. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2    Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a)    Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant. In the case of an Incentive Stock Option granted to a 10% Stockholder, the per share exercise price shall be no less than 110% of the Fair Market Value per share of the Common Stock on the Date of Grant.

(b)    Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (iii) by the withholding of shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price; (iv) pursuant to procedures approved by the Committee, through the sale of the shares acquired on exercise of the Option through a broker-dealer acting on behalf of the Participant; (v) a combination of the foregoing; or (vi) by such other method as the Committee may approve.

(c)    Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Company or its designee of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d)    Other Terms and Conditions. No portion of the Option will vest prior to the first anniversary of the Date of Grant; provided, however, that this limitation shall not: (i) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, (ii) apply to Options to purchase up to 5% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 1.3(a) shares of Common Stock or (iii) apply in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. In addition, other conditions that may be imposed by the Committee, if deemed appropriate, include those relating to (i) the

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business provisions.

(e)    Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary. No Incentive Stock Option will be exercisable more than five years from the Date of Grant in the case of an Incentive Stock Option granted to a 10% Stockholder. The terms of any Incentive Stock Option shall be subject in all respects to the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that an Option initially designated as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall thereafter be treated as a Nonqualified Stock Option.

(f)     Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)    Stockholder Rights. Participants shall not have any rights as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option. In no event shall dividends or dividend equivalents be granted with respect to Options.

SECTION 5.3    Cash Out Rights. With respect to any Options granted to Eligible Employees pursuant to Section 5.1, the Committee may include in the Eligible Employee’s Award Agreement the right to surrender the Option once vested. In the event that an Option surrender right is authorized, the Award Agreement shall provide that, upon the vesting of an Option, the holder thereof shall be entitled to, at his or her option:

(a)    Exercise such Option, in whole or in part, in accordance with the procedures specified in Section 5.2; or

(b)    Surrender such Option, in whole or in part, by notice to the Company or its designee of such surrender stating the election to surrender in the form and manner determined by the Committee and a request for payment of the Cash-Out Amount where:

“Cash-Out Amount” means an amount of cash equal to the amount by which the aggregate Fair Market Value of the Common Stock subject to the Option exceeds the aggregate Exercise Price under the Option.

Payment of the Cash-Out Amount shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1    Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Awards may constitute Performance-Based Awards, as described in Article IX hereof. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may grant a Restricted Stock Award to an Eligible Director, subject

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

to the provisions of the Plan and such other terms and conditions as it may determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

SECTION 6.2    Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

SECTION 6.3    Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

SECTION 6.4    Restriction on Transfer. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable, including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing shares of Common Stock covered by a Restricted Stock Award to give appropriate notice of such restrictions.

SECTION 6.5    Stockholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares. At the discretion of the Committee, dividends or other distributions with respect to an unvested Restricted Stock Award may be withheld by the Company and credited to the Participant’s Account; provided that any such dividends or other distributions shall vest only if and to the extent that the underlying Restricted Stock Award vests, as determined by the Committee. Any dividends or distributions so withheld by the Committee and attributable to any particular share of a Restricted Stock Award shall be subject to the same restrictions on transferability as the shares of the Restricted Stock Award with respect to which they were paid, and, if such shares are forfeited, the Participant shall have no right to such dividends or distributions. For the avoidance of doubt, in no event shall dividends or other distributions with respect to a Restricted Stock Award be paid to a Participant unless and until the underlying Award vests.

SECTION 6.6    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to the Restricted Stock Award, such Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service in accordance with the regulations under Section 83(b) of the Code. The Committee may, in its discretion, provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to such Award under Section 83(b) of the Code.

ARTICLE VII

RESTRICTED STOCK UNITS

SECTION 7.1    Grant of Restricted Stock Units. The Committee may grant Restricted Stock Units to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units may constitute Performance-Based Awards, as described in Article IX hereof.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

The Board may grant Restricted Stock Units to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units are generally similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Date of Grant. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.

SECTION 7.2    Conditions of Restricted Stock Units. The grant of a Restricted Stock Unit shall be subject to the following:

(a)    Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Award of Restricted Stock Units or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse and the Award shall be paid as specified in Section 7.2(c) below

(b)    Restriction on Transfer. Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise.

(c)    Form of Payment. Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares as established by the Committee in the Award Agreement, no later than March 15 of the year following the year in which the lapse of the Restriction Period occurs, unless otherwise required by applicable law.

(d)    Stockholder Rights. During the Restriction Period, Participants shall not have any rights as a stockholder of the Company with respect to an Award of Restricted Stock Units and shall have no right to vote such Restricted Stock Units, but the Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents on Restricted Stock Units subject to a Restriction Period that lapses as a result of the achievement of a performance condition shall be deferred until and paid contingent upon the achievement of the applicable performance condition. Any such dividend equivalent on Restricted Stock Units shall be subject to the same restrictions on transferability as the shares underlying the Restricted Stock Units, and, if such shares are forfeited, the Participant shall have no right to such dividend equivalents. For the avoidance of doubt, in no event shall dividend equivalents with respect to a Restricted Stock Unit Award be paid to a Participant unless and until the underlying Restricted Stock Unit Award vests.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

SECTION 8.1     Grant of SARs. The Committee may grant a SAR to any Eligible Employee, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine. The Board may grant a SAR to any Eligible Director, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option, subject to the limitations of Section 8.3. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR. In no event shall dividends or dividend equivalents be granted with respect to a SAR.

SECTION 8.2    Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement, provided that no portion of the SARs shall vest prior to the first anniversary of the Date of Grant, except in the case of death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 8.3    Tandem Awards. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.

ARTICLE IX

PERFORMANCE-BASED AWARDS

SECTION 9.1     Generally. Performance-Based Awards may be based on the achievement of one or more of the business criteria, as determined by the Committee, including, without limitation, those criteria described in Section 9.2 below.

SECTION 9.2    Business Criteria. The Committee may use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; cash return on capital employed; and return on net assets); book value; operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT, EBITDA or EBITDAX; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; inventory turns; and other financial, operational, strategic or individual performance criteria. Such business criteria may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent, Subsidiary or Affiliated Entity. Performance may also be measured on an absolute basis, relative to internal business plans, or based on growth. As may be applicable, they may also be measured in aggregate or on a per-share basis. Business criteria need not be uniform as among Participants.

In setting the business criteria with respect to Performance-Based Awards, the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s periodic reports filed under the Exchange Act, including but not limited to acquisition or merger and integration costs, and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in establishing the business criteria.

SECTION 9.3    Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing: (i) the business criteria applicable to a given period, (ii) the method for computing the amount of compensation payable to the Participant if such business criteria is achieved and (iii) the individual employees or class of employees to which such performance goals apply.

SECTION 9.4    Certification of Performance. As soon as administratively practicable following the completion of the performance period, and on or prior to March 15 of the year following the year in which the performance period ends, the Committee shall certify in writing the actual levels at which the objective

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DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

business criteria applicable to Performance-Based Award for that period (and other material terms) have been attained and determine, on the basis of such certified levels, the actual amount to be paid to each Participant for that performance period.

ARTICLE X

STOCK ADJUSTMENTS; CHANGE IN CONTROL EVENT

SECTION 10.1    Stock Adjustments. In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another entity (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. Any adjustments to Options or SARs shall be made in accordance with the requirements of Section 422 and Section 409A of the Code, to the extent applicable. Notwithstanding, for each Option or SAR with an exercise price or grant price, as the case may be, greater than the consideration offered in connection with any transaction or event described herein, the Committee may, in its sole discretion, elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, the Award limits set forth in Section 4.1, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

SECTION 10.2    Change in Control Event.

Notwithstanding anything to the contrary in this Plan, the following provisions shall apply in connection with a Change in Control Event:

(a)    Awards Assumed by Successor:

(i)

Upon the occurrence of a Change in Control Event, any Awards that are Assumed (as defined in Section 10.2(a)(v)) by the entity effecting the Change in Control Event shall continue to vest and become exercisable in accordance with the terms of the original grant unless, during the two-year period commencing on the date of the Change in Control Event (“Post-CIC Period”):

(A)	the Participant is involuntarily terminated for reasons other than for Cause (as defined in Section 10.2(a)(iii)); or

(B)	the Participant terminates his or her employment for Good Reason (as defined in Section 10.2(a)(iv)).
(ii)

If a Participant’s employment is terminated as described in Section 10.2(a)(i)(A) or (B), on the date of termination of employment any outstanding Options and SARs shall become fully vested and exercisable and any time-based vesting restrictions that apply to Awards shall lapse and become fully vested.

(iii)

Solely for purposes of this Section 10.2(a), “Cause” shall mean the definition of “Cause” provided in any individual written employment or severance agreement between the Participant and the Company or, if none, that the Participant shall have:

(A)	committed a willful or grossly negligent violation of a policy of the Company or any Subsidiary or Affiliated Entity;

(B)

engaged in a willful and continued failure to substantially perform the Participant’s duties with the Company or any Subsidiary or Affiliated Entity (other than any such failure resulting from incapacity due to physical or mental illness); or

(C)	engaged in willful or grossly negligent misconduct that is injurious to the Company or any Subsidiary or Affiliated Entity, monetarily or otherwise.

(iv)

Solely for purposes of this Section 10.2(a), “Good Reason” shall mean the definition of “Good Reason” provided in any written individual employment or severance agreement between the Participant and the Company or, if none, the occurrence, during the Post-CIC Period, of any of the following events without the Participant’s written consent:

(A)	the assignment to, or reduction of, duties that are adversely inconsistent with the Participant’s job title, position and/or status with the Company immediately prior to the Change in Control Event;

(B)	an aggregate reduction by 15% or more of the sum of the Participant’s base salary plus actual or potential target cash bonus;

(C)

the Company fails to obtain a satisfactory agreement from the acquiring company or any successor to the Company to assume or expressly and agree perform the Company’s severance plan and/or any individual employment or severance agreement between the Company and the Participant;

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

(D)	the relocation of the Participant’s principal location of work to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control Event; or

(E)	the failure to pay the Participant any compensation within 14 days of the date such compensation is first due and payable;

provided, however, that, Good Reason exists only if (1) the Participant provides the Company or the acquiring company, as the case may be, with written notice, within 90 days of the date the event or condition first arises, that sets forth in reasonable detail the event or condition giving rise to Good Reason; (2) the Company or the acquiring company, as the case may be, fails to cure such event or condition within 30 days of the date it receives the written notice set forth in clause (1); and (3) the Participant terminates employment within 30 days after the expiration of the cure period described in clause (2); and further provided, however, that the Participant’s failure to provide notice of, or to resign following, the occurrence of the event or condition will not waive the Participant’s right to provide notice of and resign following a separate and distinct event or condition that independently gives rise to Good Reason.

(v)	For purposes of this Section 10.2(a), an Award shall be considered assumed (“Assumed”) if each of the following conditions are met:

(A)

Options, SARs and other Awards (to the extent such other Awards are payable in cash and not subject to performance goals) are converted into replacement awards in a manner that complies with Section 409A;

(B)

Restricted Stock Unit and Restricted Stock Awards that are not subject to performance goals are converted into replacement awards covering a number of shares of the entity effecting the Change in Control Event (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of Common Stock covered by the Awards; provided, that to the extent that any portion of the consideration received by holders of shares of Common Stock in the Change in Control Event transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change in Control Event;

(C)

All Awards subject to Performance Goals are converted into replacement time-based vesting awards that preserve the value of such Awards based on the greater of (1) the target level of the Award, and (2) the level of actual performance achieved, as measured and calculated by the Committee as of the date of the Change in Control Event pursuant to a shortened performance period ending on the date of the Change in Control Event;

(D)

The replacement awards contain provisions for scheduled vesting (including, with respect to Awards in 10.2(a)(v)(C), such replacement awards have a time-based vesting date that does not extend beyond the later of the last day of the performance period or the end of such additional time-based vesting period as set forth in such Award prior to the Change in Control Event) and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the

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DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

Participant than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying awards; and

(E)	The security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

(b)    Awards Not Assumed by Successor:

(i)      Upon the occurrence of a Change in Control Event, if any Awards are not Assumed by the entity effecting the Change in Control Event, then, on the date of the Change in Control Event, Options and SARs shall become fully vested and exercisable, any time-based vesting restrictions that apply to Awards shall lapse, and any Awards that are subject to performance goals shall immediately be determined and deemed to have been earned on a pro rata basis, with such pro ration determined based upon an assumed achievement of all relevant performance goals at the greater of (1) “target” level of the Award, and (2) the level of actual performance achieved, as measured and calculated by the Committee as of the date of the Change in Control Event pursuant to a shortened performance period ending on the date of the Change in Control Event, and the amount payable based upon the length of time within the performance period that has elapsed prior to the Change in Control Event.

(ii)     For each Option and SAR, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change in Control Event transaction and the exercise price of the applicable Option or SAR, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Common Stock. Any Option or SAR with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change in Control Event shall be cancelled for no additional consideration.

(iii)    The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change in Control Event transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Common Stock equal to the number of Restricted Stock Units and other Awards, and/or shares subject to the Restricted Stock Award and the number of shares of Common Stock payable under Section 10.2(b)(i) for Awards subject to performance goals.

(iv)    The payments contemplated by Sections 10.2(b)(ii) and 10.2(b)(iii) shall be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change in Control Event.

ARTICLE XI

GENERAL

SECTION 11.1    Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article IX), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan. The termination of the Plan shall not impair the power and authority of the Committee

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

with respect to outstanding Awards. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

SECTION 11.2    Non-transferability of Awards. Awards may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), an Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Award contrary to the provisions hereof, shall be null and void and without effect. However, in the event of a Participant’s death, an Award may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of the Plan and the applicable Award Agreement.

SECTION 11.3    Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may, in its discretion, allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge to the Company with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 11.4    Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are materially adverse to the Participant shall require the Participant’s consent.

SECTION 11.5    Regulatory Approval and Listings. The Company shall use its reasonable efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under the Plan prior to:

(a)    the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)    the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

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DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

(c)    the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 11.6    Foreign Laws. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may grant Awards to individual participants who are foreign nationals, who are employed by the Company, any Subsidiary or any Affiliated Entity outside of the United States, who provide services to the Company under an agreement with a foreign nation or agency or who are otherwise subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary or appropriate to accommodate differences in local law, tax policy or custom, to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws and to allow for tax-preferred treatment of Awards. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) and modify exercise procedures, and other terms and procedures, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments, restatements, sub-plans or modifications, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 11.6 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

SECTION 11.7    Company Policies. All Awards granted under the Plan shall be subject to Section 11.18, share trading policies and other policies that may be implemented by the Board or the Company from time to time.

SECTION 11.8    Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of the Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 11.9    Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.

SECTION 11.10    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company, its Subsidiaries or its Affiliated Entities and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

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DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

SECTION 11.11    Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 11.12    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable federal law.

SECTION 11.13    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 11.14    Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 11.15    Section 409A Considerations. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

SECTION 11.16    Disclaimer. Notwithstanding any provision of the Plan to the contrary, (a) none of the Company, the Board or the Committee warrants that any Award under the Plan will qualify for favorable tax

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APPENDIX B

DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN (cont’d)

treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Board, or the Company, its Subsidiaries or its Affiliated Entities (or any of their respective employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of 409A of the Code or any other applicable law for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

SECTION 11.17    No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 11.18    Clawback. All Awards under the Plan shall be subject to the Company’s clawback policy and any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted from time to time by the Board (or a committee designated by the Board). The Board (or a committee designated by the Board) shall have discretion with respect to any such clawback or recoupment policy to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, policy, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a parent or a subsidiary of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Award or amounts paid under the Plan subject to clawback pursuant to such law, securities exchange listing standard or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such award or amounts paid from a Participant’s accounts, or pending or future compensation or Awards under the Plan.

B-23	Commitment Runs Deep

www.devonenergy.com
NYSE: DVN

UNITED WAY'S
FILL the
SCHOOL SUPPLY

Commitment Runs Deep

devon DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DVN2022 You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Devon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D77110-P66383 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DEVON ENERGY CORPORATION For All Withhold All For All Except The Board of Directors recommends a vote "FOR" the nominees listed in Agenda Item 1. 1. Election of Directors ☐ ☐ ☐ Nominees: 01) Barbara M. Baumann 02) John E. Bethancourt 03) Ann G. Fox 04) David A. Hager 05) Kelt Kindick 06) John Krenicki Jr. 07) Karl F. Kurz 08) Robert A. Mosbacher, Jr. 09) Richard E. Muncrief 10) Duane C. Radtke 11) Valerie M. Williams To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. The Board of Directors recommends a vote "FOR" Agenda Item 2. For Against Abstain 2. Ratify the selection of the Company's Independent Auditors for 2022. ☐ ☐ ☐ The Board of Directors recommends a vote "FOR" Agenda Item 3. 3. Advisory Vote to Approve Executive Compensation. ☐ ☐ ☐ The Board of Directors recommends a vote "FOR" Agenda Item 4. 4. Approve the Devon Energy Corporation 2022 Long-Term Incentive Plan. ☐ ☐ ☐ 5. OTHER MATTERS Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign. Trustees, administrators, etc. should include their title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting The following proxy materials are available at www.proxyvote.com: ● Notice and Proxy Statement ● Annual Report on Form 10-K D77111-P66383 DEVON ENERGY CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints Richard E. Muncrief and Christopher J. Kirt, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held virtually at www.virtualshareholdermeeting.com/DVN2022, on Wednesday, June 8, 2022 at 8:00 a.m. Central Time. The Board of Directors recommends a vote "FOR" Agenda Items 1, 2, 3 and 4 as set forth on the reverse side WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Do not return your Proxy Card if you are voting by telephone or Internet. TO BE SIGNED ON REVERSE SIDE